   As filed with the Securities and Exchange Commission on February 12, 2001
                                                  Registration No. 333-51934
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  ------------

                                AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                           First BancTrust Corporation
--------------------------------------------------------------------------------
        (Name of Small Business Issuer in Its Articles of Incorporation)


     Delaware                                 6711                              37-1406661
-------------------------------------------------------------------------------------------------
(State or Jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)             Identification No.)


                            206 South Central Avenue
                              Paris, Illinois 61944
                                 (217) 465-6381
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                 Terry J. Howard
                      President and Chief Executive Officer
                           First BancTrust Corporation
                            206 South Central Avenue
                              Paris, Illinois 61944
                                 (217) 465-6381
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:



             Kevin M. Houlihan, Esq.               Lori Beresford, Esq.
               Stephen M. Ege, Esq.             Muldoon, Murphy & Faucette
      Elias, Matz, Tiernan & Herrick L.L.P.    5101 Wisconsin Avenue, N.W.
        734 15th Street, N.W., 12th Floor         Washington, D.C. 20016
              Washington, D.C. 20005                  (202) 362-0840
                  (202) 347-0300

                              ---------------------

        APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF                                     PROPOSED MAXIMUM           PROPOSED MAXIMUM            AMOUNT OF
      SECURITIES TO BE             DOLLAR AMOUNT               OFFERING PRICE               AGGREGATE              REGISTRATION
         REGISTERED               TO BE REGISTERED               PER SHARE              OFFERING PRICE(1)               FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par            1,520,875 shares(2)                   $10.00                   $15,208,750               $3,803(3)
value $.01 per share
--------------------------------------------------------------------------------------------------------------------------------
Participation interests        229,071 shares                          --                            --                     (4)
--------------------------------------------------------------------------------------------------------------------------------

        (1) Estimated solely for the purpose of calculating the registration fee.
        (2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.

        (3)    Previously paid.



        (4) The securities of First BancTrust Corporation to be purchased by the First Bank & Trust Savings Bank 401(k) Plan are included in the amount shown for Common Stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS SUPPLEMENT

               INTERESTS IN THE FIRST BANK & TRUST RETIREMENT PLAN

                                       AND

       UP TO 229,071 SHARES OF COMMON STOCK OF FIRST BANCTRUST CORPORATION

    -------------------------------------------------------------------------

         First Bank & Trust, S.B. is converting from a mutual savings bank to a stock savings bank and forming a holding company, First BancTrust Corporation. We are offering shares of common stock of First BancTrust to the public at $10.00 per share, including the offer of up to 229,071 shares of common stock to participants in the First Bank 401(k) Plan.

         Participants in the First Bank 401(k) Plan may use their current account balances to purchase shares in the conversion. This prospectus supplement relates to the election of plan participants to direct the trustees of the 401(k) Plan to invest a portion of their 401(k) Plan account balances in common stock of First BancTrust.

         The prospectus dated February __, 2001, attached to this prospectus supplement, includes detailed information regarding the conversion, the common stock and the financial condition, results of operations and business of First Bank. This prospectus supplement provides information regarding the 401(k) Plan.

    -------------------------------------------------------------------------

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __ OF THE PROSPECTUS.

         THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE NOR ANY OTHER STATE OR FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         We have not authorized any person to give any information or to make any representations other than those contained in the prospectus or this prospectus supplement, and, if given or made, no one may rely on such information or representations as having been authorized by First BancTrust or the 401(k) Plan. This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

          The date of this prospectus supplement is February __, 2001.

         Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Illinois Office of Banks and Real Estate nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is unlawful.

         This prospectus supplement may be used only in connection with offers and sales by First BancTrust of interests or shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

         First BancTrust has not authorized any person to give any information or to make any representations other than those contained in the prospectus or this prospectus supplement, and, if given or made, no one may rely on such information or representations as having been authorized by First BancTrust or the 401(k) Plan. This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

          The date of this Prospectus Supplement is February __, 2001.

                                TABLE OF CONTENTS


                                                                                                             PAGE

THE OFFERING  ............................................................................................   S-1
              Securities Offered..........................................................................   S-1
              Election to Purchase the Common Stock in the Conversion.....................................   S-1
              Value of Participation Interests............................................................   S-1
              Method of Directing Transfer  ..............................................................   S-2
              Time for Directing Transfer in Connection with the Conversion...............................   S-2
              Irrevocability of Transfer Direction in Connection with the Conversion......................   S-2
              Direction to Purchase the Common Stock After the Conversion.................................   S-2
              Common Stock in the Conversion will be Purchased at $10.00 Per Share........................   S-3
              Nature of a Participant's Interest in the First BancTrust Common Stock......................   S-3
              Voting Rights of First BancTrust Common Stock...............................................   S-3
              Tender Rights of First BancTrust Bancorp Common Stock.......................................   S-3

DESCRIPTION OF THE PROFIT SHARING PLAN....................................................................   S-4
              Introduction................................................................................   S-4
              Eligibility and Participation...............................................................   S-4
              Contributions Under the Plan................................................................   S-4
              Limitations on Contributions................................................................   S-5
              Investment of Contributions.................................................................   S-6
              Vesting.....................................................................................   S-9
              Withdrawals and Distributions From the 401(k) Plan..........................................   S-9
              Nonalienation of Benefits...................................................................  S-10
              Administration of the Plan..................................................................  S-10
              Reports to Plan Participants................................................................  S-11
              Plan Administrator..........................................................................  S-11
              Amendment and Termination...................................................................  S-11
              Merger, Consolidation or Transfer...........................................................  S-11
              Federal Income Tax Consequences.............................................................  S-12
              ERISA and Other Qualification...............................................................  S-13
              Restrictions on Resale......................................................................  S-13
              SEC Reporting and Short-Swing Profit Liability..............................................  S-14

LEGAL OPINION ............................................................................................  S-15
CONTRIBUTION AND INVESTMENT FORM..........................................................................  S-16

                                  THE OFFERING


SECURITIES OFFERED

         The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, the trustees may acquire up to 229,071 shares of common stock for the First BancTrust Stock Fund. First BancTrust, the proposed holding company for First Bank, is the issuer of the common stock. Only employees of First Bank may participate in the 401(k) Plan. The interests offered under this prospectus supplement are conditioned on the consummation of the conversion. Your investment in the First BancTrust Stock Fund in connection with the conversion is subject to priorities set forth in the plan of conversion of First Bank.

         This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the conversion, the common stock and the financial condition, results of operations and business of First Bank. The address of the principal executive office of First Bank is 206 South Central Avenue, Paris, Illinois 61944. The telephone number of First Bank is (217) 465-6381.

ELECTION TO PURCHASE THE COMMON STOCK IN THE CONVERSION

         In connection with the conversion, the 401(k) Plan will now provide an additional investment option that will allow you to transfer a part of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the First BancTrust Stock Fund. If you elect to invest in the First BancTrust Stock Fund, the 401(k) Plan trustees will subscribe for the common stock offered for sale in connection with the conversion in accordance with your direction. In the event the conversion offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the conversion offering, the 401(k) Plan trustees will reallocate the amount not invested in common stock on a proportionate basis to the other investment options you have selected.

         All plan participants are eligible to direct a transfer of funds to the First BancTrust Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion of First BancTrust. Participants who had a savings account of $50.00 or more on June 30, 1999 at First Bank have first priority. No 401(k) Plan participants may purchase in the subscription offering more than $100,000 of the common stock.

VALUE OF PARTICIPATION INTERESTS

         As of December 31, 2000, the market value of the assets of the 401(k) Plan totaled $2,290,711. The plan administrator informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of December 31, 2000. The value of plan assets represents the past contributions to the 401(k) Plan by or on behalf of the participants of the 401(k) Plan, plus or minus earnings or losses on the contributions, less previous withdrawals.

METHOD OF DIRECTING TRANSFER

         If you want to use your 401(k) Plan funds to purchase common stock in the First BancTrust initial public offering, you must make a transfer of funds into the First BancTrust Stock Fund from the other investment funds in which your elective deferrals are invested. You must do this by completing the attached Contribution and Investment Form and submitting it to Terry J. Howard. The 401(k) Plan trustees will submit an order form on your behalf to purchase the maximum number of shares in the initial public offering that can be purchased with the funds you transferred to the First BancTrust Stock Fund. If you do not wish to make such an election at this time, you do not need to take any action.

TIME FOR DIRECTING TRANSFER IN CONNECTION WITH THE CONVERSION

         The deadline for submitting a direction to transfer amounts to the First BancTrust Stock Fund in connection with the conversion is _____, 2001. You should return the Contribution and Investment Form attached to this prospectus supplement to Terry J. Howard by 5:00 p.m., on ______, 2001.

IRREVOCABILITY OF TRANSFER DIRECTION IN CONNECTION WITH THE CONVERSION

         Your direction to transfer amounts credited to your account in the 401(k) Plan to the First BancTrust Stock Fund in connection with the conversion cannot be changed. Pending completion of the initial public offering, the funds you transfer to the First BancTrust Stock Fund will be held in an interest-bearing account at First Bank on the same terms as other subscribers in the initial public offering, as described in the attached prospectus.

DIRECTION TO PURCHASE THE COMMON STOCK AFTER THE CONVERSION

         After the conversion, you may direct the 401(k) Plan trustee to transfer a certain percentage of the net value of your interests in the other investment funds in the 401(k) Plan to the First BancTrust Stock Fund. Alternatively, you may direct the 401(k) Plan trustee to transfer a certain percentage of your interest in the First BancTrust Stock Fund to any of the other investment funds in the 401(k) Plan in accordance with the terms of the 401(k) Plan. You may direct the trustee to invest future contributions made to the 401(k) Plan on your behalf in the First BancTrust Stock Fund after January 1, 2002. Following your initial election, you may change the allocation of your interest in the First BancTrust Stock Fund as permitted by the 401(k) Plan. Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of First Bank, who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

COMMON STOCK IN THE CONVERSION WILL BE PURCHASED AT $10.00 PER SHARE

         The 401(k) Plan trustees will use the funds transferred to the First BancTrust Stock Fund to purchase shares of common stock in the conversion. The trustees will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the conversion. Post-conversion purchases of common stock in the First BancTrust Stock Fund will be made at prevailing market prices. These prices may be higher or lower than the conversion price of $10.00 per share of common stock.

NATURE OF A PARTICIPANT'S INTEREST IN FIRST BANCTRUST COMMON STOCK

         The trustees will hold First BancTrust common stock in the name of the 401(k) Plan. The trustees will allocate the shares of First BancTrust common stock acquired at your direction to your account under the 401(k) Plan. Your interest in the fund will be reported on your account statement in units and valued daily. In addition, your account will also be credited with a portion of any cash held in the First BancTrust Stock Fund. Therefore, earnings on your account will not be affected by the investment designations of other participants in the 401(k) Plan.

VOTING RIGHTS OF FIRST BANCTRUST COMMON STOCK

         The 401(k) Plan provides that you may direct the trustees as to how the trustees should vote any shares of First BancTrust common stock held by the First BancTrust Stock Fund Trust and credited to your account. If the trustees do not receive your voting instructions, First BancTrust can direct the trustees to vote your shares in the same manner as the shares of common stock for which instructions were given. All voting instructions will be kept confidential.

TENDER RIGHTS OF FIRST BANCTRUST BANCORP COMMON STOCK

         If there is a tender offer for First BancTrust common stock, the 401(k) Plan provides that you may direct the trustees as to whether the trustees should tender any shares of First BancTrust common stock held by the First BancTrust Stock Fund Trust and credited to your account. If the trustees do not receive tender instructions, the trustees will tender a percentage of your shares equal to the percentage of your shares of First BancTrust common stock held in the First BancTrust Stock Fund for which favorable tender instructions were received. The remaining shares of First BancTrust common stock held in the First BancTrust Stock Fund will not be tendered. All tender instructions will be kept confidential.

                     DESCRIPTION OF THE PROFIT SHARING PLAN

INTRODUCTION

         Effective as of January 1, 1986, First Bank adopted the First Bank and Trust Retirement Savings Plan. The 401(k) Plan is intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The trust holding the assets of the 401(k) Plan is intended to be qualified under Section 501(a) of the Internal Revenue Code.

         First BancTrust may amend the 401(k) Plan from time to time in the future, as it sees fit or to maintain compliance with federal law. Since the 401(k) Plan is governed by the Employee Retirement Income Securities Act, federal law provides you with various rights and protections as a participant in the 401(k) Plan. Although the 401(k) Plan is subject to many of the provisions of the Employee Retirement Income Security Act, your benefits under the 401(k) Plan are not governed by the Pension Benefit Guaranty Corporation.

         Applicable federal law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan prior to your termination of employment with First Bank. A substantial federal tax penalty also may be imposed on withdrawals made prior to your attainment of age 59 1/2, regardless of whether such a withdrawal occurs during your employment with First Bank or after termination of employment.

         The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. First BancTrust qualifies these summaries in their entirety by the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document by contacting Terry J. Howard. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the plan.

ELIGIBILITY AND PARTICIPATION

         Any employee of First Bank may participate in the 401(k) Plan as of the first day of the month following completion of a "year of service" and attainment of age twenty-one. For purposes of the 401(k) Plan, you generally complete a "year of service" when you complete 1,000 hours of service with First Bank within a twelve-consecutive month period measured from your date of hire. As of December 31, 2000, there were approximately 85 participants in the 401(k) Plan.

CONTRIBUTIONS UNDER THE PLAN

         401(k) PLAN PARTICIPANT CONTRIBUTIONS. The 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan in amounts ranging from 1% to 25% of compensation. Participants in the 401(k) Plan may modify the amount contributed to the 401(k)

Plan, effective as of January 1, April 1, July 1 or October 1, by filing a new deferral agreement with the plan administrator.

         FIRST BANK CONTRIBUTIONS. First Bank has discretion under the 401(k) Plan to make matching contributions. First Bank currently makes matching contributions to the 401(k) Plan equal to 100% of the first 3% of each participant's deferred compensation and 50% of the next 4% and 5% of each participants deferred compensation for the plan year for a maximum of 4%. Amounts deferred in excess of 5% of a participant's compensation are not subject to matching contributions. First Bank also has discretion to make (i) a special discretionary contribution on behalf of each non-highly compensated participant equal to a percentage of your compensation; and (ii) a discretionary amount in addition to the special contribution, which amount, if any, will be determined each year by First Bank.

LIMITATIONS ON CONTRIBUTIONS

         LIMITATION ON EMPLOYEE SALARY DEFERRAL. Although the 401(k) Plan permits you to defer up to 25% of your compensation, by law, your total pre-tax deferrals under the 401(k) Plan, together with similar plans, may not exceed $10,500 for 2000. The IRS will periodically increase this annual limitation. Contributions in excess of this limitation ("excess deferrals") will be included in an affected participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral (together with any income allocable thereto) is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

         LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) allocated to participants under the 401(k) Plan and other defined contribution plans during any plan year may not exceed the lesser of 25% of the participant's compensation for the plan year, or $30,000 for 2000. The 401(k) Plan will also limit annual additions to the extent necessary to prevent the limitations set forth in the Internal Revenue Code for all of the qualified defined contribution plans and defined benefit plans (if any) maintained by First Bank from being exceeded.

         LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

         In general, a Highly Compensated Employee includes any employee who (1) was a five percent owner of the employer at any time during the year or preceding year; or (2) had compensation for the preceding year in excess of $85,000 and, if the employer so elects, was in the top 20% of employees by compensation for the year. The dollar amounts in the foregoing sentence are for 2000. Such amounts are adjusted annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the 401(k) Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any plan year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following plan year. First Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are recharacterized or are distributed before the close of the first 2 1/2 months following the plan year to which such excess contributions relate.

         TOP-HEAVY PLAN REQUIREMENTS. If for any plan year the 401(k) Plan is a Top-Heavy Plan (as defined below), then First Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees (as defined below).

         In general, the 401(k) Plan will be regarded as a "Top-Heavy Plan" for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are Key Employees (as defined below) exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the plan year or any of the four preceding plan years, is (1) an officer of the Bank having annual compensation in excess of $60,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in First Bank, (3) a 5% owner of First Bank, (i.e., owns directly or indirectly more than 5% of the stock of First Bank, or stock possessing more than 5% of the total combined voting power of all stock of First Bank), or (4) a 1% owner of First Bank having annual compensation in excess of $150,000. The dollar amounts in the foregoing sentence are for 2000.

INVESTMENT OF CONTRIBUTIONS

         Immediately prior to February __, 2001, you and other participants were provided the opportunity to direct the investment of your accounts into one of the following funds:

         a.       LifeStrategy I - Invests in the Vanguard Life Strategy Growth
                  Fund
         b. LifeStrategy II - Invests in the Vanguard LifeStrategy Moderate Growth Fund
         c. LifeStrategy III - Invests in the Vanguard LifeStrategy Conservative Growth Fund

         d.       Money Market - Invests in short-term debt instruments
         e. Short-Term Bond - Limited maturity bond account that seeks total return
         f. Managed I - Invests in both equity and fixed income instruments
         g.       Managed II - Invests in a mix of bonds and stocks
         h. Large Value Eq. IV - Invests in a diversified portfolio of common stocks
         i. Large Growth Eq. II - Invests in securities traded on the over-the-counter market
         j.       Large Growth Eq. III - Invests in stocks
         k.       Large Equity I - Invests in bonds or dividend-paying stocks
         l. Large Equity IV - Holds all of the 400 stocks of the Domini 400 Social Index
         m.       Small Growth Equity III - Invests primarily in common stocks
         n. Large Equity Index I - Invests in 75% to 100% of the S&P 500 holdings
         o. International Value - Invests in stocks of companies located outside the U.S.
         p. General Account - Invests primarily in long-term bonds and mortgages
         q.       Outside Asset - Invests in Certificates of Deposit

         In connection with the conversion, the 401(k) Plan now provides the First BancTrust Stock Fund as an additional choice to these investment alternatives. The First BancTrust Stock Fund will invest primarily in the common stock of First BancTrust. Participants in the 401(k) Plan may direct the trustee to invest a portion of their 401(k) Plan account balance in the First BancTrust Stock Fund.

         On the first day of any calendar quarter you may elect (in increments of 1%), to have both past and future contributions and additions to your accounts invested in the First BancTrust Stock Fund. Your election becomes effective as of the last day of the calendar quarter for which you make the election.

         PREVIOUS FUNDS. Prior to the conversion and implementation of the First BancTrust Stock Fund, contributions under the 401(k) Plan were invested in the funds specified below. The following table provides performance data with respect to the investment funds available under the 401(k) Plan:

Net Investment Performance - Fund Returns through January 31, 2001


                          Prior         Last 3       Year to       Last 12           Prior         Prior
                          Month           Mos.         Date          Mos.             3 Yr.         5 Yr.
                          -----         ------       -------       -------           ------        ------
LifeStrategy I             2.74%         -2.01%        2.74%        -0.71%            9.68%        12.33%

LifeStrategy II            2.55%         -0.22%        2.55%         2.97%            8.89%        11.10%

LifeStrategy III           2.20%          1.23%        2.20%         5.80%            7.91%         9.57%

Money Market               0.43%          1.27%        0.43%         5.16%            4.50%         4.41%

Short-Term Bond            1.61%          3.46%        1.61%         8.15%            4.39%         4.01%

Managed I                  3.94%         -5.83%        3.94%        -4.78%            8.26%        10.55%

Managed II                 0.13%          4.96%        0.13%        16.12%            6.12%         8.87%

Large Value Eq. IV         2.21%          0.67%        2.21%         1.45%            0.87%         8.57%

Large Growth Eq. II        1.47%        -23.27%        1.47%       -23.46%           19.26%        18.17%

Large Growth Eq. III       4.28%        -17.43%        4.28%       -26.48%           23.23%        24.95%

Large Equity I            -0.82%         -6.99%       -0.82%        -1.64%            8.43%        13.78%

Large Equity IV            4.28%         -5.46%        4.28%        -7.14%            0.29%         6.86%

Small Growth Equity III    5.74%        -22.04%        5.74%       -19.15%           16.31%        10.70%

Large Equity Index I       3.35%         -4.49%        3.35%        -2.21%           11.48%        16.70%

International Value        0.90%          7.42%        0.90%         4.16%            7.66%         8.32%

General Account: New funds rate is 6.00% and the renewal funds rate is 5.81%. Outside Asset: Invests in Certificates of Deposit, market interest rate varies

         FIRST BANCTRUST STOCK FUND. The First BancTrust Stock Fund will consist of investments primarily in the common stock of First BancTrust made on and after the effective date of the conversion. After the conversion, the trustee of the 401(k) Plan will, to the extent practicable, use all amounts held by it in the First BancTrust Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase shares of common stock of First BancTrust. First Bank expects that the trustee will make all purchases of common stock at prevailing market prices.

         As of the date of this prospectus supplement, none of the shares of common stock have been issued or are outstanding and there is no established market for the common stock of First Bank. Accordingly, there is no record of the historical performance of the First BancTrust Stock Fund. Performance of the First BancTrust Stock Fund depends on a number of factors, including the financial condition and profitability of First BancTrust and First Bank and market conditions for the common stock generally.

         Investments in the First BancTrust Stock Fund may involve certain special risks in investments in the common stock of First BancTrust. For a discussion of these risk factors, see "Risk Factors" in the prospectus.

VESTING

         At all times you have a fully vested nonforfeitable interest in your Participant's Elective Contribution Account and the earnings thereon under the Plan. Generally, a Participant vests in his or her Matching Contribution Account under the Plan according to the following schedule:

               Period of Service             Vested Percentage
         -----------------------------     ----------------------
         less than 1 year                            0%
         2 years but less than 3 years              20%
         3 years but less than 4 years              40%
         4 years but less than 5 years              60%
         5 years but less than 6 years              80%
         6 or more years                           100%

WITHDRAWALS AND DISTRIBUTIONS FROM THE 401(k) PLAN

         WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. You cannot have more than two loans outstanding at a time. You can apply for a minimum loan of $1,000 and a maximum loan of the lesser of $50,000 or 50% of your total vested account balance. You may also be eligible for hardship withdrawals. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution from the investment funds in which you have invested your account balances. You may not receive more than one hardship withdrawal in any calendar year. Hardship withdrawals may not be paid back to the 401(k) Plan.

         DISTRIBUTION UPON RETIREMENT OR DISABILITY. Participants shall receive benefits as soon as administratively feasible following the close of a valuation period during which the distribution is requested. Distributions are payable to participants by lump sum or installments.

         DISTRIBUTION UPON DEATH. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

         DISTRIBUTION UPON TERMINATION FOR ANY OTHER REASON. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $3,500, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balance does not exceed $3,500, the trustee will generally distribute your benefits to you as soon as administratively practicable following your termination of employment.

NONALIENATION OF BENEFITS

         Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

ADMINISTRATION OF THE PLAN

         TRUSTEES. The board of directors of First Bank has appointed Terry J. Howard, Ellen M. Litteral and Jack R. Franklin as trustees of the 401(k) Plan. The trustees with respect to the 401(k) Plan are the named fiduciaries of the 401(k) Plan for purposes of ERISA.

         The trustees receive, hold and invest the contributions to the 401(k) Plan in trust and distribute them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustees are responsible for investment of the assets of the trust.

REPORTS TO PLAN PARTICIPANTS

         The plan administrator will furnish you a statement at least quarterly showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings or losses (if any).

PLAN ADMINISTRATOR

         Currently, the plan administrator of the 401(k) Plan is First Bank & Trust Savings Bank, 101 South Central Avenue, Paris, Illinois 61944, (217) 465-0260. The plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

AMENDMENT AND TERMINATION

         First Bank intends to continue the 401(k) Plan indefinitely. Nevertheless, First Bank may terminate the 401(k) Plan at any time. If First Bank terminates the 401(k) Plan in whole or in part, then regardless of other provisions in the plan, all participants affected by such termination shall become fully vested in their accounts.

         First Bank reserves the right to make, from time to time, any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that First Bank may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

MERGER, CONSOLIDATION OR TRANSFER

         In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the plan requires that you would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

         The following is only a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

         As a "qualified retirement plan," the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

         (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

         (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

         (3) earnings of the plan are tax-deferred thereby permitting the tax-deferred accumulation of income and gains on investments.

         First Bank will administer the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If First Bank receives an adverse determination letter regarding its tax-exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and First Bank may be denied certain deductions taken with respect to the 401(k) Plan.

         LUMP SUM DISTRIBUTION. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance to the credit of the participant under this plan and all other profit sharing plans, if any, maintained by First Bank. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to this plan and any other profit sharing plans maintained by First Bank which is included in the distribution.

         DISTRIBUTIONS: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account generally in accordance with the terms of the other plan or account.

         We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

ERISA AND OTHER QUALIFICATION

         As noted above, the 401(k) Plan is subject to certain provisions of ERISA and is intended to be a qualified retirement plan under the Internal Revenue Code.

RESTRICTIONS ON RESALE

         Any person receiving a distribution of shares of common stock under the 401(k) Plan who is an "affiliate" of First BancTrust under Rules 144 and 405 under the Securities Act of 1933, as amended, such as directors, officers and substantial shareholders of First BancTrust, may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1933 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an "affiliate" of First BancTrust may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of
Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock acquired under the 401(k) Plan, or other sales of common stock.


         Persons who are not deemed to be "affiliates" of First BancTrust at the time of resale will be free to resell any shares of common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An "affiliate" of First BancTrust is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with First BancTrust. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of First BancTrust at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when First BancTrust is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

         Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as First BancTrust. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of First BancTrust's fiscal year. Participation in the First BancTrust Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than ten percent of common stock of First BancTrust must be reported to the Securities and Exchange Commission annually on a Form 5 by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by First BancTrust of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

         The Securities and Exchange Commission has adopted rules that exempt many transactions involving the 401(k) Plan from the "short-swing" profit recovery provisions of Section 16(b).The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of officers, directors or any persons beneficially owning more than ten percent of the common stock.

         Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, officers, directors or any persons beneficially owning more than ten percent of the common stock may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the 401(k) Plan for six months following such distribution.

                                  LEGAL OPINION

         The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Elias, Matz, Tiernan & Herrick L.L.P., acted as special counsel for First BancTrust in connection with the conversion.

                              FIRST BANK AND TRUST
                             RETIREMENT SAVINGS PLAN
                        CONTRIBUTION AND INVESTMENT FORM


Name of Plan Participant:
                          ---------------------

Social Security Number:
                       ------------------------

1. Instructions. In connection with the proposed conversion, participants in the First Bank 401(k) Plan may direct their account balances as of December 31, 2000, into a new fund: the First BancTrust Stock Fund ("Employer Stock Fund"). The percentage of a Participant's account transferred at the direction of the Participant into the Employer Stock Fund will be used to purchase shares of common stock of First BancTrust Corporation. (the "Common Stock").

         To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with Terry J. Howard by ______, 2001. Mr. Howard will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Mr. Howard. If you do not complete and return this form to Mr. Howard by 4:00 p.m., ______, 2001, the funds credited to your accounts under the 401(k) Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the 401(k) Plan if no investment direction has been provided.

2. Investment Directions. I hereby authorize the Plan Administrator to direct the Trustee to invest the following percentage (in multiples of not less than 1%) from one or more of the following funds into the Employer Stock
Fund:

                                 Funds                                           Percentage
         -------------------------------------------------------  -------------------------------------
a.       LifeStrategy I                                                                     %
                                                                               -------------
b.       LifeStrategy II                                                                    %
                                                                               -------------
c.       LifeStrategy III                                                                   %
                                                                               -------------
d.       Money Market                                                                       %
                                                                               -------------
e.       Short-Term Bond                                                                    %
                                                                               -------------
f.       Managed I                                                                          %
                                                                               -------------
g.       Managed II                                                                         %
                                                                               -------------
h.       Large Value Eq. IV                                                                 %
                                                                               -------------
i.       Large Growth Eq. II                                                                %
                                                                               -------------
j.       Large Growth Eq. III                                                               %
                                                                               -------------
k.       Large Equity I                                                                     %
                                                                               -------------
l.       Large Equity IV                                                                    %
                                                                               -------------
m.       Small Growth Eq. III                                                               %
                                                                               -------------
n.       Large Equity Index I                                                               %
                                                                               -------------


o.       International Value                                                                %
                                                                               -------------
p.       General Account                                                                    %
                                                                               -------------
q.       Outside Asset                                                                      %
                                                                               -------------

Note:    The dollar equivalent of the above-noted percentages transferred from the 401(k) Plan's existing funds into the Employer Stock Fund will be rounded down to accommodate the purchase of full shares only at $10 per share.

3. Acknowledgment of Participant. I understand that this Contribution and Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement. I understand that by signing this Contribution and Investment Form, I am not waiving any rights under the federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

------------------------------              --------------------
Signature of Participant                    Date


--------------------------------------------------------------------------------

         Acknowledgment of Receipt by Terry J. Howard. This Contribution and Investment Form was received by the Human Resources Department and will become effective on the date noted below.

By:
      -----------------------------         -----------------------------
      Terry J. Howard                       Date

         The participation interests represented by common stock offered hereby are not deposit accounts and are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or any other government agency and are not guaranteed by the First BancTrust Corporation or First Bank & Trust Savings Bank. The common stock is subject to investment risk, including the possible loss of the principal invested.

PROSPECTUS

                           FIRST BANCTRUST CORPORATION
            (Proposed holding company for First Bank & Trust, S. B.)
                     Up to 1,322,500 Shares of Common Stock
                             (Anticipated Maximum)


        First Bank & Trust, S.B., is converting from the mutual to the stock form of organization. As part of this conversion, First BancTrust Corporation is offering its shares of common stock. First Bank will become a subsidiary of First BancTrust Corporation, a corporation we recently formed.


IF YOU ARE A CURRENT OR FORMER DEPOSITOR OF FIRST BANK

o You may have priority rights to purchase shares at $10.00 per share in our subscription offering.

o You may purchase up to 10,000 shares but may purchase no fewer than 25 shares.

o The offering will end at 12:00 noon, central time on March ___, 2001, and may be extended, under certain circumstances, no later than March ___, 2003.

IF YOU ARE NOT A DEPOSITOR, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK

o You may be able to purchase shares in a community offering after priority orders are filled.

o We may begin the community offering at any time beginning _____, 2001 and terminate the community offering at any time without notice.

================================================================================
                              TERMS OF THE OFFERING


        We are offering a minimum of 977,500 shares and a maximum of 1,322,500 shares. The maximum can be increased by up to 15% to 1,520,875 shares with regulatory approval.


                                                                       MINIMUM             MAXIMUM        MAXIMUM, AS ADJUSTED
                                                                    --------------     ---------------    --------------------
Number of shares..............................................           977,500           1,322,500              1,520,875
Gross offering proceeds.......................................        $9,775,000         $13,225,000            $15,208,750
Estimated offering expenses...................................        $  528,000         $   584,000            $   615,000
Estimated net proceeds........................................        $9,237,000         $12,632,000            $14,583,750
Estimated net proceeds per share..............................        $     9.45         $      9.55            $      9.59

================================================================================
         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS DOCUMENT. AN INVESTMENT IN THE COMMON STOCK IS SUBJECT TO VARIOUS RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We have applied to list the common stock on the Over-the-Counter Electronic Bulletin Board under the symbol "FBTC." First BancTrust Corporation must sell a minimum of 977,500 shares of common stock or it will not sell any shares. If the offering is terminated, we will return all funds promptly and with interest. First BancTrust Corporation will not sell more than 1,520,875 shares in the subscription offering. First BancTrust Corporation is offering the shares on a best efforts basis, and Trident Securities is assisting in the subscription offering on a best efforts basis. We will place funds we receive for stock purchases in a separate savings account at First Bank, and we will pay interest at our passbook rate on those funds for the period the funds are held until we complete or terminate the offering.


                               TRIDENT SECURITIES
                     A Division of McDonald Investments, Inc.
           The date of this prospectus is February ____________ , 2001

                                                 TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----
Map of Our Market Area...........................................................................   iii
Questions and Answers About the Stock Offering...................................................     1
Summary..........................................................................................     3
Risk Factors.....................................................................................     7
Selected Consolidated Financial and Other Data...................................................    13
Developments Through December 31, 2000...........................................................    15
Proposed Management Purchases....................................................................    21
How Our Net Proceeds Will be Used................................................................    21
We Intend to Pay Quarterly Cash Dividends........................................................    23
There May Be a Limited Market for Our Common Stock...............................................    24
First Bank Meets All of Its Regulatory Capital Requirements......................................    24
Our Capitalization...............................................................................    26
Pro Forma Data...................................................................................    28
First Bank Consolidated Statements of Income.....................................................    35
Management's Discussion and Analysis of Financial Condition and Results of
  Operations of First Bank.......................................................................    36
Business of First Bank...........................................................................    50
Regulation.......................................................................................    69
Taxation.........................................................................................    77
Management.......................................................................................    80
The Conversion...................................................................................    87
Restrictions on Acquisition of First BancTrust Corporation and First Bank and
  Related Anti-Takeover Provisions...............................................................   106
Description of Capital Stock of First BancTrust Corporation .....................................   115
Description of Capital Stock of First Bank.......................................................   116
Experts..........................................................................................   117
Legal and Tax Opinions...........................................................................   117
Additional Information...........................................................................   117
Index to Consolidated Financial Statements.......................................................   119

         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THESE SECURITIES ARE NOT GUARANTEED BY FIRST
BANCTRUST CORPORATION OR FIRST BANK OR ANY OTHER ENTITY AND NO REPRESENTATION
AS TO THE FUTURE VALUE OF THE SHARES OF COMMON STOCK IS MADE.

         [MAP TO BE INSERTED WHICH SHOWS THE STATE OF ILLINOIS, WITH A HIGHLIGHT OF HOME COUNTY SHOWING PARIS, AND ALSO SHOWING THE CITY OF MARSHALL, AND CLARK AND EDGAR COUNTIES.]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

         The following are frequently asked questions. You should read this entire prospectus, including the Risk Factors beginning on page 7 and The Conversion beginning on page 87, for more information.

Q.       HOW MANY SHARES OF STOCK ARE BEING OFFERED, AND AT WHAT PRICE?


A. We are offering for sale up to 1,322,500 shares of common stock at a subscription price of $10.00 per share. We must sell at least 977,500 shares. If the appraised market value of the common stock changes due to market conditions, then, without notice to you, we may be required to sell up to 1,520,875 shares.



Q. WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER TO PURCHASE THE STOCK?

A. There are many important factors for you to consider before making an investment decision. Therefore, you should read this entire prospectus before making your investment decision.

Q.       WILL DIVIDENDS BE PAID ON THE STOCK?



A. Yes. We intend to pay annual dividends of $0.20 per share on our common stock. We expect to begin paying dividends in the first full quarter after conversion.



Q.       WILL I BE ABLE TO SELL MY STOCK AFTER I PURCHASE IT?



A. Yes. We anticipate having our stock quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "FBTC." However, we expect the market for our stock will be limited. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our stock.



Q. WILL MY STOCK BE COVERED BY DEPOSIT INSURANCE OR GUARANTEED BY ANY GOVERNMENT AGENCY?

A. No. Unlike insured deposit accounts at First Bank, our stock will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.       WHEN IS THE DEADLINE TO SUBSCRIBE FOR STOCK?

A. We must receive a properly signed and completed order form with the required payment on or before 12:00 noon, central time, on March ____________ , 2001.

Q.       CAN THE OFFERING BE EXTENDED?



A. Yes. If we do not receive sufficient orders, we can extend the offering beyond March ____________ , 2001 but no later than March __, 2003. We must complete any offering to general members of the public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days.

Q.       HOW DO I PURCHASE THE STOCK?

A. First, you should read this Prospectus. Then, complete and return the enclosed stock order and certification form, together with your payment. Subscription orders may be delivered in person to our office during regular banking hours, or by mail in the enclosed envelope marked STOCK ORDER RETURN. Subscription orders received after the subscription offering expiration date may be held for participation in any community offering. If the stock offering is not completed by ____________ , 2001 and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be canceled.

Q.       CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A. No. After we receive your order form and payment, you may not cancel or modify your order. However, if we extend the offering beyond ____________ , 2001, you will be able to change or cancel your order. If you cancel your order, you will receive a prompt refund plus interest.

Q.       HOW CAN I PAY FOR THE STOCK?

A. You have three options: (1) pay cash if it is delivered to us in person; (2) send us a check or money order; or (3) authorize a withdrawal from your deposit account at First Bank & Trust (without any penalty for early withdrawal). Please do not send cash in the mail.

Q.       WILL I RECEIVE INTEREST ON MY SUBSCRIPTION PAYMENT?



A. Yes. Subscription payments will be placed in an interest-bearing escrow account at First Bank, and will earn interest at our passbook rate. Depositors who elect to pay by withdrawal will continue to receive the stated interest on that account until the funds are withdrawn at the completion of the conversion.



Q. CAN I SUBSCRIBE FOR SHARES USING FUNDS IN MY INDIVIDUAL RETIREMENT ACCOUNT OR IRA AT FIRST BANK?



A. Yes. You may use First Bank IRA funds to purchase shares, however, you must first establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. First Bank is not permitted to hold stock in any First Bank IRAs. Please call our Stock Information Center (217-465-0201) to get more information. Please understand that the transfer of IRA funds takes time, so please make arrangements as soon as possible.



Q.       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES OF STOCK TO FILL ALL
         ORDERS?



A. If there is an oversubscription, then you may not receive any or all of the shares you want to purchase. If we receive orders for more shares than are available, we will allocate stock based on the priorities defined in our plan of conversion adopted by our board of directors.



Q.       WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
         OFFERING?



A. For answers to other questions we encourage you to read this Prospectus. Questions may also be directed to our Stock Information Center at 217-465-0201 Monday through Friday, between the hours of 9:00 a.m. and 4:30 p.m.



         TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF MARCH ____________ , 2001 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO MARCH ____________ , 2001 OR HAND DELIVERED ANY LATER THAN TWO DAYS PRIOR TO MARCH ____________ , 2001.

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of First Bank.

FIRST BANCTRUST CORPORATION

         We formed First BancTrust Corporation in November 2000 as a Delaware corporation. First BancTrust will be the holding company for First Bank following the conversion. First BancTrust is not an operating company and has not engaged in any significant business to date. Our executive offices are located at 206 South Central Avenue, Paris, Illinois 61944, and our telephone number is (217) 465-6381.

FIRST BANK & TRUST, S. B.

         Founded in 1887 as the Edgar County Building and Loan, First Bank is a community and customer oriented mutual deposit savings bank organized under the laws of the State of Illinois. First Bank conducts business out of its main office and its operations office, both in Paris, Illinois, and one branch office in Marshall, Illinois. First Bank acquired its Marshall office through a merger with Edgar County Savings and Loan Association located in Marshall, Illinois in 1990.

         First Bank's business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one- to four-family residential properties, commercial and industrial loans, agricultural loans, commercial business loans, agricultural production finance loans, consumer loans and other loans. Although one-to-four family residential loans amounted to $46.3 million at September 30, 2000, these loans only represented 40.7% of the total loan portfolio. When compared to its peer group, this percentage of one-to-four family loans is atypical. Conversely, a significant portion of the portfolio consists of commercial and industrial loans, commercial business loans, agricultural loans and agricultural production finance loans. First Bank's profitability depends primarily on its net interest income, which is the difference between the income it receives on loans and other assets and its cost of funds, which consists of the interest paid on deposits and borrowings. At September 30, 2000, First Bank had total assets of $170.5 million, deposits of $129.2 million and total equity of $12.8 million.

OUR CONVERSION TO STOCK FORM

         We will convert to an Illinois-chartered stock savings bank from our current status as an Illinois chartered mutual savings bank and First BancTrust Corporation will sell shares of its common stock. As part of this transaction First BancTrust Corporation will become the holding company for First Bank. As a stock savings bank, we will be subject to the regulation and supervision of the Illinois Office of Banks and Real Estate, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Securities and Exchange Commission.

         With the holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase our capital and the amount of funds available for lending and investment. This will give us greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to compensate our directors, officers and employees in the form of stock.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE



         The offering range is based on an independent appraisal of First Bank's pro forma market value following the conversion by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of First Bank assuming the sale of shares in this offering. Keller & Company has estimated that in its opinion as of January 29, 2001, First Bank's estimated market value was between $9,775,000 and $13,225,000, with a midpoint of $11,500,000. The appraisal was based in part upon First Bank's financial condition and operations and the effect of the additional capital First Bank will raise from the sale of common stock.





         Subject to regulatory approval, First BancTrust Corporation may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, First BancTrust Corporation is offering 977,500 shares, and at the maximum, as adjusted, of the offering range First BancTrust Corporation is offering 1,520,875 shares in the subscription offering. The appraisal will be updated before First Bank completes the conversion. If the pro forma market value of the common stock at that time is either below $9,775,000 or above $15,208,750, First BancTrust Corporation will notify subscribers, and subscribers will have the opportunity to modify or cancel their order. See "The Subscription Offering-How First Bank Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.





         Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Keller & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The ratio of the offering price to First BancTrust's pro forma book value ranges from 48.7% to 61.4%, and the offering price represents between 9.9 and 13.5 times First BancTrust's pro forma earnings for the year ended December 31, 1999. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.





         The peer group selected by Keller & Company had a price to book ratio of 74.8% and traded at 10.8 times the last 12 months earnings, which are higher than our ratios on a pro forma basis other than our pro forma basic price to earnings ratio at the maximum and 15% above the maximum of the range for the year ended December 31, 1999. Our independent appraiser determined that our value should be lower than the ratios for the peer group would suggest. Keller reduced our value due to the anticipated absence of an active market for our stock as well as other factors relating to our financial characteristics and market area. For its services in preparing the appraisal and assistance in preparing a business plan, Keller's fees and out-of-pocket expenses are estimated to be $40,000.



USE OF PROCEEDS FROM THE SALE OF OUR COMMON STOCK

         We will use the proceeds from the offering as follows:

         - 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock;

         -      50% will be invested in First Bank; and

         - 42% will be retained by First BancTrust for general corporate purposes and may be used to pay dividends to stockholders or to repurchase stock.

         The proceeds to be invested in First Bank will be available for general corporate purposes.

THE AMOUNT OF STOCK YOU MAY PURCHASE

         The minimum purchase is 25 shares. You may purchase no more than $100,000 in any single priority category, and you and any of the following persons, when combined with your purchases, cannot exceed $200,000:

         -        persons on joint accounts with you,

         -        relatives living in your house,

         -        other persons who have the same address as you on our records,

         - companies, trusts or other entities in which you have an interest or hold a position, or

         -        other persons who may be acting together with you.

We may decrease or increase the maximum purchase limitation without notifying you.

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE FOR SALE

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority:

         - ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on June 30, 1999. Any remaining shares will be offered to:

         - OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining shares will be offered to:

         - SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on December 31, 2000. Any remaining shares will be offered to:

         - OTHER MEMBERS - Our depositors at the close of business on _____________, 2001.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Edgar and Clark Counties, Illinois.

YOUR SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of stock with a portion of the net proceeds of the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Following the conversion, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and directors. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our restricted stock plan is approved by stockholders, our executive officers and directors will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but such persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers and employees may receive from the conversion at the midpoint of the offering range:


                                                                                    % OF          VALUE OF           VALUE OF
                                                                                    SHARES         SHARES         SHARES BASED ON
                                                                                   SOLD IN        BASED ON          MAXIMUM OF
                                                INDIVIDUALS ELIGIBLE                 THE         MIDPOINT OF      OFFERING RANGE,
PLAN                                             TO RECEIVE AWARDS                 OFFERING     OFFERING RANGE      AS ADJUSTED
----------------------------        --------------------------------------------  ----------  ------------------  ---------------
Employee stock ownership plan...... All employees                                    8.0%         $920,000           $1,217,000
Restricted stock plan.............. Directors, officers and selected employees       4.0           460,000           $  608,000
Stock option plan.................. Directors, officers and selected employees      10.0                (1)                  (1)


-----------------------

(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

         When combined with the proposed stock purchases by our directors and officers, the above plans may give our directors and officers effective voting control following the conversion. See "Risk Factors - Our Directors and Officers May Have Effective Voting Control."



         First BancTrust intends to enter into a two year employment agreement with Terry J. Howard, the President and Chief Executive Officer of First BancTrust and First Bank. The agreement provides that Mr. Howard would receive a severance payment equal to three times his average compensation if First BancTrust is acquired and he loses his job after the acquisition. If severance was required to be paid in 2001 after completion of the conversion, then Mr. Howard would receive a severance payment of approximately $_____.

FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE CONVERSION

         We have received the opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Olive LLP that the conversion will not be a taxable event for us under federal or Illinois state income tax laws. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. Keller & Company has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. These opinions, however, are not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. See "Additional Information."

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

HIGHER INTEREST RATES WOULD HURT OUR PROFITABILITY

         Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

         A sustained increase in market interest rates could adversely affect our earnings. Because a portion of our loans have fixed interest rates, our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets would decline if interest rates increase.

WE ANTICIPATE A LOW RETURN ON OUR EQUITY

         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to increase our balance sheet by adding loans, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the conversion and increased expenses due to added expenses associated with our employee stock ownership plan, our restricted stock plan, if adopted by stockholders and the costs of being a public company.

OUR FUTURE GROWTH MAY BE LIMITED

         Our future growth may be limited. In order to continue growing and thereby improve our return on equity, we may seek to either open or purchase one or more new branches. We cannot assure you that we will be able to continue to grow or successfully integrate any acquired branches. Our ability to establish new branch offices depends on whether we can identify advantageous locations and generate new deposits and loans from those locations that will create an acceptable level of net income. New branches, for example, also typically entail start-up expenses. Our ability to build or acquire other branches depends on whether we can identify, acquire and integrate such branches.

OUR CONSUMER LOANS ARE RISKIER THAN OUR MORTGAGE LOANS

         Consumer loans involve more risk than mortgage loans because consumer loans are often either unsecured or secured by assets that depreciate in value. We have $26.2 million of consumer loans at September 30, 2000, that are not secured by savings accounts or real estate. Of this amount, we have $22.5 million of vehicle loans at September 30, 2000 that are primarily secured by recent model used vehicles. Our total consumer loans equaled 23.7% of our total loan portfolio at September 30, 2000, compared to 25.9% at December 31, 1999. Our total consumer loans amounted to 15.8% of total assets at September 30, 2000, and 17.3% of total assets at December 31, 1999.

OUR AGRICULTURAL, AGRICULTURAL PRODUCTION AND COMMERCIAL AND INDUSTRIAL LOANS ARE RISKIER THAN OUR RESIDENTIAL LOANS

         At September 30, 2000, we had an aggregate of $39.0 million or 34.3% of the total loan portfolio in agricultural, agricultural production finance, commercial business and commercial and industrial loans. These loans generally involve a higher degree of credit risk than residential mortgages due primarily to the large amounts loaned to individual borrowers and the type of security given, if any. Losses incurred on loans to a small number of borrowers could have a material adverse impact on First Bank's income and financial condition. Agricultural and agricultural production loans are dependent upon favorable weather conditions, farm production, cash flow from the property and extremely competitive world markets for agricultural products. In addition, unlike residential mortgage loans, commercial real estate and commercial business loans depend on the cash flow from the property or the business to service the debt. Cash flow may be significantly affected by general economic conditions.

         At September 30, 2000, we had $2.3 million of loans which were 90 or more days overdue on payment. Of this amount, $1.5 million represented agricultural production finance loans and $188,000 represented agricultural loans. In addition, at the same date, we had $832,000 of repossessed assets, $214,000 of which consisted of farm land. Due in part to these types of loans, our nonaccruing loans as a percentage of total loans and total assets are higher than our peers.

         In an attempt to reduce the impact of these nonperforming loans on our operations, we have provided for in the allowance for loan losses the difference between the fair value of the property securing the loan and the loan's carrying value. Charge-offs during 1999 amounted to $315,000 on agricultural loans and $223,000 on agricultural production finance loans. During the nine months ended September 30, 2000, charge-offs amounted to $175,000 on commercial business loans and $162,000 on agricultural production finance loans. A worsening or protracted economic decline in First Bank's market area would increase the likelihood of additional charge-offs due to credit and market risks and could create the need for additional loss reserves.



OUR BUSINESS IS CONCENTRATED IN COUNTIES WITH LOW INCOME LEVELS AND HIGHER UNEMPLOYMENT



         We conduct most of our business in Edgar and Clark Counties in Illinois. Median household and per capita income levels were $25,000 and $14,000, respectively, in Edgar County and were $28,000 and $14,000, respectively, in Clark County. These levels are lower than those for Illinois and the United States, and the unemployment rate in these counties is higher. Our loans are primarily made to residents of Edgar and Clark County. As a result, the asset quality of our loan portfolio depends upon the economy and unemployment rate in our market area.

THERE IS STRONG COMPETITION IN EDGAR AND CLARK COUNTIES, ILLINOIS

         Competition in the banking and financial services industry is intense. Our profitability depends upon our continued ability to successfully compete. We compete in Edgar and Clark Counties with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide.

OUR STOCK VALUE MAY SUFFER FROM ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS



         Provisions in our corporate documents and in Delaware corporate law, as well as certain Federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

         - restrictions on acquiring more than 10% of our common stock and limitations on voting rights;



         - the election of members of the board of directors to staggered three-year terms;



         - the absence of cumulative voting by stockholders in the election of directors;

         -        provisions governing nominations of directors by stockholders;

         -        provisions governing the submission of stockholder proposals;

         -        provisions restricting special meetings of stockholders;

         - our ability to issue preferred stock and additional shares of common stock without stockholder approval;

         - super-majority voting provisions for the approval of certain business combinations; and

         - super-majority voting provisions to remove directors without cause or to amend our corporate documents.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of First BancTrust Corporation and First Bank" for a description of anti-takeover provisions in our corporate documents and under Delaware law and Federal regulations.



         Our directors, executive officers and employees are expected to control a large amount of stock, which will also impede potential takeovers. Our directors and executive officers and our employee stock ownership plan intend to purchase 15.3% of the outstanding shares at the minimum of the offering range and 13.4% at the maximum of the range. In addition, if we implement a restricted stock plan with stockholder approval, an additional 4% of the common stock will be controlled by our directors, officers and employees. These purchases, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares we could most likely block the approval of transactions requiring the approval of 80% or more of the stockholders. Examples of transactions we could block are certain business combinations or amendments to our corporate documents. For a description of our employee stock ownership plan, restricted stock plan and stock option plan, see "Management - New Stock Benefit Plans."

WE INTEND TO REMAIN INDEPENDENT--WHICH MAY MEAN YOU WILL NOT RECEIVE A PREMIUM FOR YOUR COMMON STOCK



         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.


OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE OUR COSTS



         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from First BancTrust. The cost of acquiring the employee stock ownership plan shares will be between $782,000 at the minimum of the offering range and $1.2 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a restricted stock plan to our stockholders for approval at least six months after completion of the conversion. Our officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be $391,000 at the minimum of the range and $608,000 at the adjusted maximum of the offering range. See "Pro Forma Data" for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.



OUR EMPLOYEE STOCK BENEFIT PLANS MAY BE DILUTIVE

         If the conversion is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, we will allocate stock to our officers and directors through these plans. If the shares for the restricted stock plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by approximately 3.9% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the restricted stock plan. Your ownership percentage would also decrease by approximately 9.1% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans.



AN INCREASE IN THE OFFERING RANGE WOULD BE DILUTIVE



         We can increase the maximum of the offering range by up to 15% to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan. An increase in the offering will decrease our net income per share and our stockholders' equity per share. This would also increase the purchase price per share as a percentage of pro forma stockholders' equity per share and net income per share.

OUR VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF OUR COMMON STOCK

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by Keller & Company in determining the appraisal.

OUR STOCK PRICE MAY DECLINE

         The shares of common stock offered by this document are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal.

         Due to possible continued market volatility and to other factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by Keller & Company. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.



LIMITED MARKET FOR OUR COMMON STOCK MAY LOWER MARKET PRICE



         We expect our stock to be quoted on the Over-the-Counter Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. There may be a wide spread between the bid and asked price for our common stock after the conversion. You should consider the potentially long-term nature of an investment in our common stock.

WE MAY BE UNABLE TO MAKE TECHNOLOGICAL ADVANCES

         Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Many of our competitors have far greater resources than we have to invest in technology.

OUR OPERATIONS ARE SUBJECT TO REGULATORY AND LEGISLATIVE CHANGES

         First Bank is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Illinois Office of Banks and Real Estate, the Federal Deposit Insurance Corporation or the U.S. Congress, could have a significant impact on First Bank and its operations.



NO OPINION OR RECOMMENDATION BY THE MARKETING AGENT

         We have engaged Trident to consult with us and advise us with respect to the conversion and to assist us with the solicitation of subscriptions and purchase orders for shares of common stock in the conversion. Trident has not prepared or delivered any opinion or recommendation with respect to the suitability of the common stock or the appropriateness of the amount of common stock to be issued in the conversion. The engagement of Trident by us and the work performed by Trident should not be construed by purchasers of the common stock as constituting an opinion or recommendation relating to an investment in the common stock.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following tables contain certain information concerning the financial position and results of operations of First Bank. You should read this information in conjunction with the consolidated financial statements included in this prospectus. The data presented at September 30, 2000 and for the nine month periods ended September 30, 2000 and 1999 are derived from unaudited condensed consolidated financial statements, but in the opinion of management reflect all adjustments necessary to present fairly the results for this interim period. These adjustments consist only of normal recurring adjustments. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2000.


                                                   At September 30,                   At December 31,
                                                   ----------------                   ---------------
                                                         2000                    1999                    1998
                                                         ----                    ----                    ----
                                                                        (Dollars In Thousands)
SELECTED BALANCE SHEET DATA:

Total assets..................................         $170,466                 $167,783                $154,632
Cash and cash equivalents(1)..................           10,375                   12,679                  13,357
Investment securities available for sale......           37,531                   33,375                  24,200
Loans, net of allowance for loan
  losses(2)..................................           111,084                  110,402                 108,392
Total deposits................................          129,165                  126,579                 128,349
Borrowings....................................           27,532                   28,124                  12,729
Total equity capital..........................           12,830                   11,988                  12,073
Full service offices..........................                2                        2                       2


                                          Nine Months Ended        Year Ended
                                            September 30,         December 31,
                                            -------------         ------------
                                          2000       1999       1999       1998
                                          ----       ----       ----       ----
                                                      (In Thousands)
SELECTED OPERATING DATA:

Total interest income ..............     $9,123     $8,540    $11,579    $11,517
Total interest expense .............      5,359      4,486      6,146      6,386
Net interest income ................      3,764      4,054      5,433      5,131
Provision for loan losses ..........        585        614        845        674
Net interest income after
  provision for loan losses ........      3,179      3,440      4,588      4,457
Total other income .................      1,983      1,374      1,860      2,204
Total other expenses ...............      4,119      4,192      5,589      5,145
Income before income tax ...........      1,043        622        859      1,516
Income tax expense .................        320        141        149        481
Net income .........................        723        481        710      1,035

                                                    Nine Months Ended     Year Ended
                                                     September 30,       December 31,
                                                     -------------       ------------
                                                    2000     1999       1999      1998
                                                    ----     ----       ----      ----
SELECTED OPERATING RATIOS(3):

PERFORMANCE RATIOS:
Return on average assets ...................        0.59%     0.42      0.46%     0.69%
Return on average equity ...................        7.86      5.37      5.94      8.87
Equity to assets at end of period ..........        7.53      7.42      7.14      7.81
Interest rate spread(4) ....................        2.80      3.44      3.40      3.30
Net interest margin(4) .....................        3.28      3.85      3.79      3.71
Average interest-earning assets to
  average interest-bearing liabilities .....      110.28    109.64    109.10    108.97
Net interest income after provision
  for loan losses to total other
  expenses .................................       77.18     82.06     82.09     86.63
Total other expenses to average total assets        3.36      3.68      3.62      3.42
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(5) ................        2.03%     1.16%     1.14%     1.80%
Non-performing assets to
  total assets at end of period(5) .........        1.84      1.17      1.15      1.46
Allowance for loan losses to total
  loans at end of period ...................        1.50      1.32      1.41      1.29
Allowance for loan losses to total
 non-performing loans at end of
 period(5) .................................       74.15     66.25    123.46     71.34
CAPITAL RATIOS:
Tier 1 risk-based capital ratio ............       12.07%    11.49%    11.54%    11.48%
Total risk-based capital ratio .............       13.26     12.48     12.64     12.68
Tier 1 leverage capital ratio ..............        7.91      7.82      7.64      7.76

---------------------
(1)      Consists of cash and short-term interest-bearing deposits.

(2) Reflects allowance for loan losses at September 30, 2000, and at December 31, 1999 and 1998 of $1.7 million, $1.6 million and $1.4 million, respectively.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Non-performing loans consist of non-accrual loans, accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                     DEVELOPMENTS THROUGH DECEMBER 31, 2000

         The selected financial and other data of First Bank set forth below does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein.






         The following table sets forth certain summary historical financial information concerning the financial position of the Bank for the years and at the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto presented elsewhere in this Prospectus. The results of operations and ratios and other data at or for the twelve months ended December 31, 1999 are derived from audited financial statements. The results of operations and ratios and other data at or for the twelve months ended December 31, 2000 are derived from unaudited financial statements.





                                                                        AT DECEMBER 31,
                                                             ---------------------------------
                                                                 2000                 1999
                                                             ------------          -----------
                                                             (UNAUDITED)
                                                                       (In Thousands)
     SELECTED FINANCIAL CONDITION DATA:

     Total assets .............................               $171,694               $167,783
     Cash and cash equivalents ................                  9,146                 12,679
     Investment securities available for sale..                 41,142                 33,375
     Loans, net ...............................                110,363                110,402
     Deposits .................................                134,074                126,579
     Short-term borrowings ....................                  1,500                  5,500
     Long-term debt ...........................                 21,529                 22,624
     Total equity capital .....................                 13,364                 11,988







                                                                            YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                           2000                 1999
                                                                       ------------         -----------
                                                                       (UNAUDITED)
                                                                                  (In Thousands)
     SELECTED OPERATING DATA:

     Total interest income ...............................               $12,384               $11,579
     Total interest expense ..............................                 7,363                 6,146
                                                                         -------               -------
      Net interest income ................................                 5,021                 5,433
     Provision for loan losses ...........................                 1,152                   845
                                                                         -------               -------
     Net interest income after provision for loan losses..                 3,869                 4,588
     Non-interest income .................................                 2,582                 1,860
     Non-interest expense ................................                 5,490                 5,589
                                                                         -------               -------
     Income before income taxes ..........................                   961                   859
     Provision for income taxes ..........................                   225                   149
                                                                         -------               -------
     Net income ..........................................               $   736               $   710
                                                                         =======               =======




                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ---------------------------------
                                                                                  2000                  1999
                                                                               ----------            -----------
                                                                               (UNAUDITED)
SELECTED FINANCIAL RATIOS AND OTHER DATA (1):

PERFORMANCE RATIOS:
  Return on average assets ......................................                  0.44%                 0.44%
  Return on average equity ......................................                  5.68                  5.94
  Average interest rate spread (2) ..............................                  2.89                  3.40
  Net interest margin (3) .......................................                  3.33                  3.79
  Non-interest expense to average assets ........................                  3.29                  3.62
  Average interest-earning assets to average
   interest-bearing liabilities .................................                109.05                109.10
  Efficiency ratio (4) ..........................................                 72.20                 76.63

REGULATORY CAPITAL RATIOS:
  Tier 1 leverage capital ratio .................................                  7.85                  7.64
  Total risk-based capital ratio ................................                 13.42                 12.64
  Tier 1 risk-based capital ratio ...............................                 12.16                 11.54

ASSET QUALITY RATIOS:
  Non-performing assets to total assets at end of period (5) ....                  1.25                  1.15
  Non-performing loans to total loans at end of period (5) ......                  1.51                  1.14
  Net charge-offs to average loans (6) ..........................                  0.47                  0.61
  Allowance for loan losses to total loans at end of period (7)..                  1.97                  1.41
  Allowance for loan losses to non-performing loans at end
   of period (5) ................................................                130.94                123.46

NUMBER OF FULL-SERVICE CUSTOMER FACILITIES ......................                     2                     2



------------------------------------

(1) Asset Quality Ratios and Regulatory Capital Ratios are end of year ratios. With the exception of end of year ratios, all ratios are based on average monthly balances during the indicated years.

(2) The average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(3) The net interest margin represents net interest income divided by average interest-earning assets.

(4) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest income and non-interest income.

(5) Non-performing assets consist of non-performing loans and foreclosed assets. Non-performing loans consist of all loans 90 days or more past due and other loans, which have been identified by the Bank as presenting uncertainty with respect to the collectibility of interest or principal.

(6)      Average loans excludes the allowance for loan losses.

(7) The allowance for loan losses at December 31, 2000 and 1999 was $2.2 million and $1.6 million, respectively.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

GENERAL

         Total assets of the Bank increased by $3.9 million or 2.3%, to $171.7 million at December 31, 2000, from $167.8 million at December 31, 1999. The increase in total assets was due primarily to a $7.8 million increase in securities available for sale offset by a $3.5 million decrease to cash and cash equivalents, a $299,000 decrease in premises and equipment, and a $189,000 decrease in foreclosed assets.





CASH AND CASH EQUIVALENTS

         Cash and cash equivalents decreased by $3.5 million, or 27.9%, to $9.1 million at December 31, 2000 compared to $12.7 million at December 31, 1999. The decrease in cash and cash equivalents was primarily the result of purchasing investment and mortgage-backed securities during 2000. At December 31, 2000, cash and cash equivalents amounted to 5.3% of the Bank's total assets. Cash and cash equivalents may be utilized to fund deposit withdrawals or as a source of funds for new loan originations or for the purchase of investment or mortgage-backed securities.





INVESTMENT SECURITIES

         The Bank's investment securities amounted to $41.1 million at December 31, 2000 compared to $33.4 million at December 31, 1999. The $7.7 million increase in investment securities was due to the purchase of $10.8 million of investment securities and an increase in the market values of available for sale securities of $1.0 million offset by maturities of investment securities of $3.1 million and sales of investment securities of $1.0 million. This net increase in investment securities was funded from the decrease in cash and cash equivalents and the increase in deposit accounts.





LOANS

         The Bank's net loans at December 31, 2000 were $110.4 million and consistent with net loans at December 31, 1999. Gross loans increased $599,000 while the allowance for loan losses increased $638,000.





DEPOSITS

         The Bank's total deposits amounted to $134.1 million at December 31, 2000 compared to $126.6 million at December 31, 1999 an increase of $7.5 million or 5.9%. The increase in total deposits was due to a $18.2 million increase in demand deposits offset by a decrease in savings deposits of $2.1 million and an $8.7 million decrease in certificates and other time deposits.





SHORT-TERM BORROWINGS AND LONG-TERM DEBT

         The Bank's short-term borrowings consist of an open line of credit with the Federal Home Loan Bank. The Bank's short-term borrowings decreased by $4.0 million from $5.5 million at December 31, 1999 to $1.5 million at December 31, 2000. The short-term borrowings fluctuate based on the Bank's daily liquidity needs. The Bank's long-term debt decreased from $22.6 million at December 31, 1999 to $21.5 million at December 31, 2000 a decrease of $1.1 million or 4.8%. The decrease was due primarily to $1.0 million in Federal Home Loan Bank maturities in excess of advances.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999

         Net income for the year ended December 31, 2000 increased by $26,000 or 3.7% from $710,000 for the year ended December 31, 1999 to $736,000 for 2000. The increase in net income is primarily due to an increase in other income offset by a decline in net interest income, an increase in provision for loan losses, and an increase in income tax expense.





NET INTEREST INCOME

         Net interest income decreased $412,000 or 7.6% from $5.4 million for the year ended December 31, 1999 to $5.0 million for 2000. The primary reason for the decrease in net interest income is an increase in interest expense of $1.2 million offset by an increase in interest income of $805,000. The Bank's average interest rate spread was 2.89% and 3.40% for the year ended December 31, 2000 and 1999, respectively. The Bank's net interest margin was 3.33% and 3.79% during the years ended December 31, 2000 and 1999, respectively.





INTEREST INCOME

         Total interest income increased by $805,000 or 6.9% for the year ended December 31, 2000, compared with the year ended 1999. The increase was primarily the result of an increase in the average balance of interest earning assets combined with an increase in the average yield. The effect of the Bank's decrease in average loans receivable from 1999 to 2000 was offset by an increase in the average interest rate. The Bank's average earning assets increased $3.3 million, while the yield on the Bank's average earning assets increased by 36 basis points (with 100 basis points being equal to 1.0%). Both the volume and rate increases were mainly due to investment securities. Interest income on investment securities increased $713,000 or 30.1% in 2000, compared with 1999 ($597,000 due to an increase in the average balance and $116,000 due to an increase in the average yield).





INTEREST EXPENSE

Total interest expense increased $1.2 million or 19.8% during the year ended December 31, 2000, compared to 1999. Interest expense on deposits increased $784,000 and interest expense on Federal Home Loan Bank advances (both short term and long term) increased $438,000, offset slightly by a $5,000 decrease in other interest expense. Interest expense on deposits increased primarily due to an increase in interest expense on demand deposits of $1.1 million, offset by declines in interest expense on savings deposit accounts of $75,000 and certificates of deposit of $201,000. Interest expense on demand deposits increased due to increases in both the average balance and the average cost for the deposits which was a result of the increased popularity of the Investor Checking Account with rates priced to compete with money market products. The average balance of demand deposits increased $12.4 million or 42.5%. The average cost of the demand deposits increased 293 basis points.





Interest expense on FHLB advances (both short term and long term) increased $438,000 or 43.8% for the year ended December 31, 2000, compared with 1999. The average balance of FHLB advances increased $8.2 million, while the average cost of the advances decreased 14 basis points.

PROVISIONS FOR LOSSES ON LOANS

         At December 31, 2000, the allowance for loan losses was $2.2 million, or 1.97% of the total loan portfolio compared to $1.6 million, or 1.45% at December 31, 1999.





         First Bank experienced an overall increase in loans from December 31, 1999 to December 31, 2000 of $599,000. First Bank also experienced a change in loan mix. One-to-four family real estate loans increased from $40.3 million to $46.3 million, commercial and industrial loans increased from $7.8 million to $8.4 million, agricultural real estate loans increased from $10.5 million to $12.4 million, agricultural production loans decreased from $14.7 million to $9.6 million, and consumer loans decreased from $29.1 million to $26.8 million. Management reviewed the impact of the change in loan mix upon determining the adequacy of the allowance for loan losses. Overall, the change in loan mix did not adversely affect the allowance for loan losses from December 31, 1999 to December 31, 2000 as First Bank experienced a $7.4 million decrease in consumer loans and agricultural production finance loans and a $7.8 million increase in real estate loans, of which $6.1 million was in one-to-four family real estate loans. One-to-four family real estate loans generally have less risk exposure due to the nature of the collateral while consumer and agricultural loans have more risk exposure as the collateral values are less stable and can depreciate quickly.





         First Bank's nonperforming loans and troubled debt restructurings as a percentage of total loans increased from 1.14% at December 31, 1999 to 1.51% at December 31, 2000. First Bank's net chargeoffs were $514,000 for 2000 compared to $678,000 for 1999. The chargeoffs for 2000 and 1999 were considerably higher than years prior to 1999. The recent negative trend in chargeoffs relates primarily to the agricultural industry due to unfavorable commodity prices and weather patterns. First Bank individually reviews in detail agricultural loans and provides a specific allowance allocation for those loans based on a detailed analysis. The increase in the overall allowance for loan losses from December 31, 1999 to December 31, 2000 relates primarily to an increase in the specific allowances related to loans in the agricultural industry. First Bank also increased its specific allowances on the consumer loan portfolio due to increased concerns related to rising consumer debt and identified exposure related to specific larger consumer loans. First Bank's specific allocation reserve increased by approximately $217,000 for agricultural related loans and $480,000 in consumer loans from December 31, 1999 to December 31, 2000. First Bank's consumer loans past due greater than 30 days was $595,000 of which $73,000 were past due 90 days or more. First Bank has also experienced an increase in loans past due 90 days or more from $1.2 million at December 31, 1999 to $1.7 million at December 31, 2000.





         There were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses from December 31, 1999 through December 31, 2000. The increase in the overall allowance for loan losses and the change in allocation among the various loan categories related primarily to an increase in the specific allowance allocation due to individual credit exposure as identified by management.





         First Bank's ratio of net chargeoffs to average loans outstanding was .47% for 2000 compared to .61% and .21% for December 31, 1999 and 1998, respectively. As of December 31, 2000, the allowance for loan losses exceeded the net chargeoffs during the current period, reflecting management's belief, based on the foregoing analysis, that there were additional losses inherent in the portfolio.

         For the years ended December 31, 2000 and 1999, the provision for losses on loans amounted to $1.2 million and $845,000, respectively. The provision for the year ended December 31, 2000 is based on First Bank's analysis of the allowance for loan losses as previously discussed. While First Bank cannot assure that future chargeoffs and/or additional provisions will not be necessary, First Bank believes that, as of December 31, 2000, its allowance for loan losses was adequate.





OTHER INCOME

         Other income increased $722,000 or 38.8% from $1.9 million for the year ended December 31, 1999, compared to $2.6 million for 2000. Service charges on deposit accounts increased $96,000 due to a shift to transactional demand deposits from time deposits accompanied by an increase in service charges. Net gains on loan sales increased $384,000 as a result of increased agricultural loan sales. Other customer fees increased $168,000 due to an increase in late charges and other fees on loans, an increase in commissions on credit life insurance sales, and an increase in other customer fees such as sales of money orders, cashiers checks and travelers checks. Brokerage fees increased $81,000 as a result of the transfer of approximately $3.1 million of annuity accounts under management to new product lines now offered by First Charter Service Corporation, one of First Bank's wholly-owned subsidiaries. Other miscellaneous income increased $78,000 primarily as a result of an increase in the cash surrender value of life insurance.





OTHER EXPENSES

         Total other expenses were $5.5 million for the year ended December 31, 2000, which amounted to a $99,000 decrease compared to the year ended December 31, 1999. The primary reasons for the decrease were a $80,000 decrease in salaries and employee benefits due to the restructuring of the employment mix, a $17,000 decrease in data processing fees due to management making a concerted effort to eliminate any unnecessary services and reports, a $47,000 decrease in deposit insurance expense due to a decrease in the Savings Association Insurance Fund assessment during 2000 for well-capitalized institutions, and a $31,000 decrease in equipment expenses. These decreases were offset by a net increase in all other expenses of $76,000. Other expenses increased due to legal expenses incurred for various legal matters in addition to the Bank outsourcing its internal audit and internal loan review functions, which was partially implemented during 1999 and fully implemented for 2000.





INCOME TAXES

         Income tax expense was $225,000 for the year ended December 31, 2000, compared to $149,000 for 1999. The increase of $76,000 was due to the increase in taxable income from $859,000 at December 31, 1999 to $962,000 at December 31, 2000. The effective tax rate for the year ended December 31, 2000 and 1999 was 23.4% and 17.4%, respectively.

                          PROPOSED MANAGEMENT PURCHASES



         The following table sets forth, for each of First BancTrust's directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and First Bank's 401(k) Plan.




                                        NUMBER OF
      NAME AND TITLE                     SHARES      AMOUNT    PERCENT (1)
-------------------------               --------    --------    -------
Robert E. Sprague, Director ........     10,000     $100,000      .87%
Joseph R. Shroeder, Director .......     10,000      100,000      .87
Terry T. Hutchinson, Director ......     10,000      100,000      .87
Christopher M. Eldredge, Director ..     10,000      100,000      .87
John W. Welborn, Director ..........      1,000       10,000      .09
David W. Dick, Director ............     10,000      100,000      .87
Terry J. Howard, Director, President
  and Chief Executive Officer ......     10,000      100,000      .87
Mary Ann Tucker, Director ..........     10,000      100,000      .87
                                      --------     --------     ----
All directors and executive
 officers as a group (eight
 persons) ..........................     71,000     $710,000     6.17%
                                       ========     ========     ====

------------------

(1)      Based upon the midpoint of the offering range.

         In addition, our employee stock ownership plan currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and stock grants may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of First BancTrust's proposed stock benefit plans. See "Management - New Stock Benefit Plans" for a description of these plans.


                        HOW OUR NET PROCEEDS WILL BE USED



         Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $9.2 million and $12.6 million ($14.6 million assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.



         We will use the proceeds from the offering as follows:

         - 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock;

         -        50% will be used to purchase all of the common stock of First
                  Bank; and

         - 42% will be retained by First BancTrust for general corporate purposes.



         The loan to our employee stock ownership plan will be $782,000 and $1,058,000 at the minimum and maximum of the offering range ($1,216,700 at the adjusted maximum of the offering range). Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over eight years. See "Management - New Stock Benefit Plans -Employee Stock Ownership Plan."



         The net proceeds we use to purchase the capital stock of First Bank will be used by First Bank for general corporate purposes, including increased lending activities. On a short-term basis, First Bank may purchase investment and mortgage-backed securities. The net proceeds received by First Bank will further strengthen First Bank's capital position, which already exceeds all regulatory requirements. After the conversion, First Bank's Tier 1 capital ratio will be 9.72%, based upon the midpoint of the offering range. As a result, First Bank will continue to be a well-capitalized institution.

         We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and Federal agency securities of various maturities, deposits in either First Bank or other financial institutions, or a combination thereof. The net proceeds retained by us may ultimately be used to:

         -        support First Bank's lending activities,

         - support the future expansion of operations through establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

         - pay regular or special cash dividends, repurchase the common stock or pay returns of capital.



         Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Federal Reserve Board, the FDIC and the Illinois Office of Banks and Real Estate and deemed appropriate by the Board of Directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you.



         Stock repurchases will be considered by our Board of Directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

         - market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

         - the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         - any other circumstances in which repurchases would be in the best interests of First BancTrust and our stockholders.

         No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if our net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of September 30, 2000, the initial balance of the liquidation account would be approximately $12.8 million. See "We Intend to Pay Quarterly Cash Dividends," "The Conversion - Liquidation Rights of Certain Depositors" and "- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

         OUR NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of First Bank. Payments for shares made through withdrawals from existing deposit accounts at First Bank will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                    WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

         After we complete the conversion, our Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay quarterly cash dividends on the common stock at an initial rate of $0.20 per share per annum (representing 2% of the Purchase Price), commencing with the first full quarter after the conversion. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the conversion, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends.

         Dividends from us may eventually depend, in part, upon receipt of dividends from First Bank, because First BancTrust initially will have no source of income other than dividends from First Bank, earnings from the investment of proceeds from the sale of common stock retained by us, and interest payments with respect to our loan to our employee stock ownership plan.

         Any payment of dividends by First Bank to First BancTrust which would be deemed to be drawn out of First Bank's bad debt reserves would require a payment of taxes at the then-current tax rate by First Bank on the amount of earnings deemed to be removed from the reserves for such distribution. First

Bank does not intend to make any distribution to First BancTrust that would create such a Federal tax liability. See "Taxation."

         Unlike First Bank, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from First Bank in addition to the net proceeds retained by us and earnings thereon. We are, however, subject to the requirements of Delaware law, which generally permits the payment of dividends out of surplus, except when (1) the corporation is insolvent or would thereby be made insolvent, or (2) the declaration or payment thereof would be contrary to any restrictions contained in the certificate of incorporation. If there is no surplus available for dividends, a Delaware corporation may pay dividends out of its net profits for the then current or the preceding fiscal year or both, except that no dividend may be paid if the corporation's assets are exceeded by its liabilities or if its net assets are less than the amount which would be needed, under certain circumstances, to satisfy any preferential rights of stockholders.

               THERE MAY BE A LIMITED MARKET FOR OUR COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded on the over-the-counter market with quotations available through the Over-the-Counter Electronic Bulletin Board. Trident has indicated its intention to make a market in our common stock.

         Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Trident will not be subject to any obligation with respect to such efforts. The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the conversion. In addition, there may be a wide spread between the bid and ask price for our common stock after the conversion. Under such circumstances, you should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.


           FIRST BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

         At September 30, 2000, First Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth First Bank's historical capital under generally accepted accounting principles and regulatory capital at September 30, 2000, and the pro forma capital of First Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by First Bank of 50% of the net conversion proceeds, minus the amounts to be loaned to our employee stock ownership plan and to be contributed to our proposed restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by First Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 2000.



         The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC or First Bank. On a pro forma basis assuming the sale of common stock at the minimum of the offering range, First BancTrust's pro forma tier 1 and total capital would significantly exceed the Federal Reserve Board's capital adequacy requirements.

                   HISTORICAL AND PRO FORMA REGULATORY CAPITAL





                                                                    Pro Forma at September 30, 2000 Based on
                                               -----------------------------------------------------------------------------------
                                                    977,500             1,150,000             1,322,500           1,520,875
                                                  Shares Sold          Shares Sold           Shares Sold          Shares Sold
                             Historical at         at $10.00            at $10.00             at $10.00            at $10.00
                          September 30, 2000       Per Share            Per Share             Per Share            Per Share
                          ------------------   -------------------  -------------------   ------------------   -------------------
                                  Percent of           Percent of            Percent of           Percent of            Percent of
                          Amount   Assets(1)   Amount   Assets(1)   Amount    Assets(1)   Amount   Assets(1)   Amount    Assets(1)
                          ------  ----------   ------  ----------   ------   ----------   ------  ----------   ------   ----------
                                                                 (Dollars in Thousands)
Historical capital(2)    $12,830    7.53%    $16,281     9.36%     $16,922     9.69%     $17,564    10.02%    $18,302    10.40%
Tier 1 capital:
  Actual(3) ..........    13,213    7.75      16,664     9.58       17,305     9.91       17,947    10.24      18,685    10.62
  Requirement ........     6,819    4.00       6,957     4.00        6,982     4.00        7,008     4.00       7,038     4.00
  Excess .............     6,394    3.75       9,707     5.58       10,323     5.91       10,939     6.24      11,647     6.62
Risk-based capital(4):
  Actual(3)(5) .......    14,581   13.32      18,031    16.37       18,673    16.94       19,314    17.50      20,053    18.14
  Requirement ........     8,755    8.00       8,810     8.00        8,820     8.00        8,831     8.00       8,843     8.00
  Excess .............     5,826    5.32       9,221     8.37        9,853     8.94       10,483     9.50      11,210    10.14



------------------

(1) Based on adjusted total assets of $170.5 million for the purposes of generally accepted accounting principles and Tier 1 capital requirements, and net- risk weighted assets of $109.4 million for the purpose of the risk-based capital requirement.
(2) Represents First Bank's historical capital under generally accepted accounting principles.
(3) Pro forma capital levels assume receipt by First Bank of 50% of the net proceeds from the sale of common stock in the subscription offering.
(4) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk-weight.
(5) Historical risk-based capital is composed of Tier 1 capital of $13.2 million plus the allowance for loan losses (limitation of 1.25% of risk-weighted assets) of $1.4 million.

                               OUR CAPITALIZATION

         The following table presents the historical capitalization of First Bank at September 30, 2000, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."






                                                                               First BancTrust - Pro Forma
                                                                           Based Upon Sale at $10.00 Per Share
                                                       -------------------------------------------------------------------------
                                                         977,500           1,150,000           1,322,500           1,520,875
                                                         Shares             Shares              Shares             Shares(1)
                                    First Bank         (Minimum of       (Midpoint of         (Maximum of         (15% above
                                   - Historical         Offering           Offering            Offering            Maximum of
                                  Capitalization         Range)             Range)               Range)          Offering Range)
                                  --------------       ------------      -------------        ------------       ---------------
                                                                        (In Thousands)
Deposits(2) ..............          $ 129,165           $ 129,165           $ 129,165           $ 129,165           $ 129,165
Borrowings ...............             27,532              27,532              27,532              27,532              27,532
                                    ---------           ---------           ---------           ---------           ---------
Total deposits and
  borrowings .............          $ 156,697           $ 156,697           $ 156,697           $ 156,697           $ 156,697
                                    =========           =========           =========           =========           =========

Stockholders' equity:
 Preferred stock, $.01 par
  value, 1,000,000 shares
  authorized; none to be
  issued .................               --                  --                  --                  --                  --
Common stock, $.01
  par value, 5,000,000
  shares authorized;
  shares to be issued as
  reflected(3) ...........               --                    10                  12                  13                  15
Additional paid-in
 capital(3) ..............               --                 9,237              10,932              12,628              14,579
Retained earnings(4) .....             13,416              13,416              13,416              13,416              13,416
Net unrealized loss on
 securities available for
 sale ....................               (586)               (586)               (586)               (586)               (586)
Less:
  Common stock acquired
    by our employee stock
    ownership plan(5) ....               --                   782                 920               1,058               1,217
  Common stock to be
    acquired by our
    Recognition Plan(6) ..               --                   391                 460                 529                 608
                                    ---------           ---------           ---------           ---------           ---------
Total equity .............          $  12,830           $  20,904           $  22,394           $  23,884           $  25,599
                                    =========           =========           =========           =========           =========



                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for future issuance under such plan. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of First Bank will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights."

(5) Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from First BancTrust. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."



(6) Gives effect to the recognition plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 39,100, 46,000, 52,900 and 60,835 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from First BancTrust, such issuance would dilute the voting interests of existing stockholders by approximately 3.9%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Recognition Plan."

                                 PRO FORMA DATA



         We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $9.2 million and $12.6 million (or $14.6 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Trident, will be $528,000 at the minimum of the range, $556,000 at the midpoint of the range, $584,000 at the maximum of the range and $615,000 at the maximum of the range, as adjusted. Actual expenses may vary from those estimated. In addition, we have assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan.



         We calculated pro forma net income and stockholders' equity for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively, as if the common stock to be issued in the offering had been sold at the beginning of the period. The table assumes that the net proceeds had been invested at 6.05% and 6.20% for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively, which represent the one year U.S. Treasury Bill rate as of the end of those periods. We assumed a combined effective federal and state income tax rate of 34%, resulting in an after-tax yield of 3.99% and 4.09% for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by our employee stock ownership plan with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How Our Net Proceeds Will Be Used," First BancTrust intends to retain 42% of the net conversion proceeds.

         The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to First Bank's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The table does give effect to the recognition plan, which we expect to adopt following the conversion and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the conversion. If the recognition plan is approved by stockholders, the recognition plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

         The tables on the following pages summarize historical consolidated data of First Bank and pro forma data of First BancTrust at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.




                                                                    At or For the Year Ended December 31, 1999
                                                    -----------------------------------------------------------------------------
                                                       977,500           1,150,000          1,322,500               1,520,875
                                                     Shares Sold        Shares Sold         Shares Sold            Shares Sold
                                                      at $10.00          at $10.00           at $10.00              at $10.00
                                                      Per Share          Per Share           Per Share            Per Share (15%
                                                      (Minimum           (Midpoint           (Maximum             above Maximum
                                                      of Range)           of Range)           of Range)            of Range)(8)
                                                    ------------         -----------        -------------         --------------
                                                                 (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .............................        $     9,775          $    11,500          $    13,225          $    15,209
Less offering expenses .....................               (528)                (556)                (584)                (615)
                                                    -----------          -----------          -----------          -----------
Estimated net conversion proceeds ..........              9,247               10,944               12,641               14,594
Less our employee stock ownership plan(1) ..               (782)                (920)              (1,058)              (1,217)
Less our recognition plan ..................               (391)                (460)                (529)                (608)
                                                    -----------          -----------          -----------          -----------
Estimated adjusted net proceeds(2) .........        $     8,074          $     9,564          $    11,054          $    12,769
                                                    ===========          ===========          ===========          ===========
Pro forma net income:
  Historical ...............................        $       710          $       710          $       710          $       710
  Pro forma adjustments:
   Income on adjusted net proceeds(2) ......                330                  391                  452                  523
   Our employee stock ownership plan(1) ....                (65)                 (76)                 (87)                (100)
   Our recognition plan(3) .................                (52)                 (61)                 (70)                 (80)
                                                    -----------          -----------          -----------          -----------
    Pro forma net income ...................        $       923          $       964          $     1,005          $     1,053
                                                    ===========          ===========          ===========          ===========
  Pro forma net income per share(4):
   Historical ..............................        $      0.78          $      0.66          $      0.58          $      0.50
   Pro forma adjustments:
    Income on adjusted net proceeds(2) .....               0.36                 0.37                 0.37                 0.37
    Our employee stock ownership plan(1) ...              (0.07)               (0.07)               (0.07)               (0.07)
    Our recognition plan (3) ...............              (0.06)               (0.06)               (0.06)               (0.06)
                                                    -----------          -----------          -----------          -----------
    Pro forma net income per share .........        $      1.01          $      0.90          $      0.82          $      0.74
                                                    ===========          ===========          ===========          ===========
Pro forma basic P/E ratio(4) ...............              9.90x               11.11x               12.20x               13.51x
Number of shares used in calculating net
  income per share(4) ......................            909,075            1,069,500            1,229,925            1,414,414
Pro forma stockholders' equity:
  Historical ...............................        $    11,988          $    11,988          $    11,988          $    11,988
  Estimated net conversion proceeds ........              9,247               10,944               12,641               14,594
  Less our employee stock ownership
    plan(1) ................................               (782)                (920)              (1,058)              (1,217)
  Less our recognition plan(3) .............               (357)                (460)                (529)                (608)
                                                    -----------          -----------          -----------          -----------
    Pro forma stockholders' equity(5)(6) ...        $    20,062          $    21,552          $    23,042          $    24,757
                                                    ===========          ===========          ===========          ===========
Pro forma stockholders' equity per share(7):
  Historical ...............................        $     12.26          $     10.42          $      9.06          $      7.88
  Estimated net conversion proceeds ........               9.42                 9.52                 9.56                 9.60
  Less our employee stock ownership
      plan(1) ..............................              (0.80)               (0.80)               (0.80)               (0.80)
  Less our recognition plan(3) .............              (0.40)               (0.40)               (0.40)               (0.40)
                                                    -----------          -----------          -----------          -----------
    Pro forma stockholders' equity
      per share(3)(5)(6) ...................        $     20.52          $     18.74          $     17.42          $     16.28
                                                    ===========          ===========          ===========          ===========
  Pro forma price to book ratio(7) .........              48.73%               53.36%               57.41%               61.43%
Number of shares used in equity
  per share calculations(7) ................            977,500            1,150,000            1,322,500            1,520,875



                                                   (FOOTNOTES ON FOLLOWING PAGE)

--------------------



(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from First BancTrust. We intend to make quarterly contributions to our employee stock ownership plan over an eight year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over eight years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (b) that the loan to our employee stock ownership plan bears a fixed interest rate of 8.50% and First Bank's payment of the employee stock ownership plan debt is based upon equal installments of principal over an eight year period and interest expense is excluded since it is an intercompany expense, (c) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 9,775, 11,500, 13,225 and 15,209 shares were committed to be released with respect to the year ended December 31, 1999, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (f) the effective tax rate was 34% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."



(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.



(3) We assumed that the recognition plan purchases 39,100, 46,000, 52,900 and 55,545 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended December 31, 1999 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.9%, and (b) the pro forma net income per share for the year ended December 31, 1999 would be $0.99, $0.88, $0.80 and $0.73, and pro forma stockholders' equity per share at December 31, 1999 would be $21.12, $18.40, $17.14 and $16.04, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans - Recognition Plan."

(4) Pro forma net income per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion and (b) in accordance with SOP 93-6, subtracting our employee stock ownership plan shares which have not been committed for release.



         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:





                                                  Minimum             Midpoint              Maximum        Maximum, as Adjusted
                                                -----------         ------------          -----------      --------------------
Total shares issued ..................             977,500            1,150,000            1,322,500            1,520,875
Less shares sold to our employee stock
  ownership plan .....................             (78,200)             (92,000)            (105,800)            (121,670)
                                                ----------           ----------           ----------           ----------
   Subtotal ..........................             899,300            1,058,000            1,216,700            1,399,205
Plus our employee stock ownership plan
  shares assumed committed to
  be released ........................               9,775               11,500               13,225               15,209
                                                ----------           ----------           ----------           ----------
Number of shares used in calculating
  pro forma net income per share .....             909,075            1,069,500            1,229,925            1,414,414
                                                ==========           ==========           ==========           ==========





(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 97,750, 115,000, 132,250 and 152,088 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the year ended December 31, 1999, would be $0.96, $0.85, $0.78 and $0.71, and (b) pro forma stockholders' equity per share at December 31, 1999, would be $19.57, $17.95, $16.75 and $15.71, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.



(6) The retained earnings of First Bank will be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(7)      Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.


                                                                 At or For the Nine Months Ended September 30, 2000
                                                    -----------------------------------------------------------------------------
                                                        977,500          1,150,000           1,322,500             1,520,875
                                                      Shares Sold       Shares Sold         Shares Sold           Shares Sold
                                                       at $10.00         at $10.00           at $10.00             at $10.00
                                                       Per Share         Per Share           Per Share           Per Share (15%
                                                       (Minimum          (Midpoint            (Maximum            above Maximum
                                                       of Range)          of Range)           of Range)            of Range)(8)
                                                    --------------      -------------       -------------       -----------------
                                                                  (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .............................        $     9,775          $    11,500          $    13,225          $    15,209
Less offering expenses .....................               (528)                (556)                (584)                (615)
                                                    -----------          -----------          -----------          -----------
Estimated net conversion proceeds ..........              9,247               10,944               12,641               14,594
Less our employee stock ownership plan(1) ..               (782)                (920)              (1,058)              (1,217)
Less our recognition plan ..................               (391)                (460)                (529)                (608)
                                                    -----------          -----------          -----------          -----------
Estimated adjusted net proceeds(2) .........        $     8,074          $     9,564          $    11,054          $    12,769
                                                    ===========          ===========          ===========          ===========
Pro forma net income:
  Historical ...............................        $       723          $       723          $       723          $       723
  Pro forma adjustments:
   Income on adjusted net proceeds(2) ......                242                  286                  331                  382
   Our employee stock ownership plan(1) ....                (48)                 (57)                 (65)                 (75)
   Our recognition plan(3) .................                (39)                 (46)                 (52)                 (60)
                                                    -----------          -----------          -----------          -----------
    Pro forma ..............................        $       878          $       906          $       937          $       970
                                                    ===========          ===========          ===========          ===========
Pro forma net income per share(4):
  Historical ...............................        $      0.80          $      0.68          $      0.59          $      0.51
  Pro forma adjustments:
    Income on adjusted net proceeds(2) .....               0.27                 0.27                 0.27                 0.27
    Our employee stock ownership plan(1) ...              (0.05)               (0.05)               (0.05)               (0.05)
    Our recognition plan (3) ...............              (0.04)               (0.04)               (0.04)               (0.04)
                                                    -----------          -----------          -----------          -----------
    Pro forma basic net income per share ...        $      0.98          $      0.86          $      0.77          $      0.69
                                                    ===========          ===========          ===========          ===========
Annualized pro forma basic P/E ratio(4) ....              7.65x                8.72x                9.74x               10.87x
Number of shares used in calculating net
  income per share(4) ......................            906,631            1,066,625            1,226,619            1,410,612
Pro forma stockholders' equity:
  Historical ...............................        $    12,830          $    12,830          $    12,830          $    12,830
  Estimated net conversion proceeds ........              9,247               10,944               12,641               14,594
  Less our employee stock ownership plan(1)                (782)                (920)              (1,058)              (1,217)
  Less our recognition plan(3) .............               (391)                (460)                (529)                (608)
                                                    -----------          -----------          -----------          -----------
    Pro forma stockholders' equity(5)(6) ...        $    20,904          $    22,394          $    23,884          $    25,599
                                                    ===========          ===========          ===========          ===========
Pro forma stockholders' equity per share(7):
  Historical ...............................        $     13.13          $     11.16          $      9.70          $      8.44
  Estimated net conversion proceeds ........               9.46                 9.52                 9.56                 9.60
  Less our employee stock ownership plan(1)               (0.80)               (0.80)               (0.80)               (0.80)
  Less our recognition plan(3) .............              (0.40)               (0.40)               (0.40)               (0.40)
                                                    -----------          -----------          -----------          -----------
    Pro forma stockholders' equity
      per share(3)(5)(6) ...................        $     21.39          $     19.48          $     18.06          $     16.84
                                                    ===========          ===========          ===========          ===========
  Pro forma price to book ratio(7) .........              46.75%               51.33%               55.37%               59.38%
Number of shares used in equity
  per share calculations(7) ................            977,500            1,150,000            1,322,500            1,520,875


---------------------



(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from First BancTrust. We intend to make quarterly contributions to our employee stock ownership plan over an eight year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over eight years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (b) that the loan to our employee stock ownership plan bears a fixed interest rate of 8.50% and First Bank's payment of the employee stock ownership plan debt is based on equal installments of principal over an eight year period and the interest expense is excluded since it is an intercompany expense, (c) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (d) that 7,331, 8,625, 9,919 and 11,407 shares were committed to be released with respect to the nine months ended September 30, 2000, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (e) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (f) the effective tax rate was 34% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."



(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.



(3) We assumed that the recognition plan purchases 39,100, 46,000, 52,900 and 60,835 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the nine months ended September 30, 2000 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.9%, and (b) the pro forma net income per share for the nine months ended September 30, 2000 would be $0.94, $0.83, $0.74 and $0.67, and pro forma stockholders' equity per share at September 30, 2000 would be $22.95, $19.11, $17.75 and $16.57, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans - Recognition Plan."



(4) Pro forma net income per share calculations are determined by (a) starting with the number of shares assumed to be sold in the conversion and (b) in accordance with SOP 93-6, subtracting our employee stock ownership plan shares which have not been committed for release.

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:






                                                 Minimum              Midpoint              Maximum       Maximum, as Adjusted
                                               -----------           ----------           -----------     --------------------
Total shares issued ..................             977,500            1,150,000            1,322,500            1,520,875
Less shares sold to our employee stock
  ownership plan .....................             (78,200)             (92,000)            (105,800)            (121,670)
                                                ----------           ----------           ----------           ----------
   Subtotal ..........................             899,300            1,058,000            1,216,700            1,399,205
Plus our employee stock ownership plan
  shares assumed committed to
  be released ........................               7,331                8,625                9,919               11,407
                                                ----------           ----------           ----------           ----------
Number of shares used in calculating
   pro forma net income per share ....             906,631            1,066,625            1,226,619            1,410,612
                                                ==========           ==========           ==========           ==========




(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 97,750, 115,000, 132,250 and 152,088 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the nine months ended September 30, 2000, would be $0.90, $0.80, $0.72 and $0.65, and (b) pro forma stockholders' equity per share at September 30, 2000, would be $20.35, $18.61, $17.33 and $16.21, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.




(6) The retained earnings of First Bank will be substantially restricted after the conversion. See "We Intend to Pay Quarterly Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(7)      Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                                   FIRST BANK
                        CONSOLIDATED STATEMENTS OF INCOME

         The following Consolidated Statements of Income for each of the years in the two-year period ended December 31, 1999 are a part of the consolidated financial statements of First Bank which appear beginning on page F-1 of this prospectus. The results of operations for the nine months ended September 30, 2000 and 1999, which are unaudited, include all adjustments which, in the opinion of management, are of a normal recurring nature and are necessary for fair presentation of these interim periods. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                             Nine Months Ended         Year Ended
                                                               September 30,           December 31,
                                                               -------------           ------------
                                                             2000        1999        1999        1998
                                                             ----        ----        ----        ----
                                                                            (In Thousands)
INTEREST INCOME:
Loans receivable
  Taxable ............................................     $ 7,129      $ 7,203     $ 9,665     $ 9,482
  Tax Exempt .........................................          49           59          77         138
Investment Securities
  Taxable ............................................       1,590        1,014       1,465       1,584
  Tax Exempt .........................................         156          140         188         108
Deposits with financial institutions .................         121           85         120         137
Federal Home Loan Bank stock dividends ...............          78           39          64          68
                                                           -------      -------     -------     -------
    Total interest income ............................       9,123        8,540      11,579      11,517
                                                           -------      -------     -------     -------
INTEREST EXPENSE:
Deposits .............................................       4,315        3,834       5,136       5,325
Federal Home Loan Bank ...............................       1,042          645       1,001       1,043
Other interest expense ...............................           2            7           9          18
                                                           -------      -------     -------     -------
    Total interest expense ...........................       5,359        4,486       6,146       6,386
                                                           -------      -------     -------     -------
NET INTEREST INCOME ..................................       3,764        4,054       5,433       5,131
Provision for loan losses ............................         585          614         845         674
                                                           -------      -------     -------     -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES .............................................       3,179        3,440       4,588       4,457
                                                           -------      -------     -------     -------
OTHER INCOME:
Service charges on deposit accounts ..................         318          238         340         279
Loan servicing fees ..................................         157          179         195         206
Other customer fees ..................................         490          417         566         557
Net realized gains (losses) on sales of available-for-
   sale securities ...................................          (3)          14          14           7
Net gains on loan sales ..............................         482          156         262         654
Brokerage fees .......................................         140           60          64         103
Abstract and title fees ..............................         228          226         287         269
Other income .........................................         171           84         133         129
                                                           -------      -------     -------     -------
    Total other income ...............................       1,983        1,374       1,861       2,204
                                                           -------      -------     -------     -------
OTHER EXPENSE:
Salaries and employee benefits .......................       2,314        2,407       3,117       3,177
Net occupancy expenses ...............................         123          124         164         144
Equipment expenses ...................................         548          557         742         610
Data processing fees .................................         369          390         520         286
Deposit insurance expenses ...........................          19           54          72          71
Printing and office supplies .........................          96          100         133         155
Advertising and promotion ............................         128          130         183         159
Other expenses .......................................         522          430         659         543
                                                           -------      -------     -------     -------
    Total other expense ..............................       4,119        4,192       5,590       5,145
                                                           -------      -------     -------     -------
INCOME BEFORE INCOME TAX .............................       1,043          622         859       1,516
Income tax expense ...................................         320          141         149         480
                                                           -------      -------     -------     -------
NET INCOME ...........................................     $   723      $   481     $   710     $ 1,035
                                                           =======      =======     =======     =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST BANK

GENERAL

         Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Chicago. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on noninterest income, provision for loan losses, general, administrative and other expenses and federal income taxes.

         Our operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.

OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

         We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on First Bank's current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

OUR EXPOSURE TO CHANGES IN INTEREST RATES

         Our ability to maintain net interest income depends upon earning a higher yield on assets than the rates we pay on deposits and borrowings and sustaining this positive interest rate spread during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of how an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 2000, the amount of First Bank's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded First Bank's interest-earning assets with the same characteristics by $4.0 million or 2.4% of First Bank's total assets.

         QUANTITATIVE ANALYSIS. The following table summarizes the anticipated maturities or repricing of the Savings Bank's interest-earning assets and interest-bearing liabilities as of September 30, 2000, based on the information and assumptions set forth in the notes to the table.


                                                        Six to        More Than      More Than
                                       Within Six       Twelve       One Year to    Three Years    Over Five
                                         Months         Months       Three Years   to Five Years    Years        Total
                                       ----------      --------      -----------   -------------  ----------    --------
                                                                    (Dollars In Thousands)
Interest-earning assets:
  Loans receivable, net(1) ........     $41,225        $24,826         $38,096         $ 5,622      $ 3,025      $112,794
  Investment securities(2)(3)  ....       5,312          1,641           5,660           8,496       16,422        37,531
  Deposits with financial
    institutions ..................       4,116            --              --              --           --          4,116
                                        -------        -------         -------         -------      -------      --------
    Total interest-earning
      assets ......................      50,653         26,467          43,756          14,118       19,447       154,441
                                        -------        -------         -------         -------      -------      --------

Interest-bearing liabilities:
  Deposits(4) .....................      29,992         25,100          33,917          10,812       14,726       114,547
  Borrowings ......................      26,032            --            1,500             --           --         27,532
                                        -------        -------         -------         -------      -------      --------
    Total interest-bearing
      liabilities .................      56,024         25,100          35,417          10,812       14,726       142,079
                                        -------        -------         -------         -------      -------      --------

Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities .....      (5,371)         1,367           8,339           3,306        4,721        12,362
                                        -------        -------         -------         -------      -------      --------

Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities ....     $(5,371)       $(4,004)        $ 4,335         $ 7,641      $12,362      $ 12,362
                                        =======        =======         =======         =======      =======      ========

Cumulative excess (deficiency)
  of interest-earning assets over
  interest-bearing liabilities as a
  percentage of total assets ......       (3.15)%        (2.35)%          2.54%           4.48%        7.25%         7.25%
                                        =======        =======         =======         =======      =======      ========

---------------------------
(1) Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments. Adjustable-rate loans are included in the periods in which interest rates are next scheduled to reset, adjusted to take into account estimated prepayments.

(2)      Reflects repricing, contractual maturity or anticipated call date.

(3)      All securities are classified as available for sale.

(4)      Adjusted to reflect various decay rate assumptions.

         Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value, which is defined as the net present value of a Savings Bank's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and net portfolio value. The following table presents First Bank's net portfolio value as of September 30, 2000 prepared by the Office of Banks and Real Estate of Illinois.


                                              Net Portfolio Value
----------------------------------------------------------------------------------------------------------
                                                   Estimated
      Change in                                    NPV as a                                   Change as a
    Interest Rates         Estimated              Percentage              Amount               Percentage
    (basis points)            NPV                  of Assets            of Change              of Assets
-------------------      -------------           -------------         -----------            ------------
                                             (Dollars In Thousands)
    +400                    $ 6,604                   4.13%               $(7,834)                 (4.90)%
    +300                      8,831                   5.41                 (5,607)                 (3.43)
    +200                     10,915                   6.55                 (3,523)                 (2.11)
    +100                     12,817                   7.55                 (1,621)                 (0.96)
      --                     14,438                   8.37                     --                     --
    -100                     17,734                  10.11                  3,296                   1.88
    -200                     19,122                  10.74                  4,684                   2.63
    -300                     20,643                  11.42                  6,205                   3.43
    -400                     22,416                  12.19                  7,978                   4.34

         QUALITATIVE ANALYSIS. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. First Bank's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Investment-Asset/Liability Committee, which presently consist of various members of our board and senior management. This committee meets quarterly to review our current composition of assets and liabilities in light of the prevailing interest rate environment. Our strategies to reduce the exposure of our earnings to changes in interest rates and manage the mismatch between asset and liability maturities are described below.

The most significant aspect of our asset/liability management is our continued emphasis on adjustable rate loans. Of First Bank's total loan portfolio at September 30, 2000, $78.4 million or 68.9% have adjustable interest rates. Adjustable rate loans adjust periodically during the term of the loan and decrease the risks associated with changes in interest rates. In addition to originating primarily adjustable-rate loans, First Bank attempts to reduce its potential exposure to interest rate risk by:


         - originating commercial business loans and automobile loans, which generally have shorter terms to maturity and higher yields than single-family residential mortgage loans;

         - selling conforming fixed-rate mortgage loans with terms greater than 12 years;

         - maintaining a portion of its investment and mortgage-backed securities with maturities or estimate average lives of less than five years;

         - managing its deposits to establish stable deposit relationships; and

         -        extending the terms of its Federal Home Loan Bank advances.


COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

         Total assets increased $2.7 million or 1.6% to $170.5 million at September 30, 2000 compared to $167.8 million at December 31, 1999. This increase in total assets was primarily due to an increase in investment securities available for sale funded by a decrease in cash and cash equivalents and an increase in deposits. Investment securities available for sale amounted to $37.5 million at September 30, 2000 compared to $33.4 million at December 31, 1999. The increase of $4.2 million or 12.5% was due to the investment of excess funds from the decrease in cash and cash equivalents and the increase in deposits. The other major category of assets, consisting of loans receivable, increased modestly. Cash and cash equivalents decreased $2.3 million or 18.2% to $10.4 million at September 30, 2000 and deposits increased $2.6 million or 2.0% to $129.2 million at September 30, 2000. The increase in total deposits was due to a $13.8 million increase in demand deposits offset by a decrease in savings deposits of $1.7 million and a $9.5 million decrease in certificates and other time deposits. The increase in demand deposits was due primarily to a $15.5 million increase in First Bank's Investor Checking account, which is a demand deposit account with an interest rate competitive with other money market accounts. First Bank also experienced a shift in deposits from other certificates and time deposits to demand deposits due to customers shifting their deposits to the Investor Checking account from other certificates and time deposits as they matured. Total equity capital increased $842,000 or 7.0% to $12.8 million at September

30, 2000 compared to $12.0 million at December 31, 1999. Total equity capital amounted to 7.5% of total assets at September 30, 2000.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999.

         GENERAL. First Bank's net income amounted to $723,000 for the nine months ended September 30, 2000 compared to $481,000 for the nine months ended September 30, 1999. The increase of $242,000 or 50.3% was due primarily to an increase in total other income, partially offset by a decrease in net interest income. These and other significant fluctuations in First Bank's results of operations are discussed on the following pages.

                  AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods. First Bank does not believe that the monthly averages differ significantly from what the daily averages would be.

                                                    At September 30, 2000
                                                 ------------------------
                                                     Balance    Yield/Rate
                                                   ----------   ----------
INTEREST-EARNING ASSETS:
  Loans receivable, net(2).......................    $111,084     8.68%
  Investment securities..........................      37,531     6.37
  Deposits with financial institutions (3).......       4,116     6.51
  Federal Home Loan Bank stock...................       1,450     7.30
                                                    ---------     ----
    Total interest-earning assets................     154,181     8.05
                                                                  ----
Non-interest-earning assets......................      16,285
                                                     --------
    Total assets.................................    $170,466
                                                      =======

INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand.......................................     $33,461     5.56
    Savings......................................       7,672     2.00
    Certificates of Deposit of $100,000 or more..      16,617     6.01
    Other certificates...........................      56,797     5.69
  Borrowings:
    Long-term....................................      26,532     6.37
    Short-term...................................       1,000     6.96
                                                    ---------     ----
  Total interest-bearing liabilities.............     142,079     5.63
                                                                  ----
  Non-interest-bearing liabilities...............      15,557
                                                     --------
    Total liabilities............................     157,636
  Total equity capital(4)........................      12,830
                                                     --------
    Total liabilities and equity capital.........    $170,466
                                                      =======
  Net average interest-earning assets............
  Net interest income; interest rate spread(5)...                 2.42%
                                                                  ====
  Net interest margin(6).........................
  Average interest-earning assets to average
   interest-bearing liabilities..................

                                                                               Nine Months Ended September 30,
                                                 -----------------------------------------------------------------------------------
                                                                      2000                                        1999
                                                 ---------------------------------------   -----------------------------------------
                                                   Average                    Average       Average                       Average
                                                   Balance     Interest    Yield/Rate(1)    Balance       Interest    Yield/ Rate(1)
                                                 ---------    ---------    -------------   ---------      --------    --------------
                                                                                    (Dollars In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net(2).......................  $112,058      $7,178         8.54%      $110,040         $7,262            8.80%
  Investment securities..........................    35,555       1,746         6.55         26,062          1,154            5.90
  Deposits with financial institutions (3).......     3,859         121         4.18          3,466             85            3.27
  Federal Home Loan Bank stock...................     1,424          78         7.30            812             39            6.40
                                                   --------      ------         ----       --------         ------            ----
    Total interest-earning assets................   152,896       9,123         7.96        140,380          8,540            8.11
                                                                 ------         ----                        ------            ----
Non-interest-earning assets......................    10,561                                  11,350
                                                   --------                                --------
    Total assets.................................  $163,457                                $151,730
                                                   ========                                ========

INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand.......................................  $ 29,583       1,059         4.77       $ 18,049            338            2.50
    Savings......................................     8,680         131         2.01         11,071            195            2.35
    Certificates of Deposit of $100,000 or more..    16,201         590         4.86         15,640            587            5.01
    Other certificates...........................    60,639       2,535         5.57         67,249          2,714            5.38
  Borrowings:
    Long-term....................................    22,035         972         5.88         12,863            531            5.49
    Short-term...................................     1,500          72         6.40          3,167            121            5.09
                                                   --------      ------         ----       --------          -----           -----
  Total interest-bearing liabilities.............   138,638       5,359         5.16        128,039          4,486            4.67
                                                                 ------         ----                         -----            ----
  Non-interest-bearing liabilities...............    12,551                                  11,761
                                                   --------                                 -------
    Total liabilities............................   151,189                                 139,800
  Total equity capital(4)........................    12,268                                  11,930
                                                   --------                                --------
    Total liabilities and equity capital.........  $163,457                                $151,730
                                                   ========                                ========
  Net average interest-earning assets............  $ 14,258                                $ 12,341
                                                   ========                                ========
  Net interest income; interest rate spread(5)...                $3,764         2.80%                      $4,054            3.44%
                                                                  =====         ====                        =====            ====
  Net interest margin(6).........................                               3.28%                                        3.85%
                                                                                ====                                         ====
  Average interest-earning assets to average
   interest-bearing liabilities..................    110.28%                                 109.64%
                                                     ======                                  ======


                                                  (FOOTNOTES APPEAR ON PAGE 43)

                                                                                  Year Ended December 31,
                                                          ------------------------------------------------------------------------
                                                                        1999                                 1998
                                                          ---------------------------------    -----------------------------------
                                                           Average                Average      Average                   Average
                                                           Balance    Interest   Yield/Rate    Balance     Interest     Yield/Rate
                                                          --------    --------   ----------    -------     --------     ----------
                                                                                  (Dollars In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net(2)..........................      $111,405     $ 9,742       8.74%    $106,009      $ 9,620         9.07%
  Investment securities.............................        27,524       1,653       6.01       27,397        1,692         6.18
  Deposits with financial institutions(3)...........         3,593         120       3.34        3,592          137         3.81
  Federal Home Loan Bank stock......................           935          64       6.84        1,094           68         6.22
                                                          --------     -------       ----     --------      -------         ----
    Total interest-earning assets...................       143,457      11,579       8.07      138,092       11,517         8.34
                                                                       -------       ----                   -------         ----
Non-interest-earning assets.........................        10,888                              12,387
                                                          --------                            --------
    Total assets....................................      $154,345                            $150,479
                                                          ========                            ========

INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand..........................................      $ 18,900         498       2.63     $ 16,472          378         2.29
    Savings.........................................        10,703         244       2.28       11,160          280         2.51
    Certificates of Deposit of $100,000 or more.....        15,837         765       4.83       14,977          841         5.62
    Other certificates..............................        67,130       3,630       5.41       66,603        3,826         5.75
Borrowings:
    Long-term.......................................        15,552         832       5.35       15,767          961         6.10
    Short-term......................................         3,375         177       5.24        1,750           99         5.66
                                                          --------     -------       ----     --------     --------         ----
  Total interest-bearing liabilities................       131,497       6,146       4.67      126,729        6,386         5.04
                                                                       -------       ----                  --------         ----
  Non-interest-bearing liabilities..................        10,904                              12,081
                                                          --------                             -------
    Total liabilities...............................       142,401                             138,810
  Total equity capital(4)...........................        11,944                              11,669
                                                          --------                             -------
    Total liabilities and equity capital............      $154,345                            $150,479
                                                           =======                             =======
  Net average interest-earning assets...............     $  11,960                            $ 11,363
                                                          ========                            ========
  Net interest income; interest rate spread(5)......                   $ 5,433       3.40%                  $ 5,131         3.30%
                                                                       =======       ====                   =======         ====
  Net interest margin(6)............................                                 3.79%                                  3.71%
                                                                                     ====                                   ====
  Average interest-earning assets to average
   interest- bearing liabilities....................        109.10%                             108.97%
                                                            ======                              ======


                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------------

(1)      Yields and rates have been annualized where appropriate.

(2)      Includes loans held for sale and nonaccruing loans.

(3) Includes interest bearing demand deposits and other interest bearing deposits.

(4)      Includes retained earnings and accumulated other comprehensive income
         (loss).

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(6) Net interest margin is net interest income divided by net average interest-earning assets.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected First Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume. In calculating this table, out of period items and adjustments have been excluded. The types and amounts are disclosed in the note following the table.


                                         Nine Months Ended September 30,       Year Ended December 31,
                                         -------------------------------  ------------------------------
                                                 2000 vs. 1999                     1999 vs. 1998
                                         -------------------------------  ------------------------------
                                              Increase                          Increase
                                             (Decrease)                        (Decrease)
                                               Due To           Total           Due To          Total
                                         ------------------   Increase    ------------------   Increase
                                         Yield/Rate  Volume  (Decrease)   Yield/Rate  Volume  (Decrease)
                                         ----------  ------  -----------  ----------  ------  ----------
                                                                 (In Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net ...............    $(270)    $ 186      $ (84)      $(357)      $479     $ 122
  Investment securities ...............      136       456        592         (47)         8       (39)
  Deposits with financial institutions        26        10         36         (17)        --       (17)
  Federal Home Loan Bank stock ........        6        33         39           6        (10)       (4)
                                           -----     -----      -----       -----       ----     -----
    Total .............................     (102)      685        583        (415)       477        62
                                           -----     -----      -----       -----       ----     -----

INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand ............................      424       297        721          75         45       120
    Savings ...........................      (26)      (38)       (64)        (25)       (11)      (36)
    Certificates of Deposit of $100,000
      or more .........................      (24)       27          3        (122)        46       (76)
    Other certificates ................      142      (321)      (179)       (226)        30      (196)
  Borrowings:
    Long-term .........................       39       402        441        (117)       (13)     (130)
    Short-term ........................       40       (89)       (49)         (8)        86        78
                                           -----     -----      -----       -----       ----     -----
      Total ...........................      595       278        873        (423)       183      (240)
                                           -----     -----      -----       -----       ----     -----
  Increase (decrease) in net interest
    income ............................    $(697)    $ 407      $(290)      $   8       $294     $ 302
                                           =====     =====      =====       =====      =====     =====

         NET INTEREST INCOME. Net interest income is determined by First Bank's interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income decreased $290,000 or 7.1% to $3.8 million for the nine months ended September 30, 2000 compared to $4.1 million for the nine months ended September 30, 1999. Such decrease was primarily due to a decrease in the average interest rate spread to 2.80% for the nine months ended September 30, 2000 compared to 3.44% for the nine months ended September 30, 1999. For the same time periods, First Bank's net interest margin decreased from 3.85% to 3.28%.

         INTEREST INCOME. Interest income increased $584,000 or 6.8% to $9.1 million for the nine months ended September 30, 2000 compared to $8.5 million for the same period in 1999. This increase was due primarily to increases in the average balance of investment securities and loans receivable and, to a lesser extent, an increase in the yield on investment securities. Such increases were partially offset by a decrease in the yield earned on loans receivable. The average balance of investment securities increased $9.5 million or 36.4% to $35.6 million for the nine months ended September 30, 2000 compared to $26.1 million for the nine months ended September 30, 1999. The average balance of loans receivable increased $2.0 million or 1.8% during the same periods. The yield earned on loans receivable decreased from 8.80% during the nine months ended September 30, 1999 to 8.54% during the nine months ended September 30, 2000. The average yield on investment securities increased 65 basis points to 6.55% for the nine months ended September 30, 2000, compared to 5.90% for the same period in 1999. The increase in the average balance of loans receivable and investment securities was due to the investment of funds available as a result of the increase in the average balance of borrowings and deposits. The decrease in the yield on loans was due to a change in loan mix as a result of an increase in one-to-four family real estate loans which have lower interest rates and a decrease in agricultural production finance loans which typically have higher interest rates. The increase in the average yield on investment securities was primarily due to the purchase of higher yielding investments during the nine months ended September 30, 2000 reflecting a higher interest rate environment.

         INTEREST EXPENSE. Interest expense increased $874,000 or 19.5% to $5.4 million for the nine months ended September 30, 2000 compared to $4.5 million for the same period in 1999. Such increase was primarily due to an increase in the rate paid on demand deposits and increases in the average balance of demand deposits and long-term borrowings. The average rate paid on demand deposits increased to 4.77% for the nine months ended September 30, 2000 compared to 2.50% for the same period in 1999, reflecting an increase in the higher rate Investor Checking accounts. The average balances of demand deposits and long-term borrowings increased from $18.0 million and $12.9 million, respectively, for the nine months ended September 30, 1999 to $29.6 million and $22.0 million, respectively, for the comparable period in 2000. This increase in the average balance of demand deposits was due to the increased popularity of the Investor Checking account with rates priced to compete with money market products. This product was introduced to First Bank's customers in late 1998 and has increased from a balance of $2.2 million at December 31, 1998 to $26.5 million as of September 30, 2000. These increases were partially offset by a decrease in the average balance of other certificates from $67.2 million for the nine months ended September 30, 1999 to $60.6 million for the comparable period in 2000. This decrease of $6.6 million or 9.8% was due primarily to customers converting certificates of deposit into higher yielding Investor Checking accounts.



         COMPARISON OF THE TOTAL ALLOWANCE AND RELATED PROVISION FOR CREDIT LOSSES. At September 30, 2000, the allowance for loan losses was $1.7 million, or 1.50% of the total loan portfolio compared to $1.6 million, or 1.45% at December 31, 1999.





         First Bank experienced an overall increase in loans from December 31, 1999 to September 30, 2000 of $1.4 million. First Bank also experienced a change in loan mix. One-to-four family real estate loans increased from $40.3 million to $46.3 million, commercial and industrial loans increased from $7.8 million to $8.6 million, agricultural real estate loans increased from $10.5 million to $11.9 million, agricultural production loans decreased from $14.7 million to $10.9 million, and consumer loans decreased from $29.1 million to $26.9 million. Management reviewed the impact of the change in loan mix in determining the adequacy of the allowance for loan losses. Overall, the change in loan mix did not adversely affect the allowance for loan losses from December 31, 2000 to September 30, 2000 as First Bank experienced a $6.0 million decrease in consumer loans and agricultural production finance loans and a $7.1 million increase in real estate loans, of which $6.0 million consisted of one-to-four family real estate loans. One-to-four family real estate loans generally have less risk exposure due to the nature of the collateral while consumer and agricultural loans have more risk exposure as the collateral values are less stable and can depreciate quickly. First Bank considered the local economy and real estate market and noted no major negative trends. First Bank continues to closely monitor the effects of the general economy and increase in consumer debt in relation to its customer base. First Bank also continues to monitor the agricultural economy and weather patterns as they relate to the Bank's agriculture customer base.





         First Bank's nonperforming loans and troubled debt restructurings as a percentage of total loans increased from 1.19% at December 31, 1999 to 2.28% at September 30, 2000. First Bank's net chargeoffs were $459,000 for the nine months ended September 30, 2000 compared to $538,000 for the nine months ended September 30, 1999. The chargeoffs for fiscal 2000 and fiscal 1999 related primarily to the agricultural industry due to unfavorable commodity prices and weather patterns. First Bank individually reviews in detail agricultural loans and provides a specific allowance allocation for those loans based on a detailed analysis. The increase in the overall allowance for loan losses from December 31, 1999 to September 30, 2000 relates primarily to an increase in the specific allowances related to loans in the agricultural industry and the related negative trends in the nonperforming loans. First Bank's specific allocation reserve increased by approximately $189,000 for agricultural related loans from December 31, 1999 to September 30, 2000.





         There were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses from December 31, 1999 through September 30, 2000. The increase in the overall allowance for loan losses and the change in allocation among the various loan categories related primarily to an increase in the specific allowance allocation due to individual credit exposure as identified by management.





         First Bank's annualized ratio of net chargeoffs to average loans outstanding was .55% through September 30, 2000 compared to .61% and .21% for the years ended December 31, 1999 and 1998, respectively. The chargeoffs for 2000 and 1999 were considerably higher than years prior to 1999. The recent negative trend in chargeoffs relates primarily to the agricultural industry due to unfavorable commodity prices and weather patterns. As of September 30, 2000, the allowance for loan losses exceeded the net chargeoffs during the current period, reflecting management's belief, based on the foregoing analysis, that there were additional losses inherent in the portfolio.





         For the nine months ended September 30, 2000 and 1999, the provision for losses on loans amounted to $585,000 and $615,000, respectively. The provision for September 30, 2000 is based on First Bank's analysis of the allowance for loan losses as previously discussed. While First Bank cannot assure that future chargeoffs and/or additional provisions will not be necessary, First Bank believes that, as of September 30, 2000, its allowance for loan losses was adequate.

         OTHER INCOME. Other income increased $609,000 or 44.3% to $2.0 million for the nine months ended September 30, 2000 compared to $1.4 million for the same period in 1999. Such increase was due to increases in service charges on deposit accounts, other customer fees, net gains on loan sales, brokerage fees and other miscellaneous income. Service charges on deposit accounts increased $80,000 or 33.6% as a result of the shift to transactional demand deposits from time deposits accompanied by an increase in service charges. Other customer fees increased $73,000 or 17.5%. This increase includes $30,000 for late charges and other fees on loans, $26,000 for commissions on credit life insurance sales, and $17,000 for other customer fees such as sales of money orders, cashiers checks and travelers checks. Net gains on loan sales increased $326,000 or 209.0% as a result of increased agricultural loan sales. First Bank capitalizes the servicing fees related to these loan sales and recognizes the capitalized amount as net gains on loan sales. First Bank estimates the fair value of the servicing fees based on the servicing fee and the estimated life of the loans sold. The servicing fees on the agricultural loans averaged 1.5% which is higher than that of residential mortgage loans sold as a result of the higher cost of servicing these agricultural loans. Brokerage fees increased $80,000 or 133.3% as a result of the transfer of approximately $3.1 million of annuity accounts under management to new product lines now offered by First Charter Service Corporation, one of First Bank's wholly-owned subsidiaries. This transfer and the resulting increase in income do not represent a normal recurring event. Other miscellaneous income increased $89,000 or 107.2% primarily as a result of an increase in the cash surrender value of life insurance.

         OTHER EXPENSES. Other expenses decreased $74,000 or 1.8% to $4.1 million for the nine months ended September 30, 2000 compared to $4.2 million for the same period in 1999. Such decrease was primarily due to a decrease of $93,000 or 3.9% in salaries and employee benefits, a $21,000 decrease in data processing fees, a $35,000 decrease in deposit insurance expense, and a $10,000 decrease in equipment expenses. These decreases were offset by a net increase in all other expenses of $85,000. Average full time equivalent employees for First Bank remained constant at approximately 77 during these periods. However, due to restructuring of the employment mix, First Bank salaries and employee benefits decreased $178,000 from the nine months ended September 30, 1999 to the same period ended September 30, 2000. First Bank's decrease in salaries and employee benefits was offset by an increase of $48,000 and $37,000 to salaries and employee benefits for First Bank's wholly-owned subsidiaries, Community Finance Center, Inc. and First Charter Service Corporation, respectively. The decrease in data processing fees relates to a concerted effort by management to eliminate any unnecessary services and reports. After the conversion in data processing providers in late 1998, First Bank was charged for all services and reports resulting in increased fees. The decrease to deposit insurance relates to a decrease in the Savings Association Insurance Fund assessment during 2000 for well-capitalized institutions. Deposit insurance expense decreased from $54,000 for the nine months ended September 30, 1999 to $19,000 for the nine months ended September 30, 2000. Other miscellaneous expenses increased $93,000 from $430,000 for the nine moths ended September 30, 1999 to $523,000 for the nine months ended September 30, 2000. Two major reasons for this increase were increases in legal and professional fees and loan expenses of $81,000 and $14,000, respectively. Legal expenses increased $33,000 for the nine months ended September 30, 1999 compared to the nine months ended September 30, 2000 due to various legal matters. Other professional fees increased $48,000 largely due to First Bank outsourcing its internal audit and internal loan review functions, which was partially implemented during 1999 and fully implemented for 2000.

         INCOME TAXES. Income taxes amounted to $320,000 and $141,000 for the nine months ended September 30, 2000 and 1999, respectively, resulting in effective tax rates of 30.7% and 22.7%, respectively. The difference in the tax rate in 2000 compared to 1999 was primarily due to a state tax provision in 2000 versus a state tax benefit in 1999.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998.

         GENERAL. First Bank's net income amounted to $710,000 in 1999 compared to $1.0 million in 1998. The decrease of $325,000 or 31.4% was due to an increase in the provision for loan losses, a decrease in other income and an increase in other expenses, which were partially offset by an increase in net interest income.

         NET INTEREST INCOME. Net interest income increased $302,000 or 5.9% to $5.4 million for 1999 from $5.1 million for 1998. First Bank's interest rate spread increased slightly from 3.30% for1998 to 3.40% for 1999. In addition, First Bank's net interest margin increased slightly to 3.79% for 1999 from 3.71% for 1998.

         INTEREST INCOME. Interest income increased $62,000 to $11.6 million for 1999 compared to $11.5 million for 1998. This increase was primarily due to an increase in the average balance of loans receivable, substantially offset by a decrease in the average yield on such assets. The average balance of loans receivable increased $5.4 million or 5.1% to $111.4 million in 1999 compared to $106.0 million in 1998. Such increase was due to continued origination of loans, primarily consumer loans. The average yield on loans receivable decreased to 8.74% for 1999 from 9.07% in 1998 due to a declining interest rate environment.

         INTEREST EXPENSE. Interest expense decreased $240,000 or 3.8% to $6.1 million for 1999 compared to $6.4 million in 1998. Such decrease was primarily due to a decrease in the average rate paid on certificates of deposit of $100,000 or more, other certificates and long-term borrowings. The decrease in the average rate paid on certificates of deposit of $100,000 or more and other certificates was primarily due to a decrease in the rates offered on such certificates. The decrease in the average rate paid on long-term borrowings was primarily due to the replacement of higher rate Federal Home Loan Bank borrowings with lower rate Federal Home Loan Bank borrowings, reflecting lower market interest rates.



         COMPARISON OF THE TOTAL ALLOWANCE AND RELATED PROVISION FOR CREDIT LOSSES. At December 31, 1999, the allowance for loan losses was $1.6 million, or 1.45% of the total loan portfolio compared to $1.4 million, or 1.29% at December 31, 1998.





         First Bank experienced an overall increase in loans from December 31, 1998 to December 31, 1999 of $2.2 million. First Bank also experienced a change in loan mix. One-to-four family real estate loans decreased from $43.3 million to $40.3, commercial and industrial loans increased from $5.8 million to $7.8 million, agricultural real estate loans decreased from $11.3 million to $10.5 million, agricultural production loans decreased from $16.4 million to $14.7 million, and consumer loans increased from $23.0 million to $29.1 million. Management reviewed the impact of the change in loan mix in determining the adequacy of the allowance for loan losses. First Bank's increase in loans was related primarily to the $6.1 million increase in consumer loans which was offset by a $3.1 million decrease in one-to-four family real estate loans and a $2.4 million decrease in agricultural real estate and production loans. The increased risk associated with the consumer portfolio was somewhat offset by a decrease in the higher risk associated with agricultural loans. The increase in consumer loans is reflected in the increase in the general loan loss allocation as consumer loans are evaluated as a pool and are based on historical loss factors. First Bank considered the local economy and real estate market and noted no major negative trends. First Bank continues to closely monitor the effects of the general economy and increase in consumer debt in relation to its customer base. First Bank also continues to monitor the agricultural economy and weather patterns as they relate to the Bank's agriculture customer base.





         First Bank's nonperforming loans and troubled debt restructurings as a percentage of total loans decreased from 1.80% at December 31, 1998 to 1.19% at December 31, 1999. First Bank's net chargeoffs were $677,000 for 1999 compared to $224,000 for 1998. The increase in net chargeoffs related primarily to the agricultural industry due to unfavorable commodity prices and weather patterns. First Bank individually reviews in detail agricultural loans and provides a specific allowance allocation for those loans based on a detailed analysis. The increase in the overall allowance for loan losses from December 31, 1998 to December 31, 1999 relates primarily to an increase in the specific allowances related to loans in the agricultural industry and the related negative trends in the net chargeoffs. First Bank's specific allocation reserve increased by approximately $114,000 for agricultural related loans from December 31, 1998 to December 31, 1999. The remaining increase was due to a specific reserve associated with commercial and industrial loans.





         There were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses from December 31, 1998 through December 31, 1999. The increase in the overall allowance for loan losses and the change in allocation among the various loan categories related primarily to an increase in the specific allowance allocation due to individual credit exposure as identified by management.





         First Bank's net chargeoffs to average loans outstanding was 0.61% through December 31, 1999 compared to .21% for December 31, 1998. The increase in chargeoffs was due to unfavorable conditions in the agricultural economy. As of December 31, 1999, the allowance for loan losses exceeded the net chargeoffs during the current period, reflecting management's belief , based on the foregoing analysis, that there were additional losses inherent in the portfolio.





         First Bank's provision for loan losses increased $171,000 or 25.4% to $845,000 for 1999 compared to $674,000 for 1998. Such increase was due to management's ongoing review of the adequacy of the allowance for loan losses as discussed above and the increase in net chargeoffs in 1999 of $454,000 to $678,000 compared to $224,000 in 1998.



         OTHER INCOME. Other income decreased $343,000 or 15.6% to $1.9 million for 1999 compared to $2.2 million for 1998. The decrease was primarily due to a decrease of $393,000 or 60.1% in net gains on loan sales as a result of a decrease in the volume of residential real estate loans sold.

         OTHER EXPENSE. Other expense increased $444,000 or 8.6% to $5.6 million for 1999 compared to $5.1 million for 1998. Such increase was primarily due to increases in equipment expense, data processing fees and other miscellaneous expenses. A decrease in salaries and employee benefits offset these increases.

         Equipment expenses and data processing fees increased $132,000 or 21.6% and $234,000 or 81.8% in 1999 compared to 1998. The increase in equipment expenses relates to the new lease signed in 1999 for computer equipment. Equipment rental expense increased $100,000 as a result of this new lease. The increase in data processing fees relates to the conversion in data processing providers in late

1998. After the conversion, First Bank was charged for all services and reports which resulted in increased fees over 1998 of 81.7%. Other miscellaneous expenses increased $116,000 or 21.4% in 1999 compared to 1998 primarily as a result of an increase of $78,000 in legal and professional fees. Legal expenses increased $23,000 for 1999 as a result of various legal matters involving First Bank. Other professional fees increased $55,000 largely due to First Bank initiating the outsourcing of its internal audit and internal loan review functions in 1999. These increase were offset by a decrease of $60,000 or 1.3% in salaries and employee benefits for 1999 compared to 1998. Although average full time equivalent employees for First Bank remained constant at approximately 79 from 1998 to 1999, the average salary and benefits per full time equivalent employee decreased 2.6% from $30,200 for 1998 to $29,400 for 1999. This decrease was due to restructuring of the employment mix.

         INCOME TAXES. Income taxes amounted to $149,000 and $48,000 for 1999 and 1998, respectively, resulting in effective tax rates of 17.4% and 31.7%, respectively. The difference in the tax rate in 1999 compared to 1998 was primarily due to a state tax benefit in 1999 versus a state tax provision in 1998. In addition, non-taxable income from municipal securities increased $80,000 from 1998 to 1999.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 2000, First Bank had outstanding commitments to originate $5.5 million of loans. In addition, as of September 30, 2000, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $45.8 million. First Bank believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If First Bank requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Chicago are available as an additional source of funds.

         First Bank is required to maintain regulatory capital sufficient to meet tier I leverage, tier I risk- based and total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At September 30, 2000, First Bank exceeded each of its capital requirements with ratios of 7.9%, 12.0% and 13.3%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein regarding First Bank have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of First Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on First Bank's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption is permitted. First Bank anticipates, based on current activities, that the adoption of Statement of Financial Accounting Standards No. 133 will not have an effect on its financial position or results of operations.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE, WHICH AMENDS STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on First Bank's financial position or results of operations as First Bank does not currently securitize mortgage loans.

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement replaces Statement of Financial Accounting Standards No. 125. This Statement is also effective for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. This Statement is effective for fiscal years ending after December 15, 2000. The adoption of this Statement will not have any impact on First Bank's financial position or results of operations.

                             BUSINESS OF FIRST BANK


FIRST BANK'S LENDING ACTIVITIES

         GENERAL. At September 30, 2000, the net loan portfolio of First Bank totaled $111.1 million, representing approximately 65.2% of total assets at that date. One of the principal lending activities of First Bank is the origination of one- to four-family (which are also known as single-family) residential loans. At September 30, 2000, single-family residential loans amounted to $46.3 million or 40.7% of the total loan portfolio. Of this amount, $3.4 million consisted of second mortgage loans. In addition, First Bank originates commercial and industrial loans, agricultural loans, commercial business loans, agricultural production finance loans, consumer loans and tax exempt loans. On a very limited basis, First Bank offers multi-family loans and construction loans.

         The types of loans that First Bank may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At September 30, 2000, First Bank's regulatory limit on loans-to-one borrower was $2.0 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $1.2 million, $1.1 million, $1.1 million, $925,000 and $886,000. Each of First Bank's five largest loans or groups of loans were performing in accordance with its terms at September 30, 2000.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of First Bank's loan portfolio by type of loan at the dates indicated.

                                            At September 30,                               December 31,
                                         ----------------------       -----------------------------------------------------
                                                  2000                          1999                          1998
                                                  ----                          ----                          ----
                                          Amount        Percent        Amount         Percent        Amount         Percent
                                         -------        -------       -------         -------      --------         -------
                                                                          (In Thousands)
Real estate loans:
  One-to-four family.............        $ 46,329(1)     40.72%      $ 40,256          35.83%      $ 43,321          39.34%
  Multi-family...................             303         0.27            414           0.37            291           0.26
  Commercial and industrial......           8,633         7.59          7,784           6.93          5,801           5.27
  Construction...................             131         0.12          1,200           1.07          1,305           1.19
  Agricultural loans.............          11,873        10.43         10,523           9.36         11,257          10.22
Commercial business..............           7,529         6.62          7,319           6.51          7,502           6.81
Agricultural production finance..          10,943         9.61         14,662          13.05         16,357          14.85
Consumer loans:
  Vehicle........................          22,506        19.78         18,223          16.22         15,351          13.94
  Consumer finance...............           1,298         1.14          3,745           3.33          2,880           2.62
  Share..........................             773         0.68          1,053           0.94            856           0.78
  Other..........................           2,349         2.06          6,033           5.37          3,913           3.55
Tax exempt loans.................           1,117         0.98          1,156           1.02          1,293           1.17
                                          -------       ------      ---------         ------       --------         ------
    Total loans receivable.......         113,784       100.00%       112,368         100.00%       110,127         100.00%
                                                        ======                        ======                        ======

Less:

Undisbursed portion of loans.....              76                          70                            96
Unearned interest................             914                         312                           223
Allowance for loan losses........           1,710                       1,584                         1,416
                                         --------                    --------                      --------
  Loans receivable, net..........        $111,084                    $110,402                      $108,392
                                         ========                    ========                      ========

------------------
(1)   Includes second mortgage loans amounting to $3.4 million at September 30,
2000

         ORIGINATION OF LOANS. The lending activities of First Bank are subject to the written underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by loan officers. The loan officers also supervise the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Board of Directors of First Bank.

         Under the real estate lending policy of First Bank, a title opinion or a title insurance policy must be obtained for each real estate loan. First Bank also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. First Bank does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

         First Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. First Bank's loan policy assigns aggregate lending limits to officers of First Bank depending on the type of loan and whether the loan is secured or unsecured. These limits range from $5,000 to $125,000 and are exclusive of the portion of a loan which is sold without recourse, the portion of each loan guaranteed by a government agency and any real estate mortgage loan on a principal residence where the loan to value is less than 90%. In addition, executive officers may combine their lending authority provided that any aggregate extension of credit over $300,000 requires approval by the Loan Committee of the Board of Directors. Generally, the Loan Committee is authorized to approve aggregate extensions of credit up to $800,000. Any extension of credit that will cause the aggregate loan balance to one borrower to exceed $800,000 must be approved by three executive officers, the Loan Committee and the Board.

         The following table shows total loans originated, sold and repaid during the periods indicated.


                                                           Nine Months Ended September 30,         Year Ended December 31,
                                                         ---------------------------------       --------------------------
                                                            2000                  1999             1999              1998
                                                         ----------            -----------       ---------          -------
                                                                                   (In Thousands)
LOAN ORIGINATIONS:
  Real estate loans:
    One-to-four family.............................        $16,373             $19,684           $24,080            $30,138
    Multi-family...................................             --                 478               568                 --
    Commercial and industrial......................          1,131               2,478             2,780              2,692
    Construction...................................             30                  50                50                 --
    Agricultural loans.............................         14,861               3,887             4,182              8,344
  Commercial business..............................          4,084               2,755             3,664             10,607
  Agricultural production finance..................         10,127               8,787            11,226             17,881
  Consumer loans:
    Vehicle........................................         14,097              11,511            16,476             15,078
    Consumer finance ..............................            898                  84             1,007              1,193
    Share..........................................            648                  --               859                778
    Other..........................................          1,914                 417             3,303              3,519
  Tax exempt loans.................................             --                  --                --                 --
                                                           -------             -------           -------            -------
    Total loans originated.........................         64,163              50,131            68,195             90,230
                                                           -------             -------           -------            -------
SALES AND LOAN PRINCIPAL REDUCTIONS:
  Loans sold(1)....................................          9,856              12,126            13,593             16,800
  Loan principal reductions........................         52,852              34,156            52,361             65,876
                                                           -------             -------           -------            -------
    Total loans sold and principal reductions......         62,708              46,282            65,954             82,676
                                                           -------             -------           -------            -------
Increase (decrease) due to other items, net(2).....           (773)               (387)             (231)              (188)
                                                           -------             -------           -------            -------
Net increase (decrease) in loan portfolio..........        $   682             $ 3,462           $ 2,010            $ 7,366
                                                           =======             =======           =======            =======

----------------------
(1) Loans sold consist of agricultural real estate, one-to-four family real estate, agricultural production finance and vehicle loans.

(2) Other items consist of loans in process, deferred fees, unearned interest and allowance for loan losses.

         Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, First Bank concentrates its lending activity to its primary market area in Edgar and Clark counties, Illinois. Subject to its loans-to-one borrower limitation, First Bank is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. First Bank may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, First Bank may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. First Bank has received a waiver from the Illinois Office of Banks and Real Estate regarding its ability to exceed this 10% limit.

         MATURITY OF LOAN PORTFOLIO. The following table presents certain information at September 30, 2000, regarding the dollar amount of loans maturing in First Bank's portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.


                                                                       At September 30, 2000
                                            ---------------------------------------------------------------------------
                                                                      Agricultural
                                                          Commercial   Production                   Tax          Total
                                            Real Estate    Business     Finance      Consumer      Exempt        Loans
                                            -----------   ----------   -----------   --------     -------        -----
                                                                              (In Thousands)
AMOUNTS DUE IN:
  One year or less ....................       $ 4,989       $3,876       $ 8,393      $ 3,321      $  --       $ 20,579
  More than one year to five years ....         6,417        2,874         2,204       21,333         --         32,828
  More than five years ................        55,863          779           346        2,272       1,117       60,377
                                              -------       ------       -------      -------      ------      --------
    Total amount due ..................       $67,269       $7,529       $10,943      $26,926      $1,117      $113,784
                                              =======       ======       =======      =======      =======     ========


         The following table sets forth the dollar amount of all loans, before net items, due after September 30, 2000 which have fixed interest rates or which have floating or adjustable interest rates.


                                      Fixed-Rates   Floating or Adjustable-Rates            Total
                                      -----------   ----------------------------           --------
                                                             (In Thousands)
Real estate loans:
  One-to-four family ...............    $ 4,806                 $41,523(1)                 $ 46,329
  Multi-family .....................         53                     250                         303
  Commercial and industrial ........      1,393                   7,240                       8,633
  Construction .....................         22                     109                         131
  Agricultural loans ...............      2,423                   9,450                      11,873
Commercial business ................      1,477                   6,052                       7,529
Agricultural production finance ....      1,368                   9,575                      10,943
Consumer loans:
  Vehicle ..........................     20,886                   1,620                      22,506
  Consumer finance .................        912                     386                       1,298
  Share ............................        161                     612                         773
  Other ............................      1,902                     447                       2,349
Tax exempt loans ...................        --                    1,117                       1,117
                                       --------                 -------                    --------
     Total loans ...................    $35,403                 $78,381                    $113,784
                                       ========                 ========                   ========

-------------------
(1) Includes First Bank's residential loan product with a fixed rate for the first ten years which adjusts on an annual basis thereafter.

         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. One of the primary lending activities of First Bank is the origination of loans secured by single-family residences. At September 30, 2000,

$46.3 million or 40.7% of the total loan portfolio, before net items, consisted of single-family residential loans. Of this amount, $3.4 million amount consisted of second mortgage loans.

         The loan-to-value ratio, maturity and other provisions of the loans made by First Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by First Bank. First Bank's present lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 85% of the lesser of the appraised value or purchase price of the property. If First Bank originates a residential mortgage loan with a loan-to-value in excess of 90%, First Bank typically requires the borrower to obtain private mortgage insurance. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

         First Bank's residential mortgage loans have either fixed rates of interest or interest rates which adjust periodically during the term of the loan. Fixed-rate loans generally have maturities ranging from 10 to 30 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. First Bank's fixed-rate loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary market for mortgages. First Bank sells substantially all fixed-rate loans with terms greater than 12 years in the secondary market. At September 30, 2000, $4.8 million, or 10.4%, of First Bank's single-family residential mortgage loans were fixed-rate loans.

         The adjustable-rate single-family residential mortgage loans currently offered by First Bank have interest rates which adjust every one, three or five years in accordance with a designated index such as one-, three- or five-year U.S. Treasury obligations adjusted to a constant maturity, plus a stipulated margin. In addition, First Bank offers an adjustable rate mortgage loan with a fixed-rate for the first ten years which adjusts on an annual basis thereafter. First Bank's adjustable-rate single-family residential real estate loans generally have a cap of 2% on any increase or decrease in the interest rate at any adjustment date, and include a specified cap on the maximum interest rate over the life of the loan, which cap generally is 6% above the initial rate. Such loans generally are underwritten based on the initial rate. First Bank's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At September 30, 2000, $41.5 million or 89.6% of First Bank's single-family residential mortgage loans were adjustable-rate loans.

         At September 30, 2000, First Bank's second mortgage or home equity loans amounted to $3.4 million or 3.0% of the total loan portfolio. These loans are secured by the underlying equity in the borrower's residence. As a result, First Bank generally requires loan-to-value ratios of 90% or less after taking into consideration the first mortgage loan held by First Bank. If First Bank does not own or service the first mortgage, it will limit the total loan-to-value ratio to 80%. These loans typically have ten year terms with an interest rate adjustment after five years.

         Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates increase, the loan payment by the borrower increases to the extent permitted by the terms of the loan, thereby increasing the potential for default. Moreover, as with fixed-rate loans, as interest rates increase, the marketability of the underlying collateral property may be adversely affected by higher interest rates. First Bank believes that these risks, which have not had a material adverse effect on First Bank to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

         COMMERCIAL AND INDUSTRIAL LOANS. First Bank's commercial real estate and industrial loan portfolio primarily consists of loans secured by office buildings, warehouses, production facilities, retail stores and restaurants located within First Bank's market area. Commercial real estate and industrial loans amounted to $8.6 million or 7.6% of the total loan portfolio at September 30, 2000, with an average loan balance of approximately $69,000.

         First Bank's commercial real estate loans typically have a loan-to-value ratio of 75% or less and generally have higher interest rates than single-family residential mortgage loans. The maximum term of First Bank's commercial real estate loans is 10 years based on a 20 or 30 year amortization schedule. Otherwise, First Bank's commercial real estate loans have terms which are substantially similar to its single-family residential mortgage loans.

         Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. First Bank generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

         AGRICULTURAL LOANS. At September 30, 2000, First Bank's agricultural loans amounted to $11.9 million or 10.4% of the total loan portfolio. First Bank's agricultural loans are primarily secured by farm land in its market area and other counties in Illinois and Indiana contiguous to its market area. First Bank's agricultural loans have interest rates which adjust every one, three or five years in accordance with a designated index and are amortized over 20 years. A portion of these loans also include a balloon payment after 10 years. First Bank's lending policies on agricultural loans originated for its portfolio generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property.

         First Bank's agricultural loans generally are originated under terms, conditions and documentation which permit them to be sold to a variety of investors in the secondary market. These loans are also underwritten to carry a government guarantee that covers 90% of any loss on the loan. By way of example, assume that First Bank originates a conforming $100,000 agricultural loan and subsequently sells $90,000 of the loan in the secondary market with servicing retained. Again, assume that the borrower defaults on the loan, and the value of the property is $50,000. First Bank would purchase the $90,000 portion from the investor, foreclose on the loan and sell the property for $50,000. This would result in an initial loss to First Bank of $50,000. However, as a result of the government guarantee, First Bank would be reimbursed $45,000, representing 90% of its loss of $50,000. First Bank's out of pocket loss in this example would be $5,000. If First Bank originates an agricultural loan to be sold in the secondary market, it may originate the loan with a loan-to-value of 90% of the lesser of the appraised value or purchase price of the property.

         COMMERCIAL BUSINESS LOANS. At September 30, 2000, First Bank's commercial business loans amounted to $7.5 million or 6.6% of First Bank's loan portfolio. First Bank's commercial business loans have a term of up to five years and may have either floating rates tied to First Bank's internal prime rate or fixed rates of interest. First Bank's commercial business loans are made to small to medium-sized businesses within First Bank's market area. A substantial portion of First Bank's small business loans are secured by perfected security interests in accounts receivable and inventory or other corporate assets such as equipment. First Bank also generally obtains personal guarantees from the principals of the borrower with respect to all commercial business loans. In addition, First Bank may extend loans for a commercial business purpose which are secured by a mortgage on the proprietor's home or the business property. Commercial business loans generally are deemed to involve a greater degree of risk than single-family residential mortgage loans.

         AGRICULTURAL PRODUCTION FINANCE LOANS. At September 30, 2000, First Bank's agricultural production finance loans amounted to $10.9 million or 9.6% of the total loan portfolio. These loans are extended to farmers in First Bank's market area and other counties in Illinois and Indiana contiguous to its market area for the purchase of equipment, seed, fertilizer, insecticide and other purposes in connection with agricultural production. First Bank's agricultural production finance loans have terms of one, three or five years with a fixed rate of interest. The interest rate is increased with respect to the three and five year loans due to the increased risk of these loans. The amount of these loans is based on management's review of the borrower's business plan, prior performance of the land, marketability of crops and current market prices. First Bank requires a minimum debt service coverage ratio of 1.1. These loans are secured by crops, equipment, accounts receivable, inventory and second mortgages on the farm land.

         First Bank's agricultural production finance loans are also generally originated under terms, conditions and documentation which allow them to be sold to a variety of investors in the secondary market. These loans also carry a government guarantee of up to 90% of any loss. If First Bank originates an agricultural production finance loan to be sold in the secondary market, it will extend the term of the loan to seven years.

         CONSUMER LOANS. First Bank is authorized to make loans for a wide variety of personal or consumer purposes. At September 30, 2000, $26.9 million or 23.7% of First Bank's total loan portfolio consisted of consumer loans.

         First Bank originates consumer loans in order to provide a full range of financial services to its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by First Bank include vehicle loans, consumer finance loans, loans secured by deposit accounts in First Bank and other miscellaneous loans.

         First Bank offers vehicle loans on both new and used vehicles, with a significant portion of the loans secured by recent model used vehicles. The vehicle loans offered by First Bank have fixed interest rates and terms of up to seven years for new vehicles and up to five years for used vehicles. Vehicle loans amounted to $22.5 million or 19.8% of the total loan portfolio at September 30, 2000. All of First Bank's vehicle loans are directly underwritten by First Bank. First Bank does not purchase any indirect vehicle loans.

         At September 30, 2000, First Bank's consumer finance loans amounted to $1.3 million or 1.1% of the total loan portfolio. These loans are typically secured by household items such as furniture and electronic appliances and equipment. These loans are primarily underwritten based on the collateral and debt to income ratios. First Bank generally limits the terms of these loans to three years with a fixed interest rate.

         First Bank offers loans secured by deposit accounts in First Bank, which loans amounted to $773,000 or .68% of First Bank's total loan portfolio at September 30, 2000. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans mature on or before the maturity date of the underlying certificate of deposit.

         Other consumer loans primarily consist of unsecured personal loans. These loans amounted to $2.3 million or 2.1% of the total loan portfolio at September 30, 2000.

         Consumer loans generally have shorter terms and higher interest rates than mortgage loans but generally involve more credit risk than mortgage loans because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. In many cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. First Bank believes that the generally higher yields earned on consumer loans compensate for the increased credit risk associated with such loans and that consumer loans are important to its efforts to increase rate sensitivity, shorten the average maturity of its loan portfolio and provide a full range of services to its customers.

         MULTI-FAMILY RESIDENTIAL LOANS. First Bank also has a relatively small amount of multi-family (over four units) residential loans. The multi-family residential mortgage loans are underwritten on substantially the same basis as its commercial real estate loans, although loan-to-value ratios may be up to 80%. At September 30, 2000, First Bank had $303,000 in multi-family residential mortgage loans which amounted to .27% of the total portfolio.

         CONSTRUCTION LOANS. At September 30, 2000, First Bank had approximately $131,000 in single-family residential construction loans. The construction loans of First Bank are comprised largely of loans made to borrowers to construct individual pre-sold homes. Generally, the construction loan and the permanent mortgage loan are originated at one closing as a construction/permanent loan. Interest-only payments are required during the construction period, which is typically six months.

         Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. First Bank generally attempts to mitigate the risks associated with construction lending by, among other things, lending in its market area, using conservative underwriting guidelines, and monitoring the construction process.

         TAX EXEMPT LOANS. First Bank's tax exempt loans amounted to $1.1 million or .98% of the total loan portfolio at September 30, 2000. These loans represent participation interests in two industrial revenue bonds for a local business and a local hospital.

         LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, First Bank receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

ASSET QUALITY

         GENERAL. First Bank mails delinquent notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices are sent out when a loan becomes 30 days or 60 days past due. If a loan becomes 90 days past due, First Bank mails a notice indicating that First Bank will refer it to an attorney within 30 days to commence foreclosure. In most cases, deficiencies are cured promptly. While First Bank generally prefers to work with borrowers to resolve such problems, First Bank will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, First Bank generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

         Real estate and other assets acquired by First Bank as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. First Bank had $832,000 of real estate owned at September 30, 2000. This category consists primarily of farm land which is being marketed for sale and equipment and accounts receivable for an asphalt plant.

         DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at September 30, 2000, in dollar amounts and as a percentage of First Bank's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.


                                                                          September 30, 2000
                                           ----------------------------------------------------------------------------------
                                                    30-59                                                  90 or More Days
                                                Days Overdue                60-89 Days Overdue                Overdue
                                           -----------------------        ----------------------       ----------------------
                                                          Percent                       Percent                      Percent
                                                          of Total                      of Total                     of Total
                                           Amount          Loans          Amount         Loans         Amount         Loans
                                           ------         --------        ------        --------       ------        --------
                                                                         (In Thousands)
Real estate loans:
  One-to-four family...............          $195            0.17%       $  910           0.81%          541           0.49%
  Commercial and industrial........            18            0.02            21           0.02            --             --
  Agricultural loans...............            90            0.08           353           0.31           188           0.17
Commercial business................            12            0.01             8           0.01             2           0.00
Agricultural production finance....            24            0.02           264           0.24         1,493           1.36
Consumer loans:
  Vehicle..........................           384            0.34            38           0.03            60           0.05
 Consumer finance .................            23            0.02            28           0.02            17           0.01
  Other............................            15            0.01             3           0.01             5           0.01
                                             ----           -----        ------           ----        ------           ----
  Total loans......................          $761            0.67%       $1,625           1.45%       $2,306           2.09%
                                             ====           =====        ======           ====        ======           ====

         NON-PERFORMING ASSETS. The following table presents information with respect to First Bank's nonperforming assets at the dates indicated.


                                                       At September 30,                 At December 31,
                                                    -------------------          ---------------------------
                                                             2000                 1999                 1998
                                                           -------               ------               ------
                                                                   (Dollars In Thousands)
NONACCRUING LOANS:
  Real estate loans:
    One-to-four family...........................           $  541               $  502               $  437
    Commercial and  industrial...................               --                  123                   83
    Agricultural loans...........................              188                  355                  502
  Commercial business............................                2                  123                  504
  Agricultural production finance................            1,493                   75                  392
  Consumer loans:
    Vehicle .....................................               60                  105                   52
    Consumer finance ............................               17                   --                    8
    Other........................................                5                   --                    7
                                                            ------               ------               ------
      Total nonaccruing loans....................            2,306                1,283                1,985
                                                            ------               ------               ------
Real estate owned(1).............................              832                  646                  267
                                                            ------               ------               ------
      Total nonperforming assets(2)..............            3,138                1,929                2,252
Troubled debt restructurings.....................              294                   54                   --
                                                            ------               ------               ------
Troubled debt restructurings and total
  nonperforming assets...........................           $3,432               $1,983               $2,252
                                                            ======               ======               ======
Total nonperforming loans and troubled debt
  restructurings as a percentage of total loans..             2.28%                1.19%                1.80%
Total nonperforming assets and
  troubled debt restructurings as a
  percentage of total assets.....................             2.01%                1.18%                1.46%

-----------------------
(1) Real estate owned includes other repossessed assets and the balances are shown net of related loss allowances.
(2) Nonperforming assets consist of nonperforming loans, impaired loans, other repossessed assets and real estate owned.

         The increase in nonaccruing agricultural production finance loans at September 30, 2000 compared to December 31, 1999 was due primarily to the delinquency of one borrower with an outstanding balance of $718,000 at September 30, 2000. This loan has subsequently been paid off.

         If the $2.3 million of non-accruing loans of First Bank had been current in accordance with their terms during the nine months ended
September 30, 2000, the gross income on such loans would have been approximately $150,000. A total of approximately $83,000 of interest income was actually collected by First Bank on such loans in the nine months ended September 30, 2000.

         CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.



         First Bank's total classified assets at September 30, 2000
(excluding loss assets specifically reserved for) amounted to $4.1 million, $3.2 million of which was classified as substandard, $479,000 of which was classified doubtful and $402,000 of which was classified loss. Of the total $4.1 million classified assets, $1.2 million were nonperforming loans as of September 30, 2000. The remaining $2.9 million relate to potential problem loans due to various circumstances such as prior history with the customer and collateral shortfall. The largest classified assets at September 30, 2000 consisted of a $718,000 agricultural production finance loan and a $580,000 commercial real estate loan. The $718,000 loan has subsequently been paid off.





         RESERVE POLICY AND METHODOLOGY. First Bank maintains an allowance for credit losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments, and the unallocated allowance.





         The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools of loans, or commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date. Loss factors are described as follows:





- Problem graded loan loss factors are based on historical loss experience over a five-year period, which management believes approximates a business cycle.
- Pass graded loan loss factors are based on the average annual net chargeoff rate over a five-year period.
- For all problem and pass graded loans, First Bank individually evaluates all multi-family real estate, commercial and industrial real estate, construction, agricultural real estate, commercial business, and agricultural production finance loans.
- Pooled loan loss factors (not individually graded loans) are based on expected net chargeoffs for one year. Pooled loans are loans that are homogeneous in nature, such as consumer installment and residential mortgage loans.





     Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred.





     The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance include the following conditions that existed as of the balance sheet date:





- General economic and business conditions affecting First Bank's key lending areas,
- Credit quality trends (including trends in nonperforming loans expected to result from existing conditions),
-    Collateral values,
-    Loan volumes and concentrations,
-    Seasoning of the loan portfolio,
-    Specific industry conditions within portfolio segments,
-    Recent loss experience in particular segments of the portfolio,
-    Duration of the current business cycle,
-    Bank regulatory examination results, and
- Findings of an independent third party conducting semi-annual reviews of the loan portfolio.





         First Bank's loan officers and management meet quarterly to discuss and review these conditions. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as an unallocated allowance applicable to such credit or portfolio segment.





         The allowance for credit losses is based upon estimates of probable losses inherent in the loan portfolio. The amount of actual losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The Bank closely monitors any differences of actual and estimated loans and adjusts the methodology accordingly. Similarly, by basing the pass graded loan loss factors on loss experience over the last five years, the methodology is designed to take our recent loss experience into account. Pooled loan loss factors are adjusted, if needed, based upon the level of net chargeoffs expected by management in the next twelve months. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

         The following table sets forth information concerning the allocation of First Bank's allowance for loan losses by loan categories at the dates indicated.


                                          September 30,                              December 31,
                                    ------------------------    ------------------------------------------------------
                                              2000                      1999                          1998
                                    ------------------------    -------------------------     ------------------------
                                                 Percent of                   Percent of                   Percent of
                                                  Loans in                     Loans in                     Loans in
                                                    Each                         Each                         Each
                                                 Category to                  Category to                  Category to
                                    Amount       Total Loans     Amount       Total Loans     Amount       Total Loans
                                    ------       -----------    -------       -----------     ------       -----------
                                                             (Dollars In Thousands)
Allocated:
Real estate loans:
  One-to-four family........        $  193          40.74%       $  122          35.83%       $  121          39.34%
  Multi-family..............             1           0.27             1           0.37            22           0.26
  Commercial and industrial.           130           7.58            19           6.51            36           6.81
  Construction..............            --           0.12            --           1.07            23           1.19
  Agricultural loans........           303          10.43           270           9.36           297          10.22
Commercial business.........           246           6.61           342           6.93           305           5.27
Agricultural production
  finance...................           592           9.61           538          13.05           429          14.85
Consumer loans:
  Vehicle ..................           134          19.78           140          16.22            72          13.94
  Consumer finance .........             1           1.14            --           3.33            13           2.62
  Share.....................            --           0.68            --           0.94            --           0.78
  Other.....................            38           2.06           118           5.37            55           3.55
  Tax-exempt loans..........            --           0.98            --           1.02            --           1.17
Unallocated...............              72                           34                           90
                                  --------         ------        ------         ------        ------         ------
    Total...................        $1,710         100.00%       $1,584         100.00%       $1,418         100.00%
                                  ========         ======        ======         ======        ======         ======

         The following table sets forth an analysis of First Bank's allowance for loan losses during the periods indicated.


                                                      Nine Months Ended
                                                         September 30,                Year Ended December 31,
                                                   ----------------------             -----------------------
                                                   2000              1999             1999              1998
                                                   ----              ----             ----              ----
                                                                    (Dollars In Thousands)
Total loans outstanding.................         $113,784          $113,346         $112,368         $110,127
Average loans outstanding, net..........          112,058           110,040          111,405          106,009
Balance at beginning of period..........            1,584             1,416            1,416              966
CHARGE-OFFS:
Real estate loans:
  One-to-four family....................               --               156              190               48
  Commercial and industrial.............               --                --               16               --
  Agricultural loans....................               --               315              315               --
Commercial business.....................              175                --               30               --
Agricultural production finance.........              162                88              223               98
Consumer loans:
  Vehicle ..............................               87                25               35               27
  Other.................................              142                33               75               65
                                                 --------          --------         --------         --------
      Total charge-offs.................              566               617              884              238
                                                 --------          --------         --------         --------
RECOVERIES:
Real estate loans:
  One-to-four family....................               --                73               98               --
Agricultural production finance.........               58                --              103               --
Consumer loans:
  Automobile............................               17                --               --                6
  Other.................................               32                 6                6                8
                                                 --------          --------         --------         --------
      Total recoveries..................              107                79              207               14
                                                 --------          --------         --------         --------
Net charge-offs.........................             (459)             (538)            (677)            (224)
Provision for loan losses...............              585               614              845              674
                                                 --------          --------         --------         --------
Balance at end of period................         $  1,710          $  1,492         $  1,584         $  1,416
                                                 ========          ========         ========         ========
Allowance for loan losses as a
  percent of total loans outstanding....             1.50%             1.32%            1.45%            1.29%
                                                 ========          ========         ========         ========
Allowance for loan losses as a
  percent of total non-performing loans.            74.15%            66.25%          123.46%           71.34%
                                                 ========          ========         ========         ========
Ratio of net charge-offs to
  average loans outstanding.............             0.41%             0.49%            0.61%            0.21%
                                                 ========          ========         ========         ========

INVESTMENT SECURITIES

         First Bank has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. First Bank's investment strategy is established by the Investment Committee which presently consists of Messrs. Sprague, Welborn and Howard and Ellen M. Litteral. The Investment Committee meets on a quarterly basis and the strategy established by the committee is implemented by First Bank's President and its Chief Financial Officer. Any material deviations from the investment strategy requires approval by the Investment Committee.

         The following table sets forth information relating to the amortized cost and fair value of the Savings Bank's securities all of which are classified available for sale.


                                      September 30,                                 December 31,
                               ------------------------       -----------------------------------------------------
                                          2000                          1999                          1998
                               ------------------------       ------------------------     ------------------------
                               Amortized                      Amortized                    Amortized
                                  Cost       Fair Value         Cost        Fair Value       Cost        Fair Value
                               ---------     ----------       ---------     ----------     ---------     ----------
                                                               (In Thousands)
  Federal agencies.......        $16,997       $16,155          $16,498      $15,563        $14,215        $14,221
  State and municipal....          4,856         4,775            4,015        3,890          3,313          3,433
  Mortgage-backed
    securities...........         16,112        16,036           13,170       13,030          6,105          6,126
  Other securities.......            559           565              886          892            413            420
                                --------      --------         --------     --------       --------       --------
    Total................        $38,524       $37,531          $34,569      $33,375        $24,046        $24,200
                                ========      ========         ========     ========       ========       ========


         The following table sets forth the amount of First Bank's securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at September 30, 2000. The amounts reflect fair value of First Bank's securities at September 30, 2000.


                                                                       Contractually Maturing
                                 --------------------------------------------------------------------------------------------------
                                           Weighted                 Weighted             Weighted               Weighted
                                 Under 1    Average                  Average       6-10   Average      Over 10   Average
                                   Year      Yield      1-5 Years     Yield       Years    Yield        Years     Yield      Total
                                 -------   ---------    ---------    -------      -----    -----        -----    -------     -----
                                                                     (In Thousands)
  Federal agencies...........     $   --       -- %       $7,189       6.01%     $ 8,518    6.36%     $   448      6.56%    $16,155
  State and municipal........         --       --             29       5.55        1,450    4.77        3,296      4.76       4,775
  Mortgage-backed securities.      3,451     6.88          1,615       7.00        6,231    7.05        4,739      7.18      16,036
  Other securities...........        565     5.77             --         --           --      --           --        --         565
                                  ------                  ------                 -------              -------               -------
    Total ...................     $4,016                  $8,833                 $16,199              $ 8,483               $37,531
                                  ======                  ======                 =======              =======               =======


         Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         The mortgage-backed securities of First Bank consist of Government National Mortgage Association securities, Federal Home Loan Mortgage Corporation securities and Federal National Mortgage Association securities. The Government National Mortgage Association is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Government National Mortgage Association securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Government National Mortgage Association securities are guaranteed by the Government National Mortgage Association and backed by the full faith and credit of the U.S. Government. The Federal Home Loan Mortgage Corporation is a private corporation chartered by the U.S. Government. The Federal Home Loan Mortgage Corporation issues participation certificates backed principally by conventional mortgage loans. The Federal Home Loan Mortgage Corporation guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The Federal National Mortgage Association is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The Federal National Mortgage Association guarantees the timely payment of principal and interest on Federal National Mortgage Association securities. Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities are not backed by the full faith and credit of the United States, but because the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

         Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of First Bank.

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of First Bank's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         DEPOSITS. Deposits are attracted by First Bank principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         First Bank obtains deposits primarily from residents of Illinois. First Bank has not solicited deposits from outside Illinois or paid fees to brokers to solicit funds for deposit.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations. First Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

         The following table shows the distribution of and certain other information relating to First Bank's deposits by type as of the dates indicated.



                                                      September 30,                          December 31,
                                                   --------------------      -----------------------------------------------
                                                          2000                       1999                       1998
                                                   --------------------      ---------------------     ---------------------
                                                               Percent                    Percent                    Percent
                                                                 of                         of                         of
                                                   Amount      Deposits      Amount       Deposits      Amount      Deposits
                                                   ------      --------      ------       --------      ------      --------
                                                                        (Dollars In Thousands)
Transaction accounts:
  Demand deposits.........................       $ 48,079        37.2%     $ 34,295         27.1%     $ 33,530         26.1%
  Savings deposits........................          7,672         5.9         9,379          7.4        10,937          8.5
                                                 --------       -----      --------        ------     --------       ------
    Total transaction accounts............         55,751        43.1        43,674         34.5        44,467         34.6
                                                 --------       -----      --------        ------     --------       ------
Certificate accounts:
  0.00% - 3.99%...........................             35          --            --           --            --           --
  4.00% - 5.99%...........................         36,860        28.6        73,096         57.8        63,002         49.1
  6.00% - 7.99%...........................         36,519        28.3         9,809          7.7        20,880         16.3
                                                 --------       -----      --------        ------     --------       ------
    Total certificate accounts............         73,414        56.9        82,905         65.5        83,882         65.4
                                                 --------       -----      --------        ------     --------       ------
      Total deposits......................       $129,165       100.0%     $126,579        100.0%     $128,349       100.00%
                                                 ========       =====      ========        =====      ========       ======

         The following table sets forth the savings activities of First Bank during the periods indicated.


                                                              Nine Months
                                                                 Ended
                                                             September 30,                  Year Ended December 31,
                                                             -------------                ---------------------------
                                                                  2000                    1999                   1998
                                                                  ----                    ----                   ----
                                                                                     (In Thousands)
Total deposits at beginning of period............               $126,579                $128,349               $119,483
Net deposits (withdrawals).......................                 (1,992)                 (6,559)                 3,472
Interest credited................................                  4,578                   4,789                  5,394
                                                                --------                --------               --------
  Total deposits at end of period................               $129,165                $126,579               $128,349
                                                                ========                ========               ========

         The following table shows the interest rate and maturity information for First Bank's certificates of deposit at September 30, 2000.


                                                                 Maturity Date
                        ------------------------------------------------------------------------------------------
   Interest Rate        One Year or Less       Over 1-2 Years      Over 2-3 Years        Over 3 Years        Total
--------------------    ----------------       --------------      --------------        ------------        -----
                                                                 (In Thousands)
0.00% - 3.99% .......        $    35               $    --              $   --               $   --        $    35
4.00% - 5.99% .......         26,618                 4,963               2,967                2,312         36,860
6.00% - 7.99% .......         19,163                14,013               1,723                1,620         36,519
                             -------               -------              ------               ------        -------
  Total                      $45,816               $18,976              $4,690               $3,932        $73,414
                             =======               =======              ======               ======        =======

         As of September 30, 2000, the aggregate amount of outstanding time certificates of deposit at First Bank in amounts greater than or equal to $100,000, was approximately $16.6 million. The following table presents the maturity of these time certificates of deposit at such dates.


                                                                                        September 30, 2000
                                                                                        ------------------
                                                                                         (In Thousands)
3 months or less...........................................................                  $ 4,889
Over 3 months through 6 months.............................................                    2,247
Over 6 months through 12 months............................................                    4,396
Over 12 months.............................................................                    5,085
                                                                                             -------
                                                                                             $16,617
                                                                                             =======


         BORROWINGS. First Bank may obtain advances from the Federal Home Loan Bank of Chicago upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

         The following table shows certain information regarding the short-term borrowings of First Bank at or for the dates indicated:


                                                            At or for the Nine Months               At or for the Year Ended
                                                                Ended September 30,                     December 31,
                                                            -------------------------             --------------------------
                                                            2000                1999              1999                 1998
                                                            ----                ----              ----                 ----
                                                                                 (Dollars In Thousands)
Federal Home Loan Bank open line of credit:
  Average balance outstanding..................            $1,500             $3,167             $3,375              $1,750
  Maximum amount outstanding at any
    month-end during the period................             3,500              7,000              7,000               5,000
  Balance outstanding at end of period.........            $1,000             $6,000             $5,500              $  --
  Average interest rate during the period......              6.40%              5.09%              5.24%               5.66%
  Weighted average interest rate at end of
    period.....................................              6.96%              5.89%              4.74%               5.13%


         At September 30, 2000, First Bank had $26.5 million of long-term Federal Home Loan Bank advances secured by first mortgage loans and investment securities aggregating $45.5 million. Of these borrowings at September 30, 2000, $18.5 million contractually mature in 2001, $5.0 million contractually mature in 2004 and $3.0 million contractually mature after 2004. In addition, at September 30, 2000, $8.0 million of First Bank's advances were callable as follows: $5.0 million in 2000; $1.5 million in 2001; and $1.5 million in 2003. If these advances mature or are called in a rising interest rate environment, First Bank may be required to replace these advances with higher rate advances.

SUBSIDIARIES

         At September 30, 2000, First Bank had three subsidiaries, ECS Service Corporation, First Charter Service Corporation and Community Finance Center, Inc.

         Community Finance Corporation, Inc. is an Illinois chartered corporation which provides retail consumer loans to First Bank's customers. Community Finance Corporation, Inc. generated net income (loss) of approximately $(19,200) and $28,700 during the nine months ended September 30, 2000 and the year ended December 31, 1999.

         ESC Service Corporation is an Illinois chartered corporation which provides real estate extracting and title service for Edgar and Clark Counties, Illinois to First Bank's customers. ESC Service Corporation generated net income of approximately $36,000 and $4,100 during the nine months ended September 30, 2000 and the year ended December 31, 1999.

         First Charter Service Corporation is an Illinois chartered corporation which provides retail sales of uninsured investment products to First Bank's customers. First Charter Service Corporation generated net income of approximately $40,100 and $1,100 during the nine months ended September 30, 2000 and the year ended December 31, 1999.

TOTAL EMPLOYEES

         First Bank had 68 full-time employees and 10 part-time employees at September 30, 2000. None of these employees are represented by a collective bargaining agent, and First Bank believes that it enjoys good relations with its personnel.



FIRST BANK'S MARKET AREA

         First Bank is headquartered in Paris, Illinois, with one regular branch in Marshall, Illinois. First Bank's primary retail market area encompasses all of Clark and Edgar Counties where the Bank's two offices are located. The Bank's primary market area represents its source for deposit gathering and loan originating, however, the Bank also originates loans to borrowers outside the market area. Clark and Edgar Counties are located in east central Illinois, just west of Terre Haute, Indiana, and are both rural counties where agriculture is responsible for a much higher share of employment than in Illinois, as a whole.





         Clark and Edgar Counties are located just west of Terre Haute, Indiana, in east central Illinois, and both counties have similar economic characteristics with population levels of less than 20,000 in each county in 1990 and 2000. Overall, the demographic characteristics of Clark and Edgar Counties are weaker than Illinois or the U.S. with regard to income levels, housing values and growth trends. According to published data, Clark County's 2000 population was approximately 19,400 and consisted of approximately 6,800 households. Edgar County's 2000 population was approximately 19,400 and consisted of approximately 7,900 households. Between 1990 and 2000, Clark County's population increased approximately 4.3 percent, while Edgar County's population decreased 1.2 percent. Clark County's per capita income in 2000 is estimated to be $16,989, which was less than both Illinois at $24,170 and the U.S. at $22,162. Edgar County's per capita income was $17,976 in 2000. Also, Clark County's median household was $34,902 compared to Illinois at $46,248 and the U.S. at $41,914. Edgar County's median household income was $30,754, which was less than in Clark County.



COMPETITION

         First Bank faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, First Bank faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. First Bank does not rely upon any individual group or entity for a material portion of its deposits. The ability of First Bank to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         First Bank's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. First Bank competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

PROPERTIES

         The following table sets forth certain information relating to First Bank's offices at September 30, 2000.


                                                                     NET BOOK VALUE OF
                                                                        PROPERTY AND
                                                     LEASE               LEASEHOLD
                                    OWNED OR       EXPIRATION         IMPROVEMENTS AT               DEPOSITS AT
LOCATION                             LEASED           DATE           SEPTEMBER 30, 2000         SEPTEMBER 30, 2000
--------                             ------           ----           ------------------         ------------------
                                                                  (In Thousands)
101 South Central Avenue.....       Owned(1)           --                    $434                     $    --
Paris, Illinois  61944
206 South Central Avenue.....       Owned              --                     712                      87,572
Paris, Illinois  61944
610 North Michigan Avenue....       Owned              --                     285                      41,593
Marshall, Illinois  62441

-------------------

(1)      This property represents First Bank's operations office.

LEGAL PROCEEDINGS

         Other than as discussed below, First Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of First Bank.

         MERRI L. VOIGT V. FIRST BANK & TRUST, S.B., (United States District Court, Central District of Illinois). In November 1999, this lawsuit was filed against First Bank alleging that the plaintiff's employment as compliance officer was terminated in violation of 12 U.S.C. 1831(j) "Depository Institution Employee Protection Remedy." The complaint alleges that the plaintiff's employment was terminated due to communications with the FDIC regarding First Bank's internal auditing procedures. The plaintiff seeks a declaratory judgment that First Bank violated 12 U.S.C. 1831(j), a mandatory injunction prohibiting employees of First Bank from taking prohibited actions with respect to the plaintiff and re-employment as compliance officer. The lawsuit is currently in its discovery phase and trial is set for September 10, 2001. Though not yet quantified, the complaint seeks compensation damages, exemplary damages, legal expenses and "other" relief. First Bank will vigorously defend the claims made by the plaintiff and believes that those claims are without merit.

                                   REGULATION



         The following discussion of certain laws and regulations which are applicable to First BancTrust Corporation and First Bank, as well as descriptions of laws and regulations contained elsewhere herein, summarizes the aspects of such laws and regulations which are deemed to be material to First BancTrust Corporation and First Bank. However, the summary does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

FIRST BANCTRUST CORPORATION

         HOLDING COMPANY ACQUISITIONS. When we complete the conversion, First BancTrust Corporation will become a bank holding company within the meaning of the Bank Holding Company Act and will be required to register with the Federal Reserve Board. Federal law generally prohibits a company, without prior Federal Reserve approval, from acquiring the ownership or control of any bank. In accordance with Federal Reserve Board policy, the First BancTrust Corporation will be expected to act as a source of financial strength to First Bank and to commit resources to support First Bank in circumstances where First BancTrust Corporation might not do so absent such policy. Under the Bank Holding Company Act, the First BancTrust Corporation will be subject to periodic examination by the Federal Reserve Board and will be required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require. Because First Bank is chartered under Illinois law, the First BancTrust Corporation will also be subject to registration with, and regulation by, the Commissioner under the Illinois Savings Bank Act.



         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "1999 Act") which repealed Depression-era laws that generally separated the business of banking from other financial services including the business of insurance and securities. From time to time other bills may be introduced in the United States Congress which could result in additional or in less regulation of the business of First BancTrust Corporation and First Bank. It cannot be predicted at this time whether any such legislation actually will be adopted or how such adoption would affect the business of First BancTrust Corporation or First Bank.



         BANK HOLDING COMPANY ACT ACTIVITIES AND OTHER LIMITATIONS. A bank holding company is a legal entity separate and distinct from its subsidiary bank or banks. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary banks. The right of a bank holding company to participate as a stockholder in any distribution of assets of its subsidiary banks upon their liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary banks. The subsidiary banks are subject to claims by creditors for long-term and short-term debt obligations, including obligations for Federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the provision of FDIC assistance), other banking subsidiaries of the holding company could be assessed for such loss.

         The Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the Bank Holding Company Act, the Federal Reserve Board is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to weigh the expected benefit to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. A bank holding company that becomes a Financial Holding Company under the 1999 Act is permitted to engage in activities that are financial in nature or incidental to such financial activities. The 1999 Act lists certain activities that are considered financial in nature and permits the Federal Reserve Board to expand that list to include other activities that are complementary to the activities on the preapproved list. The preapproved activities include (1) securities underwriting, dealing and market making; (2) insurance underwriting; (3) merchant banking; and (4) insurance company portfolio investments.

         The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the Bank Holding Company Act. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto. However, under the 1999 Act certain of these activities are permissible for a bank holding company that becomes a Financial Holding Company.

         CAPITAL REQUIREMENTS. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for First Bank. On a pro forma basis assuming consummation of the conversion, the First BancTrust Corporation's pro forma Tier 1 and total capital would significantly exceed the Federal Reserve Board's capital adequacy requirements.

         RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings bank and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and FDIC regulations. Affiliates of a savings bank include, among other entities, the savings bank's holding company and companies that are controlled by or under common control with the savings bank.

         In general, the extent to which a savings bank or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings bank and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

         In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the bank's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

         FEDERAL SECURITIES LAWS. First BancTrust Corporation has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the conversion. Upon consummation of the conversion, First BancTrust Corporation intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. First BancTrust Corporation will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to FDIC regulations and the Plan of Conversion, First BancTrust Corporation has agreed to maintain such registration for a minimum of three years following the conversion.

         The registration under the Securities Act of the shares of common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of First BancTrust Corporation may be sold without registration. Shares purchased by an affiliate of First BancTrust Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act. If First BancTrust Corporation meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of First BancTrust Corporation who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of First BancTrust Corporation or
(b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

FIRST BANK

         GENERAL. First Bank is an Illinois-chartered savings bank, the deposit accounts of which are insured by the Saving Association Insurance Fund of the FDIC. As a Savings Association Insurance Fund insured, Illinois-chartered savings bank, the Savings Bank is subject to the examination, supervision, reporting and enforcement requirements of the Illinois Office of Banks and Real Estate , as the chartering authority for Illinois savings banks, and the FDIC, as administrator of the Savings Association Insurance Fund, and to the statutes and regulations administered by the Illinois Office of Banks and Real Estate and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. First Bank is required to file reports with the Illinois Office of Banks and Real Estate and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

         The Illinois Office of Banks and Real Estate and the FDIC have extensive enforcement authority over Illinois-chartered savings banks, such as First Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices.

         The Illinois Office of Banks and Real Estate has established a schedule for the assessment of "supervisory fees" upon all Illinois savings banks to fund the operations of the Illinois Office of Banks and Real Estate. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the Illinois Office of Banks and Real Estate. The Illinois Office of Banks and Real Estate also assesses fees for examinations conducted by the Illinois Office of Banks and Real Estate's staff, based upon the number of hours spent by the staff performing the examination. During the year ended December 31, 1999, First Bank paid approximately $19,800 in supervisory fees and expenses.

         INSURANCE OF ACCOUNTS. The deposits of First Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings banks such as First Bank.

         Savings Association Insurance Fund insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those banks which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging prior to September 30, 1996, from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for First Bank for 1999 and the first nine months of 2000 were .23% (per annum) of insured deposits.



         Both the Savings Association Insurance Fund and the Bank Insurance Fund are required by law to maintain a reserve ratio of 1.25% of insured deposits. The Bank Insurance Fund achieved a fully funded status first, and effective January 1, 1996 the FDIC substantially reduced the average deposit insurance premium paid by Bank Insurance Fund insured banks. The deposit insurance premiums for Bank Insurance Fund member institutions were reduced to zero basis points for institutions in the lowest risk category, as compared to 23 basis points for Savings Association Insurance Fund members in the lowest risk category.



         On September 30, 1996, new legislation required all Savings Association Insurance Fund member institutions to pay a one-time special assessment to recapitalize the Savings Association Insurance Fund, with the aggregate amount to be sufficient to bring the reserve ratio to 1.25% of insured deposits. The legislation also provided for the elimination of the premium differential between Savings Association Insurance Fund insured and Bank Insurance Fund insured institutions and for the merger of the Bank Insurance Fund and the Savings Association Insurance Fund, with the merger being conditioned upon the prior elimination of the thrift charter.

         Beginning January 1, 1997, effective Savings Association Insurance Fund rates generally range from zero basis points to 27 basis points. From 1997 through 1999, Savings Association Insurance Fund members paid 6.4 basis points to fund the Financing Corporation, while Bank Insurance Fund member institutions paid approximately 1.3 basis points. First Bank's insurance premiums, which had amounted to 23 basis points, were thus reduced to 6.4 basis points effective January 1, 1997. Based on First Bank's assessable deposits in 1998 and 1999, the premium reduction resulted in a pre-tax cost savings of approximately $183,100 in 1998 and $186,800 in 1999 for First Bank.

         The FDIC may terminate the deposit insurance of any insured depository institution, including First Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of First Bank's deposit insurance.

         CAPITAL REQUIREMENTS. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like First Bank, are not members of the Federal Reserve System. The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill, and certain purchased mortgage servicing rights and purchased credit and relationships.

         The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital which is defined as Tier I capital and supplementary (Tier 2 capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

         The components of Tier I capital are equivalent to those discussed above under the 3% leverage standard. The components of supplementary (Tier 2) capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At September 30, 2000, First Bank met each of its capital requirements.

         A bank which has less than the minimum leverage capital requirement must, within 60 days of the date as of which it fails to comply with such requirement, submit to its FDIC regional director for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum leverage capital requirement. A bank which fails to file such plan with the FDIC is deemed to be operating in an unsafe and unsound manner and could subject the bank to a cease-and-desist order from the FDIC. The FDIC's regulation also provides that any insured depository institution with a ratio of Tier I capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the FDIC to increase its Tier I leverage capital ratio to such level as the FDIC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The FDIC capital regulation also provides, among other things, for the issuance by the FDIC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital to restore its capital to the minimum leverage capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         At September 30, 2000, First Bank exceeded all of its regulatory capital requirements, with Tier 1 and risk-based capital ratios of 7.9% and 13.3%, respectively. The following table sets forth First Bank's compliance with the above-described capital requirements as of September 30, 2000.


                                                                       Tier 1        Risk-Based
                                                                     Capital(1)        Capital
                                                                   -------------  ----------------
                                                                         (Dollars in Thousands)
Capital under generally accepted accounting principles .......         $12,830         $12,830
Additional capital items:
   Unrealized loss on securities available
      for sale, net of taxes .................................             586             586
   General valuation allowances(2) ...........................              --           1,368
Less disallowed mortgage servicing assets ....................            (156)           (156)
Less other identifiable intangible assets ....................             (47)            (47)
                                                                       -------         -------
Regulatory capital ...........................................          13,213          14,581
Minimum required regulatory capital(3) .......................           6,684           8,755
Excess regulatory capital ....................................           6,529           5,826

Regulatory capital as a percentage ...........................             7.9%           13.3%
Minimum capital required as a
   percentage(3) .............................................             4.0             8.0
Regulatory capital as a percentage
 in excess of requirements ...................................             3.9             5.3

----------------

(1) Does not reflect the 4.0% requirement to be met in order for an institution to be "adequately capitalized." See "- Prompt Corrective Action."

(2) General valuation allowances are only used in the calculation of risk-based capital. Such allowances are limited to 1.25% of risk-weighted assets.

(3) Tier 1 capital is computed as a percentage of "total assets" as computed for purposes of this requirement of $170.5 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $109.4 million.

         Any savings bank that fails any of the capital requirements is subject to possible enforcement actions by the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of Federal deposit insurance and the appointment of a conservator or receiver.

         Under the Illinois Savings Bank Act, a savings bank, such as First Bank, must maintain minimum capital of 3% of total assets. The Illinois Office of Banks and Real Estate may establish higher minimums based upon a savings bank's history, management or earnings prospects.

         DIVIDENDS. Under the Illinois Savings Bank Act, no dividends may be declared when total capital of a savings bank is less than that required by Illinois law. Stock dividends may be paid out of retained earnings at any time. Written approval of the Illinois Office of Banks and Real Estate is required where a savings bank has total capital of less than 6% of total assets where the dividend to be declared in any year exceed 50% of the savings bank's net profits for the year. The Illinois Office of Banks and Real Estate approval is required before dividends may be declared that exceed a savings bank's net profits in any year.

         PROMPT CORRECTIVE ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.


                                                        TOTAL                   TIER 1                   TIER 1
                                                     RISK-BASED               RISK-BASED                LEVERAGE
              CAPITAL CATEGORY                         CAPITAL                  CAPITAL                 CAPITAL
--------------------------------------               ----------               ----------              ----------
Well capitalized ..............................      10% or more              6% or more               5% or more
Adequately capitalized ........................       8% or more              4% or more               4% or more
Undercapitalized ..............................      Less than 8%             Less than 4%             Less than 4%
Significantly undercapitalized ................      Less than 6%             Less than 3%             Less than 3%


         In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

         An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

         At September 30, 2000, First Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

         SAFETY AND SOUNDNESS GUIDELINES. The FDIC and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The FDIC and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. First Bank believes that it is in compliance with these guidelines and standards.

         COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings banks, such as First Bank, have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the FDIC to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the FDIC, as well as the Department of Justice.

         FEDERAL HOME LOAN BANK SYSTEM. First Bank is a member of the Federal Home Loan Bank of Chicago, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank. At September 30, 2000, First Bank had $27.5 million of Federal Home Loan Bank advances. See Notes to Financial Statements.

         As a member, First Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Chicago in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 2000, First Bank had $1.5 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

         The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future. The dividend yield on First Bank's Federal Home Loan Bank stock was 6.84% in 1999 and 6.22% in 1998.

         FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. As of November 3, 1999, no reserves were required to be maintained on the first $5.0 million of transaction accounts, reserves of 3% were required to be maintained against the next $44.3 million of net transaction accounts, and a reserve of $1.3 million plus 10% against net transaction accounts above this amount. The above dollar amounts and percentages are subject to periodic adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets and constrain its ability to lend.

                                    TAXATION

FEDERAL TAXATION

         GENERAL. First BancTrust Corporation and First Bank are subject to the corporate tax provisions of the Internal Revenue Code, and First Bank is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of First BancTrust Corporation and First Bank and is not a comprehensive discussion of the tax rules applicable to First BancTrust Corporation and First Bank.

         FISCAL YEAR. For federal income tax purposes, First Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

         BAD DEBT RESERVES. Savings institutions such as First Bank are permitted to establish a reserve for bad debts and to make annual additions to the reserve. As an institution with less than $500 million in assets, First Bank has elected to use the experience method for computing additions to its bad debt reserve.

         Under the experience method, the deductible annual addition to First Bank's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (b) the lower of (i) the balance in the reserve account at the close of the last taxable year prior to the most recent adoption of the experience method (the "base year"), except that for taxable years beginning after 1987, the base year is the last taxable year beginning before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

         Legislation adopted in August 1996 (i) repealed the provision of the Code which authorized the use of the percentage of taxable income method by qualifying savings institutions to determine deductions for bad debts, effective for taxable years beginning after 1995, and (ii) requires that a savings institution recapture for tax purposes (i.e. take into income) over a six-year period its applicable excess reserves, which for a savings institution such as First Bank which is a "small bank," as defined in the Code, generally is the excess of the balance of its bad debt reserves as of the close of its last taxable year beginning before January 1, 1996 over the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988, which recapture would be suspended for any tax year that begins after December 31, 1995 and before January 1, 1998 (thus a maximum of two years) in which a savings institution originates an amount of residential loans which is not less than the average of the principal amount of such loans made by a savings institution during its six most recent taxable years beginning before January 1, 1996. First Bank does not believe that these provisions will have a material adverse effect on First Bank's financial condition or operations.

         The above-referenced legislation also repealed certain provisions of the Code that only apply to thrift institutions to which Section 593 applies:
(i) the denial of a portion of certain tax credits to a thrift institution; (ii) the special rules with respect to the foreclosure of property securing loans of a thrift institution; (iii) the reduction in the dividends received deduction of a thrift institution ; and (iv) the ability of a thrift institution to use a net operating loss to offset its income from a residual interest in a real estate mortgage investment conduit. It is not anticipated that the repeal of these provisions will have a material adverse effect on First Bank's financial condition or operations.

         At September 30, 2000, the federal income tax reserves of First Bank included $2.0 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of First Bank in connection with the conversion, the retained earnings of First Bank are substantially restricted.

         DISTRIBUTIONS. If First Bank distributes cash or property to its stockholders, and the distribution is treated as being from its accumulated pre-1988 tax bad debt reserves, the distribution will cause First Bank to have additional taxable income. A distribution to stockholders is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-dividend distribution." A distribution in respect of stock is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds First Bank's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-dividend distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

         MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The alternative minimum tax is payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax exempt interest on newly-issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years beginning after 1989, 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years.

         NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. Effective for net operating losses arising in tax years beginning after October 1, 1997, the carryback period is reduced from three years to two years and the carryforward period is extended from 15 years to 20 years. At September 30, 2000, First Bank had no net operating loss carryforwards for federal income tax purposes.

         CORPORATE DIVIDENDS-RECEIVED DEDUCTION. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

STATE AND LOCAL TAXATION

         STATE OF ILLINOIS. First BancTrust and First Bank will file Illinois income tax returns. For Illinois income tax purposes, they are taxed at an effective rate equal to 7.2% of Illinois Taxable Income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing Illinois Taxable Income. First BancTrust is also required to file an annual report with the State of Illinois.

         DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, First BancTrust is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

         OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect First Bank.

         First Bank's federal income tax returns for the tax years ended 1999, 1998 and 1997 are open under the statute of limitations and are subject to review by the IRS. First Bank has not been audited by the IRS during the last five years.

                                   MANAGEMENT

MANAGEMENT OF FIRST BANCTRUST CORPORATION

         Our Board of Directors is divided into three classes, each of which contains approximately one- third of the Board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of First BancTrust or First Bank by first cousin or closer. The following table sets forth certain information regarding our directors, all of whom are also directors of First Bank.




                                               Position with First Bank and               Director of         Year
                                              Principal Occupation During the             First Bank          Term
            Name               Age(1)                 Past Five Years                        Since           Expires
---------------------------  ----------   ------------------------------------          ---------------   ------------
Robert E. Sprague ..........     73       Chairman of the Board.  Dentist, Paris,             1990             2002
                                          Illinois.

Joseph R. Schroeder ........     50       Director.  Attorney in private practice             1997             2003
                                          with law firm of Bennett, Schroeder &
                                          Wieck, Marshall, Illinois.

Terry T. Hutchison .........     47       Director.  Manager and owner of                     1989             2004
                                          Parkway Furniture Co., Paris, Illinois.

Christopher M. Eldredge ....     43       Director. Former Vice President, Sales,             2000             2003
                                          Illinois Cereal Mills, Inc., Paris,
                                          Illinois.

John W. Welborn ............     55       Director.  Facilities Manager, TRW,                 1995             2004
                                          Inc., Marshall, Illinois.

David W. Dick ..............     51       Director, Insurance Agent for Country               1996             2002
                                          Companies Insurance, Bloomington,
                                          Illinois.

Terry J. Howard ............     53       Director, President and Chief Executive             2000             2002
                                          Officer of the Company. Executive
                                          Vice President of First Bank since May,
                                          1988, President and Chief Executive
                                          Officer of First Bank since June, 1999,
                                          Director since November, 2000.

Mary Ann Tucker ............     71       Director.  Retired former retailer in               1988             2003
                                          Paris, Illinois.

-------------------

(1)      Age as of September 30, 2000.

         Directors of First BancTrust initially will not be compensated by us but will serve with and be compensated by First Bank. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of First Bank. We may determine that such compensation is appropriate in the future.

         Our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. At present, our only executive officer is Terry Howard, President and Chief Executive Officer.

MANAGEMENT OF FIRST BANK

         The directors of First Bank are the same as our directors. Terry Howard serves as President and Chief Executive Officer and as a director of both First BancTrust and First Bank. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and of the President of First Bank is set forth under "- Management of First BancTrust." First Bank's mutual charter requires the Board of Directors to be elected each year. After the conversion, First Bank's stock charter will require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.

         Set forth below is information with respect to the principal occupations during the last five years for the six senior executive officers of First Bank who do not serve as directors of First Bank.


                                                               Position with First Bank and
                                                             Principal Occupation During the
            Name               Age(1)                              Past Five Years (2)
---------------------------  ----------   -------------------------------------------------------------
Larry E. Daily .............     41       Vice President - Commercial Lending; Trust Officer; Farm
                                          Manager.   Vice President - Commercial Lending since January
                                          1990.  Trust Officer and Farm Manager since August 1993.

Ellen M. Litteral ..........     43       Vice President and Controller.  Controller since 1990, Vice
                                          President since March 2000.

Ricky L. Wells .............     49       Vice President - Consumer Lending.  Vice President -
                                          Consumer Lending since November 1993.

Jack B. Franklin ...........     47       Vice President - Operations and Marketing Director.  Assistant
                                          Vice President - Consumer Lending from 1995 until March
                                          1998, Vice President - Consumer Lending/Marketing Director
                                          from March 1998 until July 1999, Vice President - Operations and Marketing Director from July 1999 until the present.

Phyllis A. Webster .........     46       Vice President - Residential Mortgage Lending.  Vice President
                                          - Residential Mortgage Lending since July 1988.

Larry Strohm ...............     47       Vice President - Branch Manager.  Vice President since August,
                                          1983.

-------------------

(1)      Age as of September 30, 2000.

(2)      All positions listed are with First Bank.

BOARD MEETINGS AND COMMITTEES

         Regular meetings of the Board of Directors of First Bank are held twice a month and special meetings of the Board of Directors of First Bank are held from time-to-time as needed. There were 26 meetings of the Board of Directors of First Bank held during the year ended December 31, 1999. No director, except Terry Howard and Christopher Eldredge, who were appointed as Directors in November 2000, attended fewer than 75% of the total number of meetings of the Board of Directors of First Bank held during 1999, and the total number of meetings held by all committees of the Board on which the director served during such year.

         The Board of Directors has a separate Executive Committee, Trust Committee, Investment-Asset/Liability Committee, Audit Committee, EDP Steering Committee, Compensation Committee, Loan Committee, and Nominating Committee.

         The Executive Committee is authorized to act with the same authority as the Board of Directors between meetings of the Board. The Executive Committee, composed of Messrs. Sprague and Howard, did not meet during 1999.

         The Trust Committee, which consists of five members, reviews the assets of First Bank's trust accounts, approves all transactions of the trust accounts and sets investment policy guidelines for First Bank's Investment Services Department. The Committee, which presently consists of Messrs. Sprague, Hutchison, Schroeder, Howard, and Daily, met 11 times during 1999.

         The EDP Steering Committee oversees the electronic data processing operations of First Bank. The EDP Steering Committee , composed of Messrs. Welborn, Hutchison, Franklin and Ms. Tucker, met twice during 1999.

         The Compensation Committee determines the compensation levels of the Chief Executive Officer and the other executive officers by reviewing published studies of compensation paid to executives performing similar duties for financial institutions. The Compensation Committee, composed of Messrs. Hutchison, Dick and Welborn, met once during 1999.

         The Loan Committee reviews all loan requests which result in an aggregate loan balance to one borrower and related entities in excess of $300,000. The Loan Committee must approve all such loan requests up to $800,000. Any extension of credit which results in an aggregate loan balance to one borrower and related entities in excess of $800,000 requires full Board approval. The Loan Committee , whose membership rotates each month, met 12 times during 1999.

         The Nominating Committee nominates candidates to the Board of Directors of First Bank. The Nominating Committee , composed Messrs. Hutchison and Schroeder and Ms.Tucker, met once during 1999.

DIRECTORS' COMPENSATION

         Each outside director of First Bank receives $600 for each regular meeting of the Board of Directors. Directors also receive $400 for each month served on the Loan Committee. Directors receive no additional compensation for service on other committees. Directors are paid one-half their normal fee for excused absences from meetings.

EXECUTIVE COMPENSATION

         The following table shows the compensation paid by First Bank to its President and Chief Executive Officer and the other executive officer of First Bank who received a salary and bonus of $100,000 or more during 1999.


                                                                  Annual Compensation
         Name and Principal                        -------------------------------------------
              Position                    Year          Salary             Bonus           Other(1)
----------------------------------        ----         --------            ------          --------
Terry J. Howard, President                1999         $100,768           $12,000          $   --
   and Chief Executive Officer
Larry E. Daily, Vice                      1999           72,000            34,748(2)           --
   President - Commercial Lending

---------------------

(1) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Howard or Mr. Daily. The costs to First Bank of providing such benefits during 1999 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

(2)      Includes incentive based compensation of $27,248.


EMPLOYMENT AGREEMENT

         First BancTrust and First Bank, as employers, intend to enter into an employment agreement with Terry J. Howard when the conversion is completed. The employers have agreed to employ Mr. Howard as President and Chief Executive Officer of First BancTrust and First for a term of two years. The agreement provides that Mr. Howard will initially be paid a salary level of $_______. Mr. Howard's compensation and expenses shall be paid by First BancTrust and First Bank in the same proportion as the time and services actually expended by the executive on behalf of each employer. The employment agreement will be reviewed annually. The term of Mr. Howard's employment agreement shall be extended each year for a successive additional one-year period upon the approval of the employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.





         The employment agreement shall be terminable with or without cause by the employers. Mr. Howard shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the employers for cause, disability or retirement. The agreement provides for certain benefits in the event of Mr. Howard's death. In the event that





                  (1) either executive terminates his employment because the employers either fail to comply with any material provision of the employment agreement or change the executive's title or duties, or





                  (2) the employment agreement is terminated by the employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of First BancTrust, as defined, then the executive will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years (or such shorter period that he has worked with First Bank), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Internal Revenue Code as set forth below in the event of a change in control.





         A change in control is generally defined in the employment agreement to include any change in control of First BancTrust required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of First BancTrust's outstanding voting securities and (2) a change in a majority of the directors of First BancTrust during any three-year period without the approval of at least two-thirds of the persons who were directors of First BancTrust at the beginning of such period.





         The employment agreement provides that, in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits shall be reduced by the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employers which was includable in the recipient's gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and the employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 2001 after the conversion is completed, the severance payment would be approximately $_______ for Mr. Howard.





         Although the above-described employment agreement could increase the cost of any acquisition of control, First BancTrust and First Bank do not believe that the terms thereof would have a significant anti-takeover effect.



PRESENT BENEFIT PLANS



         First Bank has a 401(k) Plan in which substantially all employees may participate. First Bank may contribute to the Plan at the discretion of the Board of Directors. First Bank also maintains a voluntary employee's benefit association for the benefit of substantially all of its full-time employees. Benefits available under the voluntary employee's benefit association include major medical, life, accidental death and dismemberment, and disability insurance. These benefits are available to all employees who have attained a minimum age and length of service. The voluntary employee's benefit association is funded through voluntary contributions from employees and contributions from First Bank. [Participants in First Bank's 401(k) Plan may use available funds allocated to their accounts to purchase shares of common stock in the conversion.]



NEW STOCK BENEFIT PLANS

         EMPLOYEE STOCK OWNERSHIP PLAN. We have established our employee stock ownership plan for our employees to become effective upon the conversion. Our full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.


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         As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering, we anticipate that our employee stock ownership plan will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to our employee stock ownership plan will be repaid principally from our contributions to our employee stock ownership plan over a period of 8 years, and the collateral for the loan will be the common stock purchased by our employee stock ownership plan. The interest rate for our employee stock ownership plan loan is expected to be a fixed rate of 8.5%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by First BancTrust or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by our employee stock ownership plan or additional contributions from us. The timing, amount and manner of future contributions to our employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from our employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount we might otherwise have contributed to our employee stock ownership plan. Upon the completion of three years of service, the account balances of participants within our employee stock ownership plan will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with First Bank prior to adoption of our employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Our contributions to our employee stock ownership plan are not fixed, so benefits payable under our employee stock ownership plan cannot be estimated.

         Messrs. Howard and Franklin and Ms. Litteral will serve as trustees of our employee stock ownership plan. Under our employee stock ownership plan, the trustees must generally vote all allocated shares held in our employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

         Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since our employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If our employee stock ownership plan purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to our employee stock ownership plan participants.


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



         Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the IRS and the Department of Labor thereunder.

         STOCK OPTION PLAN. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the Board of Directors ("Committee"). Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the Board of Directors.

         Under the stock option plan, the Committee will determine which directors, officers and key employees will be granted Awards, whether options will be incentive or compensatory options, the number of shares subject to each Award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).



         At a meeting of our stockholders after the conversion, which under applicable FDIC policies may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (132,250 shares or 152,088 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. FDIC policies provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of First Bank may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. FDIC policies also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.



         At the time an Award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

         Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

         RECOGNITION PLAN. After the conversion, we intend to adopt a recognition plan for our directors, officers and employees. The objective of the recognition plan will be to enable us to provide directors, officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable FDIC policies, may be held no earlier than six months after the conversion.



         The recognition plan will be administered by a committee of our Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan (the "Trust"). We will contribute sufficient funds to the Trust so that the Trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (52,900 shares or 60,835 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our Board of Directors or a committee thereof. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the Trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.




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


INDEBTEDNESS OF MANAGEMENT

         In the ordinary course of business, First Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 1999, First Bank had eight loans outstanding to directors and executive officers of First Bank, or members of their immediate families. These loans totaled approximately $639,000 or less than 5% of First Bank's total equity at December 31, 1999.

                                 THE CONVERSION



         THE BOARD OF DIRECTORS OF FIRST BANCTRUST AND FIRST BANK HAVE APPROVED THE PLAN OF CONVERSION, AS HAS THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE, SUBJECT TO APPROVAL BY THE MEMBERS OF FIRST BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.



GENERAL



         On October 16, 2000, the Board of Directors of First Bank unanimously adopted the Plan, pursuant to which First Bank will be converted from an Illinois chartered mutual savings bank to a Illinois chartered stock savings bank to be known as "First Bank & Trust, S. B.," and we will offer and sell our common stock. All of the common stock of First Bank following the conversion will be held by First BancTrust, which is incorporated under Delaware law. The Plan has been approved by the Illinois Office of Banks and Real Estate, subject to, among other things, approval of the Plan by the members of First Bank. A special meeting has been called for this purpose to be held on March ____________ , 2001. In addition, the FDIC has issued its conditional non-objection to the Plan and the conversion.



         In adopting the Plan, the Board of Directors of First Bank determined that the conversion was advisable and in the best interests of its members and First Bank. The Board further determined that the interests of certain depositors in the net worth of First Bank would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of First Bank.



         We have received approval from the Federal Reserve to become a bank holding company and to acquire all of the common stock of First Bank to be issued in connection with the conversion. We plan to retain 42% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of First Bank. Based on the minimum and maximum of the offering range, we intend to use approximately $782,000 and $1,058,000, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable our employee stock ownership plan to purchase up to 8% of the common stock. The conversion will not be completed unless we sell shares of common stock equal to our appraised value.



         The Plan provides generally that we will offer shares of common stock for sale in the Subscription Offering to First Bank's Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, and Other Members of First Bank. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "- Subscription Offering and Subscription

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



Rights" and "- Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.



         The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $9,775,000 to $13,225,000. Subject to regulatory approval, First BancTrust may increase the amount of common stock offered by up to 15% to $15,208,750. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by Keller & Company, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.





         The following discussion of the conversion summarizes the material aspects of the Plan of Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of First Bank and at the offices of the FDIC. The Plan is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. In addition, a copy of the Plan will be sent to interested individuals upon written request. See "Additional Information."



PURPOSES OF CONVERSION

         As a mutual savings bank, First Bank does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, First Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The conversion will result in an increase in the capital base of First Bank and First BancTrust, which will support the operations of First Bank and First BancTrust.

         The conversion will permit First Bank's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion will also provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets, and enable First Bank to compete more effectively with other financial institutions.


         The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.


         After the conversion, the unissued common and preferred stock authorized by our Articles of Incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the conversion, we will also be able to use stock-related incentive programs to

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



attract and retain executive and other personnel for itself and its subsidiaries. See "Management - New Stock Benefit Plans."

EFFECTS OF CONVERSION

         GENERAL. Before the conversion, each depositor in First Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of First Bank, which interest may only be realized in the event of a liquidation of First Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of First Bank, which is lost to the extent that the balance in the account is reduced.

         Consequently, the depositors of First Bank normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that First Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of First Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

         When First Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of First Bank, and First Bank will become a wholly owned subsidiary of First BancTrust Corporation. The common stock of First Bank and First BancTrust Corporation is separate and apart from deposit accounts of First Bank and cannot be and is not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of the permanent stock of First Bank and First BancTrust Corporation. The stock certificates of First BancTrust Corporation will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in First Bank.

         CONTINUITY. While the conversion is being accomplished, the normal business of First Bank of accepting deposits and making loans will continue without interruption. First Bank will continue to be subject to regulation by the FDIC and the Illinois Office of Banks and Real Estate. After the conversion, First Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

         The directors and officers of First Bank at the time of the conversion will continue to serve as directors and officers of First Bank after the conversion. The directors and officers of First BancTrust consist of individuals currently serving as directors and officers of First Bank, and they will retain their positions in First Bank after the conversion.

         EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in First Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         EFFECT ON LOANS. No loan outstanding from First Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

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


         EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of First Bank are members of, and have voting rights in, First Bank as to all matters requiring membership action. When we complete the conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of First Bank. After the conversion, all voting rights in First Bank will be vested in First BancTrust as the sole stockholder of First Bank. Exclusive voting rights with respect to First BancTrust will be vested in the holders of common stock. Depositors of First Bank will not have voting rights in us after the conversion, except to the extent that they become stockholders of us.

         TAX EFFECTS. To complete the conversion, we must receive rulings or opinions with regard to federal and Illinois income taxation which indicate that the conversion will not be taxable for federal or Illinois income tax purposes to us or First Bank's Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Illinois income tax consequences of the conversion. See "- Tax Aspects."

         EFFECT ON LIQUIDATION RIGHTS. If First Bank were to liquidate, all claims of First Bank's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of First Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at First Bank immediately prior to liquidation. In the unlikely event that First Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to us as the holder of First Bank's capital stock. Pursuant to the rules and regulations of the FDIC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

         The Plan of Conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. First Bank has retained Keller & Company to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, Keller's fees and out-of-pocket expenses are estimated to be $40,000. First Bank has agreed to indemnify Keller and any employees of Keller who act for or on behalf of Keller in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by First Bank to Keller, unless Keller is determined to be negligent or otherwise at fault.

         An appraisal has been made by Keller in reliance upon the information contained in this document, including the Financial Statements. Keller also considered the following factors, among others:

         - the present and projected operating results and financial condition of First BancTrust and First Bank and the economic and demographic conditions in First Bank's existing marketing area;


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



         - certain historical, financial and other information relating to First Bank;

         - a comparative evaluation of the operating and financial statistics of First Bank with those of other similarly situated publicly traded savings institutions located in Illinois and other regions of the United States;

         -        the aggregate size of the offering of the common stock;

         - the impact of the conversion on First Bank's net worth and earnings potential;

         -        the proposed dividend policy of First BancTrust and First
                  Bank; and

         - the trading market for securities of comparable institutions and general conditions in the market for such securities.



         In determining the amount of the appraisal, Keller reviewed First Bank's price/earnings, price/book and price/assets ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of ten thrift holding companies. The peer group included companies with



         -        assets below $400 million,

         -        non-performing assets below 2.50% of total assets,

         -        loans receivable equal to at least 50.0% of total assets,

         - equity equal to more than 6.0% of assets but less than 15.0% of assets,

         - price/earnings ratios equal to an average of 10.78 and ranging from 7.71 to 18.04, and

         -        positive core earnings for the most recent 12 months.



         Three of the resulting peer group members are located in Ohio, two in Illinois, two in Indiana, two in Missouri and one in Iowa. At the midpoint of the appraisal, First Bank's pro forma price/core earnings and price/assets ratios as of or for the trailing twelve months ended December 31, 2000 were 10.65x and 6.29%, respectively, compared to ratios for the peer group of 11.54x and 7.12%, respectively. Also at the midpoint of the appraisal, First Bank's pro forma price/book ratio at December 31, 2000 was 50.16%, compared to 54.5% for recently completed conversions listed on major stock exchanges.





         On the basis of the foregoing, Keller gave us an opinion, dated January 29, 2001, that the estimated pro forma market value of the common stock ranged from a minimum of $9,775,000 to a maximum of $13,225,000, with a midpoint of $11,500,000. After reviewing the methodology and the assumptions used by Keller in the preparation of the appraisal, the Board of Directors established the estimated valuation range which is equal to the valuation range of $9,775,000 to $13,225,000 with a midpoint of $11,500,000. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 977,500 and 1,322,500. The purchase price of $10.00 was determined by discussion among the Boards of Directors of First BancTrust and First Bank and Trident Securities, taking into account, among other factors, the requirement under applicable regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock subsequent to the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by First BancTrust at this time. The offering range may be amended with the approval of the FDIC, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally, or to fill the order of our employee stock ownership plan. In the event the offering range is updated to amend the value of First Bank below $9,775,000 or above $15,208,750 (the maximum of the offering range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

         In the event we receive orders for common stock in excess of $13,225,000 (the maximum of the offering range) and up to $15,208,750 (the maximum of the offering range, as adjusted by 15%), we may be required by the FDIC to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Keller which reflects the increase in the valuation and the approval of such increase by the FDIC. In addition, an increase in the number of shares above 1,322,500 shares will first be used, if necessary, to fill the order of our employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.



         KELLER'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY FIRST BANK, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF FIRST BANK. THE VALUATION CONSIDERS FIRST BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF FIRST BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE INITIAL PURCHASE PRICE OF $10.00 PER SHARE.

         Before we complete the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 1,520,875 shares to reflect changes in market and financial conditions or to fill the order of our employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

         No sale of shares of common stock in the conversion may be consummated unless Keller first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set and a new Subscription and Community Offering may be held or such other action may be taken as we determine and the FDIC may permit or require.

         Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at First Bank's passbook rate of interest, and withdrawal authorizations will be canceled. Any change in the offering range must be approved by the FDIC. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan,

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persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Common Stock Purchases."

         An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Increase in the Offering Range Would Be Dilutive" and "Pro Forma Data."

         The appraisal report of Keller has been filed as an exhibit to our Registration Statement and First Bank's Application for Conversion, of which this prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority:

         (1)      Eligible Account Holders,

         (2)      Our employee stock ownership plan,

         (3)      Supplemental Eligible Account Holders, and

         (4)      Other Members of First Bank.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

          PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

          (a)     $100,000 of common stock,

          (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

          (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders,


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in each case as of the close of business on the June 30, 1999 eligibility record date, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."



         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the offering range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of First Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 1999.



         PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. Our employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock, or 78,200 shares and 105,800 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of First Bank's directors, officers, employees or associates thereof. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the offering range, our employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum number of shares up to an aggregate of 10% of the common stock. See " - Limitations on Common Stock Purchases" and "Risk Factors - Possible Increase in the Offering Range Would Be Dilutive."



         PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

         (a)      $100,000 of common stock,

         (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or


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         (c)      15 times the product (rounded down to the next whole number)
                  obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the supplemental eligibility record date, December 31, 2000, subject to the overall purchase limitations. See "-Limitations on Common Stock Purchases."



         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

         PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the Subscription Offering up to the greater of

         (a)      $100,000 of common stock or

         (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,

in each case subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

         EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, central time, on March ____________ , 2001, unless extended for up to 45 days or for such additional periods by us as may be approved by the FDIC. The Subscription Offering may not be extended beyond March ____________ , 2003. Subscription rights which have not been exercised prior to the expiration date (unless extended) will become void.

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



         We will not execute orders until at least the minimum number of shares of common stock (977,500 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the FDIC, all funds delivered to First Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.



COMMUNITY OFFERING



         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members of First Bank, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Clark and Edgar Counties, Illinois. Such natural persons are referred to as "preferred subscribers." Such persons may purchase up to the greater of



          (a)     $100,000 or 10,000 shares of common stock, or

          (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,

in each case subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED AT OUR SOLE DISCRETION TO UP TO 5% OF THE TOTAL OFFERING OF SHARES IN THE SUBSCRIPTION OFFERING. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

         If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

SYNDICATED COMMUNITY OFFERING

         The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Trident Securities acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole

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



discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. No person will be permitted to subscribe in the Syndicated Community Offering for shares of common stock with an aggregate purchase price of more than $100,000.



         It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain order date for the purchase of shares of common stock. When and if we and Trident Securities believe that enough indications and orders have been received in the offering to consummate the conversion, Trident Securities will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on a debit date which will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the debit date. On the next business day following the debit date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at First Bank's passbook savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.





         The Syndicated Community Offering may close at any time after the expiration date at our discretion, but in no case later than March _______, 2001, unless further extended with the consent of the FDIC. The offering may not be extended beyond March _______ , 2003.



PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

        - the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small;

        - the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of First BancTrust and First Bank or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

        - such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

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



Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register First BancTrust, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

         The Plan includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

                  (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;



                  (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $100,000 or 10,000 shares of common stock, (b) one-tenth of one percent (0.10 %) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the eligibility record date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;





                  (3) Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range;





                  (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $100,000 or 10,000 shares of common stock, (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the supplemental eligibility record date, with clauses (a) and (b) above subject to the overall limitation in clause (6) below;



                  (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (a) $100,000 or 10,000 shares of common stock or
         (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, subject to the overall limitation in clause (6) below;

                  (6) Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and

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



         groups of persons acting in concert with such persons, shall not exceed $200,000 or 20,000 shares of common stock issued in the conversion, or 1.5% at the maximum of the offering range; and



                  (7) No more than 32.3% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of First Bank and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of First Bank, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the conversion at our sole discretion. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in our sole discretion may be, given the opportunity to increase their subscriptions up to the then applicable limit.



         In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to an adjusted maximum of 15%, the additional shares will be allocated in the following order of priority in accordance with the Plan:





                  (1) to fill our employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;





                  (2) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;





                  (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;





                  (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum; and





                  (5) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the adjusted maximum.



         The term "associate" of a person is defined to include the following:

                  (a) any corporation or other organization (other than First BancTrust and First Bank or a majority-owned subsidiary of First Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                  (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of First BancTrust and First Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and


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



                  (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on First Bank's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

MARKETING ARRANGEMENTS



         We have engaged Trident as a financial advisor and marketing agent in connection with the offering of the common stock, and Trident has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the conversion. Trident is a member of the National Association of Securities Dealers, Inc. and an SEC-registered broker-dealer. Trident is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident will provide various services including, but not limited to, (1) training and educating First Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process; (2) providing its employees to staff the Stock Information Center to assist First Bank's customers and internal stock purchasers and to keep records of orders for shares of common stock; and (3) targeting our sales efforts, including assisting in the preparation of marketing materials.





         Based upon negotiations with us concerning fee structure, Trident will receive a management fee of $20,000 and a commission equal to 1.75% of the aggregate dollar amount of stock sold in the subscription and community offerings, excluding certain shares sold to our employee stock ownership plan and our directors, officers and employees, as well as their associates, both payable upon consummation of the conversion. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, First Bank will pay to such selected dealers a fee at the commission rate to be agreed upon by Trident and us, for shares sold by a National Association of Securities Dealers member firm pursuant to a selected dealers agreement. Fees to Trident and to any other broker-dealer may be deemed to be underwriting fees, and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed for its reasonable legal fees and out-of-pocket expenses in an amount not to exceed $40,000, subject to unforseen circumstances. We have agreed to indemnify Trident and each person, if any, who controls Trident against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the conversion, including liabilities under the Securities Act, except those that are due to Trident's willful misconduct or gross negligence.



         Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of First Bank and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Trident. Other employees of First Bank may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS



         To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.





         To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at First Bank (which may be given by completing the appropriate blanks in the order form), must be received by First Bank by noon, central time, on the expiration date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable FDIC regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.





         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the eligibility record date (June 30, 1999) or the supplemental eligibility record date (December 31, 2000) and depositors as of the close of business on the voting record date (____________ , 2001) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.



         Payment for subscriptions may be made (1) in cash if delivered in person at the main office of First Bank, 206 South Central Avenue, Paris, Illinois 61944, (2) by check or money order, or (3) by authorization of withdrawal from deposit accounts maintained with First Bank. Interest will be paid on payments made by cash, check or money order at First Bank's passbook rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion.


                                      101

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         If a subscriber authorizes First Bank to withdraw the amount of the purchase price from his deposit account, First Bank will do so as of the effective date of the conversion. First Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings, provided that there is a valid loan commitment in force from the time of its subscription until such time. The loan commitment may be from an unrelated financial institution or First BancTrust to lend to our employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which our employee stock ownership plan subscribed.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at First Bank. Persons with IRAs maintained at First Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

         Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of First Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

         You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

         WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.


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LIQUIDATION RIGHTS OF CERTAIN DEPOSITORS

         In the unlikely event of a complete liquidation of First Bank in its present mutual form, each depositor of First Bank would receive his pro rata share of any assets of First Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in First Bank at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of First Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of First Bank. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of First Bank above that amount.



         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to First Bank's retained earnings as of the date of its latest statement of financial condition contained in the final prospectus utilized in the conversion. As of September 30, 2000, the initial balance of the liquidation account would be approximately $12.8 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at First Bank, would be entitled, upon a complete liquidation of First Bank after the conversion, to an interest in the liquidation account prior to any payment to First BancTrust as the sole stockholder of First Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in First
Bank at the close of business on June 30, 1999, or December 31, 2000, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 1999, eligibility record date (or the December 31, 2000, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in First Bank on such dates. For deposit accounts in existence at both the June 30, 1999 eligibility record date and the December 31, 2000 supplemental eligibility record date, separate initial sub account balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected on First BancTrust's or First Bank's published financial statements.



         If, however, on any December 31 annual closing date of First Bank, commencing December 31, 2001, the amount in any deposit account is less than the amount in such deposit account on June 30, 1999 or December 31, 2000, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to First BancTrust as the sole stockholder of First Bank.

TAX ASPECTS

         Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Illinois tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse

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tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.



         Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that for federal income tax purposes:



                  (1) First Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

                  (2) no gain or loss will be recognized by us upon the purchase of First Bank's capital stock by First BancTrust;

                  (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in First Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual Bank;

                  (4) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of the depositors' deposit accounts in First Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

                  (5) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and

                  (6) the tax basis to the stockholders of the common stock purchased in the conversion will be the amount paid therefor, and the holding period for the shares of common stock purchased by such persons will begin on the date of consummation of the conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

Olive LLP, Decatur, Illinois, has also advised us that the foregoing tax effects of the conversion under Illinois law are substantially the same as they are under federal law.

         In the opinion of Keller, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.


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         Unlike private rulings, an opinion is not binding on the IRS, and the
IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

         Certificates representing common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS



         Various approvals of the Illinois Office of Banks and Real Estate are required in order to consummate the conversion. The Illinois Office of Banks and Real Estate approved the Plan of Conversion, subject to approval by First Bank's members and other standard conditions. The Federal Reserve Board has also approved our holding company application, subject to certain standard conditions. In addition, the FDIC has issued its conditional non-objection to the Plan and the conversion.



         We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

         All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the FDIC. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

         Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

         Any repurchases of common stock by First BancTrust in the future will be subject to the receipt of any necessary approvals from the Illinois Office of Banks and Real Estate and/or the Federal Reserve Board and will be subject to any applicable regulations and policies of those agencies.

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           RESTRICTIONS ON ACQUISITION OF FIRST BANCTRUST CORPORATION
              AND FIRST BANK AND RELATED ANTI-TAKEOVER PROVISIONS



GENERAL

         As described below, our Certificate of Incorporation and Bylaws and our and First Bank's benefit plans, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the First BancTrust or First Bank. Below is a summary of certain material restrictions on acquisitions of First BancTrust and First Bank.

RESTRICTIONS IN FIRST BANCTRUST'S CERTIFICATE OF INCORPORATION AND BYLAWS

         GENERAL. A number of provisions of the First BancTrust's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the First BancTrust's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual First BancTrust stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the First BancTrust more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of First BancTrust is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         LIMITATION ON VOTING RIGHTS. Article 12.B. of First BancTrust's Certificate of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of

         (i) more than 10% of the issued and outstanding shares of any class of an equity security of First BancTrust, or

         (ii) any securities convertible into, or exercisable for, any of our equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of First BancTrust.

The terms "person" and "beneficial ownership" are broadly defined to prevent circumvention of this restriction.

         The foregoing restrictions do not apply to the following:


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         (i)      any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf,

         (ii) any tax-qualified employee benefit plan or arrangement established by us, First Bank and any trustee of such a plan or arrangement, or

         (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire Board of Directors.

In the event that shares are acquired in violation of Article 12.B., all shares beneficially owned by any person in excess of 10% are considered "Excess Shares" and may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

         BOARD OF DIRECTORS. Article 7.A. of our Certificate of Incorporation contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors must be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management - Management of First BancTrust." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors. Cumulative voting in the election of directors is not permitted.

         Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to First BancTrust. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, or the sole remaining director of First BancTrust, and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

         First BancTrust's Bylaws govern nominations for election to the Board, and require all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, our principal executive offices not later than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided that, with respect to the first scheduled annual meeting following completion of the conversion, notice must be received no later than the close of business on Wednesday, November 28, 2001. Each such notice must set forth the following:

         (i) the name, age, business address and residence address of the stockholder submitting the nomination and of the person nominated;

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         (ii)     the principal occupation or employment of the stockholder
                  submitting the nomination and of the person nominated;

        (iii) the class and number of shares of First BancTrust's stock beneficially owned by the person submitting the nomination, by any person who is acting in concert with or who is an affiliate or associate of such stockholders (as such terms are defined in our Certificate of Incorporation), by any person who is a member of any group with such stockholders with respect to our stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to us, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholders, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);

         (iv) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

         (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

         (vi) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause (iii) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

         (vii) the consent of each nominee to serve as a director of First BancTrust if so elected.

         Our Certificate of Incorporation provides that the personal liability of the directors and officers of First BancTrust for monetary damages is eliminated to the fullest extent permitted by Delaware law. Delaware Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except:

         (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,

         (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

         (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or

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         (iv)     for any transaction from which the director derived an
                  improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to First BancTrust and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

         Our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of First BancTrust or any predecessor of First BancTrust, or is or was serving at the request of First BancTrust or any predecessor of First BancTrust as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent permitted by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Board of Directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

         The rights of indemnification provided in our Certificate of Incorporation are not exclusive of any other rights which may be available under our Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Certificate of Incorporation authorizes us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of First BancTrust, whether or not we would have the power to provide indemnification to such person. These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

         The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure First BancTrust by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) annual stockholders' meetings, instead of one, to effect a change in control of our Board of Directors even if holders of a majority of First BancTrust's capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of our management and policies and facilitate long-range planning for our business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

         The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the

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incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of First BancTrust or our stockholders.

         AUTHORIZED SHARES. Article 4 of the Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First BancTrust's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of First BancTrust. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

         MEETINGS OF STOCKHOLDERS. Our Certificate of Incorporation provides that any action required or permitted by Delaware law or the Certificate of Incorporation to be approved by or consented to by our stockholders, must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent by stockholders in lieu of a meeting of stockholders. The Certificate of Incorporation further provides that, with limited exceptions, special meetings of stockholders may be called only by a three-fourths vote of the Board of Directors.

         STOCKHOLDER PROPOSALS. Our Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the conversion, business must be:

         (a) brought before the meeting by or at the direction of the Board of Directors, or

         (b) otherwise properly brought before the meeting by a stockholder who has given timely and complete notice in writing to us.

For stockholder proposals to be included in First BancTrust's proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder proposals to be considered at the annual meeting of stockholders but not included in our proxy materials, the stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the conversion, such written notice must be received by us not later than the close of business on November 28, 2001. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting certain information as specified in Section 2.14 of the Bylaws, including:

         (a) a brief description of the proposal desired to be brought before the annual meeting,


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         (b)      the name and address, as they appear on our books, of the
                  stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal,

         (c) the class and number of shares of First BancTrust which are beneficially owned by the stockholder; and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice,

         (d) the identification of any person retained to make stockholder solicitations or recommendations with respect to such proposal, and

         (e)      any material interest of the stockholder in such proposal.

The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of First BancTrust or its stockholders.

         EVALUATION OF OFFERS. Our Certificate of Incorporation provides that our Board of Directors, when evaluating any offer from another party to:

         (i) make a tender or exchange offer for any equity security of First BancTrust,

         (ii) merge or consolidate First BancTrust with another corporation or entity or

         (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the First BancTrust,

may, consistent with the exercise of its fiduciary duties and in connection with the exercise of its judgment in determining what is in our best interest and our stockholders, give due consideration, to the extent permitted by law, not only to the price or other consideration being offered, but also to all other relevant factors, including:

         - the financial and managerial resources and future prospects of the other party,

         - the possible effects on our business, subsidiaries, employees, customers, suppliers and creditors,

         - the effects on the communities in which we and our subsidiaries' facilities are located.

By having these standards in our Certificate of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in our best interest, even if the price offered is significantly greater than the then market price of our stock.

         STOCKHOLDER APPROVAL OF MERGERS AND CERTAIN OTHER EXTRAORDINARY TRANSACTIONS. Article 11 of our Certificate of Incorporation provides that any action taken by stockholders under Subchapter

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IX of the Delaware General Corporation Law (which relates to merger or consolidation transactions) and Subchapter X (which relates to sale of assets, dissolution and winding up transactions) must, with certain exceptions, generally be approved by the affirmative vote of at least 80% of the votes eligible to be cast by stockholders. The supermajority 80% vote requirement of
Article 11 of the Certificate of Incorporation is not applicable to any transaction approved in advance by at least two-thirds of our entire Board of Directors. Where the Board of Directors so approves a transaction, only such stockholder approval as is specified under Delaware law is required. The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of our outstanding stock entitled to vote for mergers of consolidations, and for sales, leases or exchanges of all substantially all of our assets. The Delaware General Corporation Law permits us to merge with another corporation without obtaining the approval of our stockholders if:

         (i)      we are the surviving corporation of the merger;

         (ii) the merger agreement does not amend our Certificate of Incorporation;

         (iii) each share of our stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of First BancTrust after the merger; and

         (iv) any authorized but unissued shares or treasury shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of the common stock outstanding immediately prior to the effective date of the merger.

         AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Article 13 of our Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be approved first by a majority of the Board of Directors and then by the holders of at least 80% of the shares entitled to vote in an election of directors. However, the approval of only a majority of the shares of First BancTrust entitled to vote in an election of directors is required for any amendment previously approved by at least two-thirds of the entire Board of Directors.

         Our Bylaws may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 80% of the total shares entitled to vote in an election of directors is required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

DELAWARE CORPORATION LAW

         In addition to the provisions contained in our Certificate of Incorporation, the Delaware General Corporation Law includes certain provisions applicable to Delaware corporations like First BancTrust which may have an anti-takeover effect. Such provisions include requirements relating to certain business combinations.

         The Delaware General Corporation Law imposes certain restrictions on business combinations between First BancTrust and large shareholders. Specifically, the Delaware General Corporation Law prohibits a "business combination" (as defined to include mergers, sales and leases of assets, issuances of securities and similar transactions) between First BancTrust or a subsidiary and an "interested shareholder" (generally the beneficial owner of 15% or more of our common stock) within three years after the person or entity becomes an interested shareholder, unless:

         (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder was approved by our Board of Directors,

         (ii) upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of our common stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or

         (iii) the business combination is approved by our Board of Directors and by the holders of at least two-thirds of the outstanding First BancTrust common stock, excluding shares owned by the interested shareholders.

         One of the effects of these provisions may be to prevent highly leveraged takeovers, which depend upon obtaining access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, these provisions may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with First BancTrust that may not be fair to our other shareholders or that may otherwise not be in our best interests, our shareholders and other constituencies.

         For similar reasons, however, these provisions may make more difficult or discourage an acquisition of First BancTrust, or the acquisition of control of First BancTrust by a principal shareholder, and thus the removal of incumbent management. In addition, to the extent that these provisions discourage takeovers that would result in the change of our management, such a change may be less likely to occur.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND EMPLOYMENT AGREEMENT

         The foregoing provisions of our Certificate of Incorporation and Bylaws and Delaware law could have the effect of discouraging an acquisition of First BancTrust or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make First BancTrust less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.



         In addition, the proposed employment agreement with Terry Howard provides for severance payments in certain circumstances in connection with a change in control of First BancTrust. These provisions in the employment agreement may make it more costly for companies or persons to acquire control of First BancTrust.



         The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our Board of Directors. The Board of Directors believes that these provisions are in the best interests of First BancTrust and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of your company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of First BancTrust and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of First BancTrust and where the transaction is in the best interests of all stockholders.

         Despite the Board of Directors' belief as to the benefits to First BancTrust's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.

         The Board of Directors of First BancTrust and First Bank are not aware of any effort that might be made to acquire control of First Bank or First BancTrust.

REGULATORY RESTRICTIONS

         CHANGE IN BANK CONTROL ACT. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice. The Bank Holding Company Act provides that no company may acquire "control" of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires such control becomes a bank holding company subject to registration, examination and regulation by the Federal Reserve. Pursuant to Federal regulations, control of a bank holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. The Federal Reserve:

         (i) may prohibit an acquisition if the acquisition would result in a monopoly, or would be in furtherance of one, or substantially lessen competition, or be in restraint of trade, unless it finds that the anti-competitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served;

         (ii) in every case, must take into consideration the financial and managerial resources, including the competence, experience, and integrity of the officers, directors, and principal shareholders of the acquiring company, and the future prospects of First BancTrust and First Bank, and the convenience and needs of the community to be served;

         (iii) must disapprove any application if the acquiring company fails to assure the Federal Reserve that it will provide the information necessary for the Federal Reserve to enforce banking laws respecting the acquiror or, if the application involves a foreign bank, the foreign bank is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in the foreign bank's home country.

           DESCRIPTION OF CAPITAL STOCK OF FIRST BANCTRUST CORPORATION

GENERAL



         We are authorized to issue 6,000,000 shares of capital stock, of which 5,000,000 are shares of common stock, par value $.01 per share and 1,000,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 1,520,875 shares of common stock and no shares of preferred stock in the conversion. Each share of our common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the purchase price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.



         THE COMMON STOCK OF FIRST BANCTRUST WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         DISTRIBUTIONS. We can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy." The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders may have a priority over the holders of the common stock with respect to dividends.

         VOTING RIGHTS. Upon completion of the conversion, the holders of our common stock will possess exclusive voting rights. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Delaware law or our Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares which they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of our common stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See " -- Limitation on Voting Rights." If we issue preferred stock, holders of the preferred stock may also possess voting rights.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of First Bank, First BancTrust Corporation, as holder of First Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights"), all assets of First Bank available for distribution. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, holders of that stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.



         PREEMPTIVE RIGHTS. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption. As a result, a shareholder's ownership percentage could be diluted if additional shares of common stock were sold or issued without the shareholder being able to purchase or otherwise obtain a proportionate additional number of shares to maintain his preexisting ownership percentage.



PREFERRED STOCK

         None of the shares of our authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

                   DESCRIPTION OF CAPITAL STOCK OF FIRST BANK

GENERAL

         The Amended and Restated Charter of First Bank authorizes the issuance of capital stock consisting of 100 shares of common stock, par value $1.00 per share. Each share of common stock of First Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Amended and Restated Charter without the approval of the First BancTrust's stockholders. Upon conversion, all of the issued and outstanding common stock of First Bank will be held by us as First Bank's sole stockholder. The capital stock of First Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC. Presented below is a description of all aspects of First Bank's capital stock which are deemed material to an investment decision with respect to the conversion.

DIVIDENDS

         The holders of First Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by First Bank's Board of Directors out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

         Immediately after the conversion, we will possess exclusive voting rights in First Bank. Each holder of shares of common stock will be entitled to one vote for each share held, and there shall be no right to cumulate votes.

LIQUIDATION

         In the event of any liquidation, dissolution, or winding up of First Bank, the holders of common stock will be entitled to receive, after payment of all First Bank's debts and liabilities (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of First Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS; REDEMPTION

         Holders of First Bank's common stock will not be entitled to preemptive rights for any shares of First Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by First Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

                                     EXPERTS

         The consolidated financial statements of First Bank as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 included in this prospectus have been included herein in reliance upon the report of Olive LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Keller & Company has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

         The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., our special counsel. The Illinois income tax consequences of the conversion will be passed upon for us by Olive LLP, Decatur, Illinois. Certain legal matters will be passed upon for Trident by Muldoon, Murphy & Faucette, Washington, D. C.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as First BancTrust). The address of the SEC's web site is http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

         First Bank has filed an Application for Conversion with the Illinois Office of Banks and Real Estate with respect to the conversion. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Illinois Office of Banks and Real Estate, 310 S. Michigan Avenue, Suite 2130, Chicago, Illinois 60604-4278 and 500
E. Monroe Street, Springfield, Illinois 62701-1532.

         In connection with the conversion, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, First BancTrust and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion.



         A copy of the Plan of Conversion and Certificate of Incorporation and the Bylaws of First BancTrust and the Amended and Restated Articles of Incorporation and Bylaws of First Bank are available without charge from First Bank. Requests for such information should be directed to: Mr. Terry Howard, President, First Bank & Trust Savings Bank, 101 South Central Avenue, Paris, Illinois 61944, telephone number (217) 465-6381.





         Copies of the appraisal report of Keller & Company, including any amendments thereto, are available at First Bank's principal office.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      ----
Independent Auditor's Report.............................................................              F-1

Consolidated Balance Sheet ..............................................................              F-2

Consolidated Statements of Income .......................................................               35

Consolidated Statements of Equity Capital ...............................................              F-3

Consolidated Statements of Cash Flows ...................................................              F-4

Notes to Consolidated Financial Statements...............................................              F-6

         All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

         First BancTrust Corporation was incorporated in November 2000. Its current capitalization is $1,000, and it has engaged in only minimal activities to date; accordingly, the financial statements of First BancTrust have been omitted because of their immateriality.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Bank & Trust, SB and Subsidiaries
Paris, Illinois


We have audited the accompanying consolidated balance sheet of First Bank & Trust, SB and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, equity capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Bank & Trust, SB and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Olive LLP

Decatur, Illinois
February 28, 2000

                     FIRST BANK & TRUST, SB AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET




                                                                                                DECEMBER 31
                                                                 SEPTEMBER 30    -------------------------------------------
                                                                    2000                 1999                 1998
----------------------------------------------------------------------------------------------------------------------------
                                                                    (UNAUDITED)
ASSETS
   Cash and due from banks                                         $  6,309,382         $  8,631,287         $  7,857,353
   Interest-bearing demand deposits                                   4,065,838            4,047,699            5,499,840
                                                            ----------------------------------------------------------------
         Cash and cash equivalents                                   10,375,220           12,678,986           13,357,193
   Interest-bearing deposits                                             50,310                                    50,000
   Investment securities available for sale                          37,530,964           33,374,600           24,199,632
   Loans held for sale                                                                                            477,014
   Loans, net of allowance for loan losses of $1,710,101
     (unaudited), $1,583,872 and $1,416,478

                                                                    111,083,993          110,401,695          108,391,596
   Premises and equipment                                             2,636,055            2,787,102            2,787,525
   Federal Home Loan Bank stock                                       1,449,900            1,400,000              625,000
   Foreclosed assets                                                    832,092              645,766              266,898
   Other assets                                                       6,507,274            6,495,032            4,477,448
                                                            ----------------------------------------------------------------

         Total assets                                              $170,465,808         $167,783,181         $154,632,306
                                                            ================================================================
LIABILITIES

   Deposits
     Noninterest bearing                                           $ 14,617,940         $ 13,945,916         $ 14,453,116
     Interest bearing                                               114,547,216          112,632,621          113,895,762
                                                            ----------------------------------------------------------------
         Total deposits                                             129,165,156          126,578,537          128,348,878
   Short-term borrowings                                              1,000,000            5,500,000
   Long-term debt                                                    26,532,460           22,624,400           12,729,047
   Advances by borrowers for taxes and insurance                          9,850              183,900              180,158
   Other liabilities                                                    928,496              908,163            1,300,984
                                                            ----------------------------------------------------------------
         Total liabilities                                          157,635,962          155,795,000          142,559,067
                                                            ----------------------------------------------------------------


COMMITMENTS AND CONTINGENT LIABILITIES

EQUITY CAPITAL
   Retained earnings                                                 13,415,565           12,692,718           11,982,764
   Accumulated other comprehensive income (loss)                       (585,719)            (704,537)              90,475
                                                            ----------------------------------------------------------------
         Total equity capital                                        12,829,846           11,988,181           12,073,239
                                                            ----------------------------------------------------------------
         Total liabilities and equity capital                      $170,465,808         $167,783,181         $154,632,306
                                                            ================================================================



See notes to consolidated financial statements.

                     FIRST BANK & TRUST, SB AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF EQUITY CAPITAL



                                                                                          ACCUMULATED
                                                                                             OTHER
                                                    COMPREHENSIVE        RETAINED         COMPREHENSIVE
                                                    INCOME (LOSS)        EARNINGS          INCOME (LOSS)          TOTAL
----------------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1, 1998                                               $10,947,437           $  81,646        $11,029,083
   Comprehensive income
     Net income                                       $1,035,327          1,035,327                              1,035,327
     Other comprehensive income, net of tax
       Unrealized gains on securities, net of
         reclassification adjustment                       8,829                                  8,829              8,829
                                                    ------------
   Comprehensive income                               $1,044,156
                                                    ============
                                                                   ---------------------------------------------------------
BALANCES, DECEMBER 31, 1998                                              11,982,764              90,475         12,073,239
   Comprehensive loss
     Net income                                       $  709,954            709,954                                709,954
     Other comprehensive loss, net of tax
       Unrealized losses on securities, net of
         reclassification adjustment                    (795,012)                              (795,012)          (795,012)
                                                    ------------
   Comprehensive loss                                 $  (85,058)
                                                    ============
                                                                   ---------------------------------------------------------
BALANCES, DECEMBER 31, 1999                                              12,692,718            (704,537)        11,988,181
   Comprehensive income (unaudited)
     Net income for the nine months ended
       September 30, 2000 (unaudited)                 $  722,847            722,847                                722,847
     Other comprehensive income, net of tax
       Unrealized gains on securities, net of
         reclassification adjustment (unaudited)         118,818                                118,818            118,818
                                                    ------------
   Comprehensive income (unaudited)                   $  841,665
                                                    ============
                                                                   ---------------------------------------------------------

BALANCES, SEPTEMBER 30, 2000 (UNAUDITED)                                $13,415,565           $(585,719)       $12,829,846
                                                                   =========================================================


See notes to consolidated financial statements.

                     FIRST BANK & TRUST, SB AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30                   YEARS ENDED DECEMBER 31
                                                     -----------------------------------------------------------------------
                                                            2000             1999              1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES
   Net income                                             $   722,847      $    480,511     $    709,954      $  1,035,327
   Adjustments to reconcile net income to net cash
     provided by operating activities
     Provision for loan losses                                584,500           613,821          844,982           674,286
     Depreciation and amortization                            280,349           240,720          346,115           363,694
     Deferred income tax                                      (34,777)          (39,372)         (21,387)           11,102
     Investment securities amortization (accretion),
       net                                                     17,977            24,100           32,077           (42,429)
     Investment securities (gains) losses                       3,056           (13,671)         (13,671)           (6,711)
     Net gains on sale of loans                              (481,894)         (156,401)        (261,378)         (653,834)
     Loans originated for sale                             (9,374,106)      (11,969,599)     (13,331,622)      (16,146,166)
     Proceeds on loans sold                                 9,856,000        12,126,000       13,593,000        16,800,000
     Net (gains) losses on sales of premises and
       equipment                                               (4,295)           12,016           (6,558)             (381)
     Net (gain) loss on sales of foreclosed assets            (33,504)           79,383           79,383
     Change in
       Other assets                                           (60,033)          238,380       (1,443,728)         (894,984)
       Other liabilities                                       20,333          (473,242)        (392,821)          339,154
                                                     -----------------------------------------------------------------------
         Net cash provided by operating activities          1,496,453         1,162,646          134,346         1,479,058
                                                     -----------------------------------------------------------------------
INVESTING ACTIVITIES
   Net change in interest-bearing time deposits               (50,310)           50,000           50,000           (20,000)
   Purchases of securities available for sale              (7,461,166)      (13,355,938)     (17,601,008)      (20,645,000)
   Proceeds from maturities of securities available
     for sale                                               2,504,921         5,124,386        6,151,963        19,955,030
   Proceeds from sales of securities available for            980,234           908,190          908,190         2,875,727
     sale
   Proceeds from maturities of securities held to
     maturity                                                                                                      714,716
   Purchases of Federal Home Loan Bank stock                  (49,900)         (625,000)        (775,000)
   Proceeds from sale of Federal Home Loan Bank stock
                                                                                                                   475,000
   Net changes in loans                                    (2,092,767)       (4,496,151)      (3,365,204)       (8,939,226)
   Proceeds from sales of foreclosed assets                   673,147           528,886          528,886           272,812
   Purchases of premises and equipment                       (125,007)         (301,172)        (349,654)         (217,423)


                     FIRST BANK & TRUST, SB AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30                   YEARS ENDED DECEMBER 31
                                                     -----------------------------------------------------------------------
                                                            2000             1999              1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
   Proceeds from sale of premises and equipment                                  10,520           10,520           127,925
                                                     -----------------------------------------------------------------------
         Net cash used by investing activities             (5,620,848)      (12,156,279)     (14,441,307)       (5,400,439)
                                                     -----------------------------------------------------------------------


FINANCING ACTIVITIES
   Net change in
     Noninterest-bearing, interest-bearing demand
       and savings deposits                              $ 12,077,265       $(6,320,336)     $   (793,094)     $ 5,440,415
     Certificates of deposit                               (9,490,646)         (263,442)        (977,247)        3,425,156
     Short-term borrowings                                 (4,500,000)        6,000,000        5,500,000
   Proceeds from Federal Home Loan Bank advances           18,500,000        14,500,000       18,500,000         8,000,000
   Repayment of Federal Home Loan Bank advances           (14,500,000)       (8,000,000)      (8,500,000)       (9,000,000)
   Repayment of other borrowings                              (91,940)         (101,529)        (104,647)          (98,948)
   Net change in advances by borrowers for taxes and
     insurance                                               (174,050)         (149,904)           3,742            14,728
                                                     -----------------------------------------------------------------------
         Net cash provided by financing activities          1,820,629         5,664,789       13,628,754         7,781,351
                                                     -----------------------------------------------------------------------
Net change in cash and cash equivalents                    (2,303,766)       (5,328,844)        (678,207)        3,859,970
Cash and cash equivalents, beginning of year               12,678,986        13,357,193       13,357,193         9,497,223
                                                     -----------------------------------------------------------------------
Cash and cash equivalents, end of year                   $ 10,375,220       $ 8,028,349      $12,678,986       $13,357,193
                                                     =======================================================================
ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                         $  5,266,225       $ 4,444,398      $ 6,108,493       $ 6,480,180
   Income tax paid                                            230,746            87,851           97,251           629,400
   Loan balances transferred to real estate owned
     and repossessions                                        825,969           897,147          987,137           535,210



See notes to consolidated financial statements.

                     FIRST BANK & TRUST, SB AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Bank & Trust, SB (Bank) and its wholly owned subsidiaries, ECS Service Corporation, First Charter Service Corporation and Community Finance Center, Inc., conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Bank operates under a state savings bank charter and provides full banking services. As a state chartered savings bank, the Bank is subject to regulation by the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Edgar and Clark Counties, as well as the surrounding communities. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in the agriculture industry.

CONSOLIDATION -- The consolidated financial statements include the accounts of the Bank and subsidiaries after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES -- Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income (loss), net of tax.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. In applying the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, the Bank considers its investments in 1-4 family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for valuation of impairment. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.


Allowances for loan and real estate losses are maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for credit losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. The Bank's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans, and the unallocated allowance.



The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools of loans, or commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgement, affect the collectibility of the portfolio as of the evaluation date.



Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance.



The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting the Bank's key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, bank regulatory examination results, and findings of an independent third party conducting semi-annual reviews of the loan portfolio.



The allowance for loan losses also incorporates the results of measuring impaired loans as provided in SFAS No. 114 and SFAS No. 118. A loan is considered impaired when management determines that it is probable that the Bank will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan and the estimated present value of total expected future cash flows, discounted at the loan's effective rate, or the fair value of the collateral of the loan, if collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses.


The determination of the adequacy of the allowance for loan losses and the valuation of real estate is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of December 31, 2000, the allowance for loan losses and carrying value of foreclosed real estate are adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Servicing rights on originated loans are capitalized by allocating the total cost of the loans between the servicing rights and the loans based on their relative fair value. The original amount capitalized and net cash gains on the sales are recognized as a gain and included as gain on sale of loans in the income statement. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. The amortization of the capitalized servicing rights is offset by the servicing fees received and is included as loan services fees in the income statement.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiaries.

Reclassifications of certain amounts in the December 31, 1999 and 1998, consolidated financial statements have been made to conform to the September 30, 2000, presentation.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -- RESTRICTION ON CASH AND DUE FROM BANKS



The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at September 30, 2000 (Unaudited) and December 31, 1999 was $1,013,000 and $609,000, respectively.


NOTE 3 -- INVESTMENT SECURITIES


                                                                                     2000
                                                   -------------------------------------------------------------------------
                                                                              GROSS           GROSS
                                                        AMORTIZED           UNREALIZED       UNREALIZED          FAIR
SEPTEMBER 30                                               COST                GAINS           LOSSES            VALUE
----------------------------------------------------------------------------------------------------------------------------
                                                                                 (UNAUDITED)
Available for sale
   Federal agencies                                     $16,997,160          $  7,507      $  (849,471)       $16,155,196
   State and municipal                                    4,856,202            32,131         (113,077)         4,775,256
   Mortgage-backed securities                            16,112,234            65,150         (141,290)        16,036,094
   Other securities                                         558,504             5,914                             564,418
                                                   -------------------------------------------------------------------------
         Total available for sale                       $38,524,100          $110,702      $(1,103,838)       $37,530,964
                                                   =========================================================================




                                                                                     1999
                                                   -------------------------------------------------------------------------
                                                                               GROSS          GROSS
                                                        AMORTIZED            UNREALIZED     UNREALIZED           FAIR
DECEMBER 31                                               COST                 GAINS          LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                                     $16,498,080                        $  (934,697)       $15,563,383
   State and municipal                                    4,014,898          $ 28,279         (153,558)         3,889,619
   Mortgage-backed securities                            13,169,518             7,449         (147,440)        13,029,527
   Other securities                                         886,234             5,837                             892,071
                                                   -------------------------------------------------------------------------

         Total available for sale                       $34,568,730          $ 41,565      $(1,235,695)       $33,374,600
                                                   =========================================================================


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                     1998
                                                   -------------------------------------------------------------------------
                                                                             GROSS             GROSS
                                                        AMORTIZED          UNREALIZED        UNREALIZED           FAIR
DECEMBER 31                                                COST              GAINS             LOSSES             VALUE
----------------------------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                                     $14,215,165          $ 31,573         $(25,576)       $14,221,162
   State and municipal                                    3,313,519           120,583             (786)         3,433,316
   Mortgage-backed securities                             6,104,715            64,067          (42,972)         6,125,810
   Other securities                                         412,882             6,462                             419,344
                                                   -------------------------------------------------------------------------

         Total available for sale                       $24,046,281          $222,685         $(69,334)       $24,199,632
                                                   =========================================================================



The amortized cost and fair value of securities available for sale at September 30, 2000 (unaudited) and December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                             SEPTEMBER 30, 2000                  DECEMBER 31, 1999
                                                     -----------------------------------------------------------------------
                                                          AMORTIZED           FAIR           AMORTIZED            FAIR
                                                            COST              VALUE             COST              VALUE
----------------------------------------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
One to five years                                         $ 7,427,035       $ 7,218,350      $ 7,323,552       $ 7,050,388
Six to ten years                                           10,569,123         9,968,066       11,157,448        10,522,298
After ten years                                             3,857,204         3,744,036        2,031,978         1,880,316
                                                     -----------------------------------------------------------------------
                                                           21,853,362        20,930,452       20,512,978        19,453,002
Mortgage-backed securities                                 16,112,234        16,036,094       13,169,518        13,029,527
Other asset-backed securities                                 558,504           564,418          886,234           892,071
                                                     -----------------------------------------------------------------------
         Totals                                           $38,524,100       $37,530,964      $34,568,730       $33,374,600
                                                     =======================================================================



Securities with a carrying value of approximately $19,504,817, $19,520,747 and $12,698,000 were pledged at September 30 (unaudited), and December 31, 1999 and 1998, to secure certain deposits and for other purposes as permitted or required by law. In addition, all otherwise unpledged securities are pledged along with qualified first mortgage loans as collateral for Federal Home Loan Bank advances.

Proceeds from sales of securities available for sale during the nine months ended September 30, 2000 and 1999 (Unaudited), and the years ended December 31, 1999 and 1998, were $980,234, $908,190, $908,190 and $2,875,727. Gross gains of
$7,492, $13,671, $13,671 and $19,048 and gross losses of $10,548, $0, $0 and
$12,337 were realized on those sales. There were no sales of securities held to maturity. The tax expense (benefit) related to the sales of securities available for sale were approximately $(1,253), $5,605, $5,605 and $2,752.

On March 31, 1998, all debt securities classified as held to maturity were transferred from held to maturity to available for sale to provide liquidity for future loan funding. The transferred securities had a carrying value of $12,352,411 and a fair value of $12,386,800. There were no securities transferred between classifications during the nine months ended September 30, 2000 (unaudited) and December 31, 1999.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -- LOANS AND ALLOWANCE



                                                                     SEPTEMBER 30                 DECEMBER 31
                                                                 -----------------------------------------------------------
                                                                         2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------
                                                                       (UNAUDITED)
Commercial and industrial loans                                       $  7,528,557        $  7,319,294       $  7,502,071
Real estate loans (includes $11,873,437 (unaudited), $10,522,936
   and $11,256,844 secured by farmland)                                 67,139,574          58,976,818         60,670,891
Construction loans                                                         130,520           1,200,357          1,305,131
Agricultural production financing and other loans to farmers            10,942,437          14,661,980         16,356,972
Individuals' loans for household and other expenditures                 26,926,112          29,053,641         23,000,029
Tax-exempt loans                                                         1,117,340           1,154,816          1,292,071
                                                                 -----------------------------------------------------------
                                                                       113,784,540         112,366,906        110,127,165
Undisbursed portion of loans                                               (76,126)            (69,540)           (96,224)
Unearned interest                                                         (914,320)           (311,799)          (222,867)
Allowance for loan losses                                               (1,710,101)         (1,583,872)        (1,416,478)
                                                                 -----------------------------------------------------------

         Total loans                                                  $111,083,993        $110,401,695       $108,391,596
                                                                 ===========================================================





                                                       NINE MONTHS ENDED
                                                           SEPTEMBER 30                     YEARS ENDED DECEMBER 31
                                              ------------------------------------------------------------------------------
                                                     2000                1999               1999               1998
----------------------------------------------------------------------------------------------------------------------------
                                                            (UNAUDITED)
Allowance for loan losses
   Balances, beginning of period                     $1,583,872         $1,416,478          $1,416,478         $  966,173
   Provision for losses                                 584,500            613,821             844,982            674,286
   Loans charged off                                   (565,551)          (617,234)           (883,982)          (238,368)
   Recoveries                                           107,280             78,934             206,394             14,387
                                              ------------------------------------------------------------------------------
   Balances, end of period                           $1,710,101         $1,491,999          $1,583,872         $1,416,478
                                              ==============================================================================


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information on impaired loans is summarized below.



                                                                           SEPTEMBER 30               DECEMBER 31
                                                                     -------------------------------------------------------
                                                                               2000              1999              1998
                                                                     -------------------------------------------------------
                                                                            (UNAUDITED)
Impaired loans with an allowance                                             $1,043,459       $1,457,923        $1,556,083
Impaired loans for which the discounted cash flows or collateral
   value exceeds the carrying value of the loan                               4,470,324        3,529,470         3,728,627
                                                                     -------------------------------------------------------
                                                                             $5,513,783       $4,987,393        $5,284,710
                                                                     =======================================================
Allowance for impaired loans (included in the Bank's
   allowance for loan losses)                                                $  407,458       $  404,273        $  189,246




                                                                   SEPTEMBER 30                        DECEMBER 31
                                                       ---------------------------------------------------------------------
                                                              2000              1999              1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                   (UNAUDITED)
Average balance of impaired loans                          $5,335,741        $4,827,688       $5,136,052        $3,756,781
Interest income recognized on impaired loans                  345,828           253,730          351,633           246,515
Cash-basis interest included above                            281,287           241,044          346,265           225,231



NOTE 5 -- PREMISES AND EQUIPMENT



                                                                           SEPTEMBER 30               DECEMBER 31
                                                                     -------------------------------------------------------
                                                                              2000               1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
Land                                                                      $   478,142        $   461,952       $   429,819
Buildings and land improvements                                             2,033,462          2,024,890         1,890,544
Leasehold improvements                                                        229,344            226,862           226,862
Furniture and equipment                                                     3,493,745          3,395,982         3,265,853
                                                                     -------------------------------------------------------
         Total cost                                                         6,234,693          6,109,686         5,813,078
Accumulated depreciation and amortization                                  (3,598,638)        (3,322,584)       (3,025,553)
                                                                     -------------------------------------------------------
         Net                                                              $ 2,636,055        $ 2,787,102       $ 2,787,525
                                                                     =======================================================


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -- OTHER ASSETS AND OTHER LIABILITIES

                                                                        SEPTEMBER 30                  DECEMBER 31
                                                                     -------------------------------------------------------
                                                                            2000                1999                1998
----------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
Other assets
   Interest receivable
     Investment securities                                                 $  329,759         $  239,413        $  229,027
     Mortgage-backed securities                                                94,733             74,524            34,274
     Loans                                                                  1,709,163          1,763,193         1,998,017
   Cash value of insurance                                                  1,879,708          1,813,000
   Loan servicing assets                                                    1,607,277          1,469,467         1,494,179
   Income tax refundable                                                       46,437            170,668           244,524
   Deferred income tax asset                                                  489,360            536,759
   Prepaid expenses and other                                                 350,837            428,008           477,427
                                                                     -------------------------------------------------------
         Total                                                             $6,507,274         $6,495,032        $4,477,448
                                                                     =======================================================




                                                                         SEPTEMBER 30                  DECEMBER 31
                                                                     -------------------------------------------------------
                                                                            2000                 1999              1998
----------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
Other liabilities
   Interest payable
     Deposits                                                                $128,975           $ 37,027        $   74,389
     Other borrowings                                                         133,585            132,067            57,148
   Pass through payments received on loans sold                               202,498            352,586           376,943
   Accrued expenses and other liabilities                                     463,438            386,483           792,504
                                                                     -------------------------------------------------------
         Total                                                               $928,496           $908,163        $1,300,984
                                                                     =======================================================



NOTE 7 -- DEPOSITS



                                                                SEPTEMBER 30                    DECEMBER 31
                                                            ----------------------------------------------------------------
                                                                    2000                 1999                 1998
----------------------------------------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
Demand deposits                                                   $ 48,079,224         $ 34,295,008         $ 33,529,814
Savings deposits                                                     7,671,921            9,378,872           10,937,160
Certificates and other time deposits of $100,000 or more
                                                                    16,616,971           16,577,102           17,517,922
Other certificates and time deposits                                56,797,040           66,327,555           66,363,982
                                                            ----------------------------------------------------------------
         Total deposits                                           $129,165,156         $126,578,537         $128,348,878
                                                            ================================================================

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certificates and other time deposits maturing in period ending September 30, 2000:



                                                                                        SEPTEMBER 30
                                                                                            2000
----------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
2001                                                                                     $45,815,265
2002                                                                                      18,976,541
2003                                                                                       4,689,731
2004                                                                                       1,614,196
2005                                                                                       2,090,986
Thereafter                                                                                   227,292
                                                                                   --------------------
         Total                                                                           $73,414,011
                                                                                   ====================



Certificates and other time deposits maturing in periods ending December 31, 1999:



                                                                                          DECEMBER 31
                                                                                             1999
-------------------------------------------------------------------------------------------------------
2000                                                                                     $62,110,610
2001                                                                                      12,272,924
2002                                                                                       3,268,841
2003                                                                                       3,538,872
2004                                                                                       1,040,320
Thereafter                                                                                   673,090
                                                                                   --------------------
         Total                                                                           $82,904,657
                                                                                   ====================



NOTE 8 -- SHORT-TERM BORROWINGS

The Bank has an open line of credit with the Federal Home Loan Bank (FHLB) of which $1,000,000 and $5,500,000 had been extended as of September 30, 2000 (unaudited) and December 31, 1999. The interest rate as of September 30, 2000 (unaudited) and December 31, 1999 was 6.96% and 4.74% and is adjusted daily. The line is secured by qualifying first mortgage loans and investment securities pledged by the Bank which also secure the long-term debt with the FHLB. The Bank may borrow up to 60% of the pledged collateral in combined short-term and long-term debt with the FHLB.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 -- LONG-TERM DEBT



                                                                     SEPTEMBER 30                 DECEMBER 31
                                                                 -----------------------------------------------------------
                                                                         2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------
                                                                     (UNAUDITED)
Federal Home Loan Bank (FHLB) advances, fixed and
 variable rates ranging from 5.05% to 6.80% at
 September 30, 2000, due at various dates through
 February 2008                                                         $26,500,000         $22,500,000        $12,500,000
Contract for deed                                                           32,460              42,067             54,294
Other borrowings                                                                                82,333            174,753
                                                                 -----------------------------------------------------------
         Total long-term debt                                          $26,532,460         $22,624,400        $12,729,047
                                                                 ===========================================================



The Federal Home Loan Bank advances are secured by first-mortgage loans and investment securities totaling $45,466,000 and $45,702,000 as of September 30, 2000 (unaudited) and December 31, 1999. Advances are subject to restrictions or penalties in the event of prepayment. The Bank has $18,000,000 in callable FHLB borrowings as of December 31, 1999 with a weighted average interest rate of 5.34%. These callable advances are subject to being called as follows:
$15,000,000 in 2000; $1,500,000 in 2001; and $1,500,000 in 2003. The Bank has
$8,000,000 in callable FHLB borrowings as of September 30, 2000 (unaudited) with a weighted average interest rate of 5.66%. These callable advances are subject to being called as follows: $5,000,000 in 2000; $1,500,000 in 2001; and
$1,500,000 in 2003.



                                                                                          SEPTEMBER 30       DECEMBER 31
                                                                                       -------------------------------------
Contractual maturities of long-term debt in periods ending                                    2000              1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                           (UNAUDITED)
2000                                                                                        $     3,288        $ 1,095,228
2001                                                                                         18,513,600             13,600
2002                                                                                             14,342             14,342
2003                                                                                              1,230              1,230
2004                                                                                          5,000,000         17,500,000
Thereafter                                                                                    3,000,000          4,000,000
                                                                                       -------------------------------------
                                                                                            $26,532,460        $22,624,400
                                                                                       =====================================




During 1993, the Bank purchased real estate for building expansion. The real estate was purchased on a contract for deed over a period of ten years. The interest rate was 6.25% through January 15, 1998 and 5.53% thereafter.

During 1997, ECS Service Corporation, the Bank's wholly owned subsidiary, purchased and began operation of a title company. Terms of the purchase require ECS to make equal annual principal and interest payments of approximately $94,000 over three years through January, 2000 at a rate of 7.00%.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -- LOAN SERVICING

Under the Bank's agreement to sell mortgage loans to certain investors, the Bank guarantees their performance for a nine-month period subsequent to the sale date. At December 31, 1999 and 1998, approximately $137,000 and $953,000 of these sold loans were within the guarantee period. At September 30, 2000 (unaudited) there were no loans sold within the guarantee period.

Loans serviced for others are not included in the accompanying consolidated statement of financial condition. The unpaid principal balances of these loans consist of the following:



                                                                     SEPTEMBER 30                 DECEMBER 31
                                                                 -----------------------------------------------------------
                                                                         2000               1999               1998
----------------------------------------------------------------------------------------------------------------------------
                                                                       (UNAUDITED)
Mortgage loan portfolio serviced for
   FHLMC                                                               $32,333,192         $33,004,581        $30,841,237
   IHDA                                                                 10,473,469           9,300,207          8,398,378
   Farmer MAC                                                            1,452,227           2,242,752          3,383,033
   GSC Group                                                            14,367,454          12,299,595          7,655,823
   Other investors                                                       1,151,943           2,193,747          4,746,516
                                                                 --------------------------------------------------------
                                                                       $59,778,285         $59,040,882        $55,024,987
                                                                 =========================================================



The aggregate fair value of capitalized servicing rights at September 30, 2000 (unaudited), and December 31, 1999 and 1998 totaled $1,607,277, $1,469,467 and
$1,494,179. Comparable market values were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.



                                                                SEPTEMBER 30                        DECEMBER 31
                                                     -----------------------------------------------------------------------
                                                            2000             1999              1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
Servicing Rights
   Balance, beginning of period                            $1,469,467        $1,494,179       $1,494,179        $1,133,865
   Servicing rights capitalized                               469,651           119,957          231,887           567,068
   Amortization of servicing rights                          (331,841)         (220,180)        (256,599)         (206,754)
                                                     -----------------------------------------------------------------------
Balance, end of period                                     $1,607,277        $1,393,956       $1,469,467        $1,494,179
                                                     =======================================================================


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 -- INCOME TAX



                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30                  YEARS ENDED DECEMBER 31
                                                     -----------------------------------------------------------------------
                                                            2000             1999              1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                 (UNAUDITED)
Income tax expense
   Currently payable
     Federal                                                $347,410          $194,922         $190,066         $ 428,500
     State                                                     7,367           (14,359)         (19,219)           40,835
   Deferred

     Federal                                                 (28,839)          (32,650)         (17,751)           11,102
     State                                                    (5,938)           (6,722)          (3,636)
                                                     -----------------------------------------------------------------------
         Total income tax expense                           $320,000          $141,191         $149,460         $ 480,437
                                                     =======================================================================
Reconciliation of federal statutory to actual tax
   expense
   Federal statutory income tax at 34%                      $354,568          $211,379         $292,201         $ 515,360
   Tax exempt interest                                       (52,884)          (53,807)         (74,500)         (100,816)
   Effect of state income taxes                                  943           (13,913)         (15,084)           26,951
   Increase in cash surrender value of life insurance        (22,681)
   Other                                                      40,054            (2,468)         (53,157)           38,942
                                                     -----------------------------------------------------------------------
         Actual tax expense                                 $320,000          $141,191         $149,460         $ 480,437
                                                     =======================================================================


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A cumulative net deferred tax asset (liability) is included in other assets (liabilities). The components of the asset (liability) are as follows:



                                                                        SEPTEMBER 30                DECEMBER 31
                                                                     -------------------------------------------------------
                                                                            2000               1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
ASSETS
   Reserve for uncollected interest                                        $   29,176         $   17,824         $  25,492
   Differences in accounting for loan losses                                  520,919            472,329           501,041
   Unrealized loss on securities available for sale                           407,417            489,593
   Deferred compensation and other benefits                                    49,814
   Other                                                                       44,911             45,913               746
                                                                     -------------------------------------------------------
         Total assets                                                       1,052,237          1,025,659           527,279
                                                                     -------------------------------------------------------
LIABILITIES
   Differences in depreciation methods                                       (219,257)          (215,567)         (209,007)
   Deferred premium on loan sales                                              (2,749)           (10,678)          (13,474)
   FHLB stock dividends                                                       (43,418)           (11,602)          (11,602)
   Capitalized mortgage servicing rights                                     (296,045)          (249,399)         (221,699)
   Unrealized gain on securities available for sale                                                                (62,876)
   Other                                                                       (1,408)            (1,654)          (45,718)
                                                                     -------------------------------------------------------
         Total liabilities                                                   (562,877)          (488,900)         (564,376)
                                                                     -------------------------------------------------------
                                                                           $   489,360        $  536,759         $ (37,097)
                                                                     =======================================================



Retained earnings include approximately $2,000,000 as of September 30, 2000 (unaudited) and as of December 31, 1999 and 1998 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of March 31, 1987, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $800,000 as of September 30, 2000 (unaudited) and as of December 31, 1999 and 1998.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 -- OTHER COMPREHENSIVE INCOME


                                                                                               2000
                                                                             -----------------------------------------------
                                                                              BEFORE-TAX          TAX            NET-OF-TAX
NINE MONTHS ENDED SEPTEMBER 30 (UNAUDITED)                                      AMOUNT          EXPENSE            AMOUNT
----------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains arising during the year                            $197,938         $(80,923)         $117,015
   Less:
     Reclassification adjustment for losses realized in net income               (3,056)           1,253            (1,803)
                                                                             -----------------------------------------------
   Other comprehensive income                                                  $200,994         $(82,176)         $118,818
                                                                             ===============================================




                                                                                               1999
                                                                            ------------------------------------------------
                                                                            BEFORE-TAX            TAX           NET-OF-TAX
YEAR ENDED DECEMBER 31                                                        AMOUNT            BENEFIT           AMOUNT
----------------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities:
   Unrealized holding losses arising during the year                        $(1,333,810)        $546,864         $(786,946)
   Less:
     Reclassification adjustment for gains realized in net income                13,671           (5,605)            8,066
                                                                            ------------------------------------------------
   Other comprehensive loss                                                 $(1,347,481)        $552,469         $(795,012)
                                                                            ================================================




                                                                                               1998
                                                                            ------------------------------------------------
                                                                              BEFORE-TAX          TAX            NET-OF-TAX
YEAR ENDED DECEMBER 31                                                          AMOUNT           EXPENSE           AMOUNT
----------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains arising during the year                             $56,069         $(22,994)          $33,075
   Less:
     Reclassification adjustment for gains realized in net income                 6,711           (2,752)            3,959
     Transfer of securities from held to maturity to available
       for sale                                                                  34,389          (14,102)           20,287
                                                                            ------------------------------------------------
   Other comprehensive income                                                   $14,969         $ (6,140)          $ 8,829
                                                                            ================================================


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 -- COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk were as follows:



                                                                        SEPTEMBER 30                DECEMBER 31
                                                                     -------------------------------------------------------
                                                                            2000               1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
Mortgage loan commitments                                                  $1,817,190         $1,090,283        $2,320,454
Consumer loan commitments                                                     465,816            368,251           370,182
Commercial loan commitments, including unused
  lines of credit                                                           3,171,860          8,842,367         5,465,885



Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Two former employees have filed two separate lawsuits against the Bank involving various accusations. Both cases are currently in preliminary stages of litigation. Based on the current status of the litigation, the Bank's attorneys have advised that they are unable to express an opinion as to the ultimate dispositions of the claims. They are also unable to estimate the potential losses that could be incurred if there are unfavorable outcomes. As such, no accrual for loss from these actions has been recognized in the accompanying financial statements.

In addition, the Bank and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 -- REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 2000 (unaudited) and December 31, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 2000 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:



                                                                                    2000
                                                  --------------------------------------------------------------------------
                                                                               REQUIRED FOR                TO BE WELL
                                                           ACTUAL            ADEQUATE CAPITAL(1)         CAPITALIZED(1)
                                                  --------------------------------------------------------------------------
SEPTEMBER 30                                          AMOUNT       RATIO      AMOUNT       RATIO       AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------
                                                                                 (UNAUDITED)
                                                                                (IN THOUSANDS)
Total capital(1)  (to risk-weighted assets)           $14,581      13.3%      $8,755       8.0%       $10,944      10.0%

Tier 1 capital(1) (to risk-weighted assets)            13,213      12.1        4,377       4.0          6,566       6.0

Tier 1 capital(1) (to average assets)                  13,213       7.9        6,684       4.0          8,355       5.0




                                                                                    1999
                                                  --------------------------------------------------------------------------
                                                                                REQUIRED FOR              TO BE WELL
                                                           ACTUAL             ADEQUATE CAPITAL(1)        CAPITALIZED(1)
                                                  --------------------------------------------------------------------------
DECEMBER 31                                           AMOUNT       RATIO      AMOUNT       RATIO       AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Total capital(1) (to risk-weighted assets)            $13,526      12.5%       $8,634       8.0%       $10,793      10.0%

Tier 1 capital(1) (to risk-weighted assets)            12,346      11.4         4,317       4.0          6,476       6.0

Tier 1 capital(1) (to average assets)                  12,346       7.6         6,527       4.0          8,159       5.0


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                    1998
                                                  --------------------------------------------------------------------------
                                                                            REQUIRED FOR ADEQUATE         TO BE WELL
                                                           ACTUAL                 CAPITAL(1)             CAPITALIZED(1)
                                                  --------------------------------------------------------------------------
DECEMBER 31                                           AMOUNT       RATIO      AMOUNT       RATIO       AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
Total capital(1) (to risk-weighted assets)            $12,625      12.4%      $8,162       8.0%       $10,202      10.0%

Tier 1 capital(1) (to risk-weighted assets)            11,769      11.5        4,081       4.0          6,121       6.0

Tier 1 capital(1) (to average assets)                  11,769       7.8        6,052       4.0          7,565       5.0


---------------------------
(1)  As defined by regulatory agencies


NOTE 15 -- BENEFIT PLANS

The Bank has a 401(k) Plan in which substantially all employees may participate. The Bank may contribute to the plan at the discretion of the Board of Directors. The Bank's expense for the plan was $36,870, $63,936, $56,878 and $119,148 for the nine months ended September 30, 2000 and 1999 (unaudited) and the years ending December 31, 1999 and 1998.

The Bank also maintains a voluntary employee's benefit association (VEBA) for the benefit of substantially all of its full-time employees. Those benefits available under the VEBA include major medical, life, accidental death and dismemberment, and disability insurance. These benefits are available to all employees who have attained a minimum age and length of service. The VEBA is funded through voluntary contributions from employees and contributions of the Bank. Bank contributions totaled $195,000, and $176,800 for the nine months ended September 30, 2000 and 1999 (unaudited), $245,060 and $171,664 for the years ended December 31, 1999 and 1998. The VEBA has been determined to be a tax-exempt organization with its fiscal year ending December 31.

During 2000, the Bank adopted a defined benefit deferred director fee plan covering certain directors and employees. The following table sets forth the Plan's funded status and amounts recognized in the Bank's consolidated financial statements as of and for the period ended September 30, 2000 (unaudited).



SEPTEMBER 30                                                                                 2000
-------------------------------------------------------------------------------------------------------
Benefit obligation                                                                           $ 22,556
Fair value of plan assets                                                                           0
                                                                                         -------------
Funded status                                                                                $(22,556)
                                                                                         ============
Accrued benefit cost recognized in the balance sheet                                         $(22,556)


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



PERIOD ENDED SEPTEMBER 30                                                                     2000
-------------------------------------------------------------------------------------------------------
Benefit cost                                                                                 $22,556
Employee contribution                                                                              0
Benefits paid                                                                                      0





SEPTEMBER 30                                                                                    2000
-------------------------------------------------------------------------------------------------------
Weighted average assumptions
   Discount Rate                                                                                 8.0%
   Expected return on Plan assets                                                                0.0%
   Rate of compensation increase                                                                 0.0%



NOTE 16 --  RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with certain directors, executive officers, and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties was as follows:



                                                                        SEPTEMBER 30                DECEMBER 31
                                                                     -------------------------------------------------------
                                                                            2000               1999             1998
----------------------------------------------------------------------------------------------------------------------------
                                                                         (UNAUDITED)
Beginning of period                                                         $ 600,743          $ 514,959         $ 862,063
New loans, including renewals                                                 191,476            292,188            53,440
Repayments, including renewals                                               (152,900)          (206,404)         (400,544)
                                                                     -------------------------------------------------------
         Balance                                                            $ 639,319          $ 600,743         $ 514,959
                                                                     =======================================================



Deposits from related parties held by the Bank at September 30, 2000 (unaudited), December 31, 1999 and 1998 totaled $664,411, $491,315, and
$468,228.

NOTE 17 -- LEASES

The Bank has several noncancellable operating leases, primarily for equipment, that expire over the next three years. These leases generally contain renewal options for a period of two years and require the Bank to pay all executory costs such as taxes, maintenance, and insurance. Rental expense for these leases consisted of $100,267, $100,267, $133,689 and $45,260 for the nine months ended September 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999 and 1998.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments under operating leases are:



                                                                                   SEPTEMBER 30
                                                                                       2000
---------------------------------------------------------------------------------------------------
                                                                                   (UNAUDITED)
2000                                                                                   $115,585
2001                                                                                      6,266
                                                                                -------------------
         Total                                                                         $121,851
                                                                                ===================




                                                                                      DECEMBER 31
                                                                                         1999
---------------------------------------------------------------------------------------------------
2000                                                                                   $133,689
2001                                                                                     88,429
                                                                                -------------------
         Total                                                                         $222,118
                                                                                ===================




NOTE 18 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS -- The fair value of cash and cash equivalents approximates carrying value.

INTEREST-BEARING DEPOSITS -- The fair value of interest-bearing deposits approximates carrying value.

SECURITIES -- Fair values are based on quoted market prices.

MORTGAGE LOANS HELD FOR SALE -- Fair values are based on quoted market prices.

LOANS -- For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE -- The fair values of interest receivable/payable approximate carrying values.

CASH SURRENDER VALUE OF LIFE INSURANCE -- Fair values are based on estimated net realizable value.

FHLB STOCK -- Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEPOSITS -- The fair values of noninterest-bearing and interest-bearing demand accounts and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

SHORT-TERM BORROWINGS -- Short-term borrowings represents a FHLB line of credit. The rate approximates market rates, thus the fair value approximates carrying value.

LONG-TERM DEBT -- The fair values of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. For long-term debt consisting of adjustable instruments tied to a variable market interest rate, fair value approximates carrying value.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE -- The fair value approximates the carrying value.

OFF-BALANCE SHEET COMMITMENTS -- Commitments include commitments to originate mortgage, consumer, and commercial loans and commitments to sell mortgage loans and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Bank's financial instruments are as follows:



                                               SEPTEMBER 30                              DECEMBER 31
                                       ------------------------------------------------------------------------------------
                                                   2000                        1999                        1998
                                       ------------------------------------------------------------------------------------
                                          CARRYING       FAIR         CARRYING       FAIR         CARRYING       FAIR
                                           AMOUNT        VALUE         AMOUNT        VALUE         AMOUNT        VALUE
----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents           $ 10,375,220  $ 10,375,220  $ 12,678,986  $ 12,678,986  $ 13,357,193  $ 13,357,193
   Interest-bearing deposits                 50,310        50,310                                    50,000        50,000
   Investment securities available for   37,530,964    37,530,964    33,374,600    33,374,600    24,199,632    24,199,632
     sale
   Loans held for sale                                                                              477,014       477,014
   Loans, net                           111,083,993   107,610,423   110,401,695   108,938,010   108,391,596   108,640,000
   Interest receivable                    2,133,655     2,133,655     2,077,130     2,077,130     2,261,318     2,261,318
   Federal Home Loan Bank stock           1,449,900     1,449,900     1,400,000     1,400,000       625,000       625,000
   Cash surrender value of life           1,879,708     1,879,708     1,813,000     1,813,000
     insurance

LIABILITIES
   Deposits                             129,165,156   129,333,135   126,578,537   126,989,845   128,348,878   128,713,172
   Short-term borrowings                  1,000,000     1,000,000     5,500,000     5,500,000
   Long-term debt                        26,532,460    26,497,789    22,624,400    22,314,958    12,729,047    12,875,000
   Interest payable                         262,560       262,560       169,094       169,094       131,537       131,537
   Advances by borrowers for taxes
     and insurance                            9,850         9,850       183,900       183,900       180,158       180,158

OFF-BALANCE SHEET ITEMS -- COMMITMENTS            0             0             0             0             0             0


FIRST BANK & TRUST, SB AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 -- PLAN OF CONVERSION AND OTHER MATTERS

On October 16, 2000, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a state mutual savings bank to an Illinois stock savings bank with the concurrent formation of a holding company. The conversion will be accomplished through the amendment of the Bank's charter and the sale of the proposed holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Bank's eligible deposit account holders, then to other members of the Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense.


NOTE 20 -- UNAUDITED FINANCIAL STATEMENTS

The accompanying consolidated statement of financial condition as of September 30, 2000, and the statement of equity capital for the nine months ended September 30, 2000, and the statements of income and cash flows for the nine months ended September 30, 2000 and 1999 are unaudited, but management is of the opinion that all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the nine months ended September 30, 2000, are not necessarily indicative of those expected for the remainder of the year.

YOU SHOULD RELY ONLY ON THE INFORMATION
CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT
AUTHORIZED ANYONE TO PROVIDE YOU WITH
INFORMATION THAT IS DIFFERENT.  IF THE LAWS OF
YOUR STATE OR OTHER JURISDICTION PROHIBIT US
FROM OFFERING OUR COMMON STOCK TO YOU,
THEN THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
BUY ANY OF OUR COMMON STOCK.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
HEREUNDER SHALL IMPLY THAT THERE HAS BEEN
NO CHANGE IN OUR AFFAIRS SINCE ANY OF THE
DATES AS OF WHICH INFORMATION IS FURNISHED
HEREIN OR SINCE THE DATE HEREOF.




OUR TABLE OF CONTENTS IS LOCATED ON THE
INSIDE OF THE FRONT COVER PAGE OF THIS
DOCUMENT.




UNTIL MARCH ____________ , 2001 OR 90
DAYS AFTER COMMENCEMENT OF THE
SYNDICATED COMMUNITY OFFERING, IF ANY,
WHICHEVER IS LATER, ALL DEALERS EFFECTING
TRANSACTIONS IN OUR COMMON STOCK MAY BE
REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO ANY
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                                1,322,500 Shares
                              (Anticipated Maximum)
                          (Subject to Increase to Up to
                                1,520,875 Shares)





                           FIRST BANCTRUST CORPORATION



                          (PROPOSED HOLDING COMPANY FOR
                           FIRST BANK & TRUST, S. B.)




                                  COMMON STOCK





                              ---------------------

                                   PROSPECTUS

                              ---------------------




                               TRIDENT SECURITIES



                          February ____________ , 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          SEC filing fees..........................................................................      $   3,803
          Illinois Office of Banks and Real Estate.................................................         10,000
          Nasdaq filing fees.......................................................................         10,000
          Printing, postage and mailing ...........................................................         75,000
          Legal fees...............................................................................        115,000
          Accounting fees..........................................................................        100,000
          Appraiser's fees.........................................................................         40,000
          Conversion agent fees and expenses.......................................................         20,000
          Miscellaneous............................................................................         11,197
                                                                                                          --------
          TOTAL....................................................................................       $385,000
                                                                                                          ========

         In addition to the foregoing expenses, Trident Securities, a Division of McDonald Investments, Inc., will receive a management fee of $20,000 and a commission equal to 1.75% of the aggregate dollar amount of stock sold in the subscription and community offerings, excluding certain shares sold to First Bank's employee stock ownership plan and its directors, officers and employees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and the Bylaws of Peoples Community Bancorp provide that the directors, officers, employees and agents of Peoples Community Bancorp shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorneys' fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

         Article 10 of the Registrant's Certificate of Incorporation provides as follows:

         ARTICLE 10. INDEMNIFICATION. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

          Article VI of the Registrant's Bylaws provides as follows:

         6.1 INDEMNIFICATION. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

         6.2 ADVANCEMENT OF EXPENSES. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

         6.3 OTHER RIGHTS AND REMEDIES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

         6.4 INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

         6.5 MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

          Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

         (a)      LIST OF EXHIBITS (filed herewith unless otherwise noted)

   1.1   Engagement Letter with Trident Securities, a Division of McDonald Investments, Inc.*
   1.2   Form of Agency Agreement with Trident Securities, a Division of McDonald Investments, Inc.*
   2.1   Plan of Conversion*
   3.1   Certificate of Incorporation of First BancTrust Corporation*
   3.2   Bylaws of First BancTrust Corporation*
   4.0   Form of Stock Certificate of First BancTrust Corporation*
   5.0   Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality*
   8.1   Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: Federal tax matters*
   8.2   Opinion of Olive LLP re: Illinois tax matters*
   8.3   Letter of Keller & Company, Inc. re: Subscription Rights*
  10.1   Form of Employment Agreement to be entered into between First BancTrust Corporation, First Bank and Terry J. Howard*
  23.1   Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibits 5.0 and 8.1, respectively)*
  23.2   Consent of Olive LLP re: First Bank*
  23.3   Consent of  Keller & Company, Inc.*
  24.0   Power of Attorney*
  27.0   Financial Data Schedule*
  99.1   Appraisal Report of Keller & Company, Inc.**
  99.2   Subscription Order Form and Instructions*
  99.3   Additional Solicitation Material*
  99.4   Proxy Statement for First Bank*

--------------------

*  Previously filed.
** Statistical Information portion of Exhibit 99.1 previously filed by Form SE.

         (b)      FINANCIAL STATEMENT SCHEDULES

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17. UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         FIRST BANCTRUST CORPORATION



                                         By:     /S/TERRY J. HOWARD
                                             ----------------------------------
                                             Terry J. Howard
                                             President, Chief Executive
                                               Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.



NAME                                         TITLE                                    DATE
----                                         -----                                    ----

/S/TERRY J. HOWARD                      President and Chief Executive          February 12, 2001
----------------------------------      Officer and Director
Terry J. Howard



/S/ELLEN LITTERAL*                      Vice President and Principal           February 12, 2001
----------------------------------      Accounting Officer
Ellen Litteral



/S/ROBERT E. SPRAGUE*                   Chairman of the Board                  February 12, 2001
----------------------------------
Robert E. Sprague

/S/JOSEPH R. SCHROEDER*             Director                                   February 12, 2001
---------------------------------
Joseph R. Schroeder



/S/TERRY T. HUTCHINSON*             Director                                   February 12, 2001
----------------------------------
Terry T. Hutchison



/S/CHRISTOPHER M. ELDREDGE*         Director                                   February 12, 2001
--------------------------------
Christopher M. Eldredge



/S/JOHN W. WELBORN*                 Director                                   February 12, 2001
---------------------------------
John W. Welborn



/S/DAVID W. DICK*                   Director                                   February 12, 2001
--------------------------------
David W. Dick



/S/MARY ANN TUCKER*                 Director                                   February 12, 2001
---------------------------------
Mary Ann Tucker



---------------------
* Signed by Terry J. Howard pursuant to a power of attorney.